Exhibit 99.13

Public Accounts

For the Fiscal Year Ended
March 31, 2010

2009/2010

Ministry of Finance Office of the Comptroller General

National Library of Canada Cataloguing in Publication Data

British Columbia. Office of the Comptroller General.

Public accounts for the year ended... – 2000/2001–

Annual.

Report year ends Mar. 31.

Continues: British Columbia. Ministry of Finance.

Public accounts. ISSN 1187-8657.

ISSN 1499-1659 = Public accounts-British Columbia.

Office of the Comptroller General

1. British Columbia-Appropriations and expenditures-Periodicals.  2. Revenue-British Columbia-Periodicals.

3. Finance, Public-British Columbia-Periodicals.  1. British Columbia. Ministry of Finance.  2. Title.

HJ13.B74	352.4’09711’05	C2001-960204-9

July 8, 2010
Victoria, British Columbia

Lieutenant Governor of the Province of British Columbia

MAY IT PLEASE YOUR HONOUR:

The undersigned has the honour to present the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2010.

COLIN HANSEN

Minister of Finance

Ministry of Finance
Victoria, British Columbia

Honourable Colin Hansen

Minister of Finance

I have the honour to submit herewith the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2010.

Respectfully submitted,

CHERYL WENEZENKI-YOLLAND

Comptroller General

British Columbia’s Public Accounts

Leading the Way

British Columbia is committed to providing and ensuring strong public sector reporting. The Public Accounts are one of the more significant accountability documents of the provincial government. They demonstrate accountability to the citizens of British Columbia by providing audited financial statements and other information in a timely, clear and consistent format. They allow the reader to see how government performed relative to its fiscal plan and provide a picture of the current financial state of the government in terms of its assets, liabilities and net debt.

The main focus of the Public Accounts is the Summary Financial Statements representing the consolidated financial results and financial position of the province. The Summary Financial Statements include the financial statements and the supporting notes and schedules. All parts of the statements must be considered when reading the financial statements and when considering their meaning. These statements provide a complete view of how the province and its various organizations performed against the fiscal plan. Consistent with its legislative requirement to follow generally accepted accounting principles (GAAP), the province follows Canadian Public Sector Accounting Standards as established by the Public Sector Accounting Standards Board (PSAB) and includes the financial balances and results of operations of all provincial government organizations including all school districts, universities, colleges, institutes and health organizations (the SUCH sector).

British Columbia continues to lead the country in terms of the organizations it includes in its reporting entity. In spite of the complexity of the consolidation of the reporting entity, British Columbia remains one of the most timely in the delivery of the Public Accounts and Summary Financial Statements each year. British Columbia also continues to be a leader in budgeting and financial reporting based on the comparability of its Estimates and Public Accounts and the focus on “one bottom line”; that is, the Summary Financial Statements of the province. British Columbia’s open and transparent financial reporting has played a significant part in the decision by certain major credit rating agencies to maintain the high credit rating of the province.

In preparing the province’s financial statements, we must ensure they do not only serve the technical requirements of Public Sector accounting, but also must ensure that the information can be understood and remains useful to readers. In adopting changes to the Public Accounts, the professional accounting standards provide for a number of considerations: how does the information aid understanding and assessments of government’s financial operations and promote accountability; does the benefit of providing the information exceed the cost of doing so; and is the information relevant and reliable and what trade-offs may be appropriate in guiding professional judgement. We also remain mindful of the guidance provided by accounting standards, that no rule of general application of the standards can substitute the use of professional judgement in determining what constitutes fair presentation and/or good practices in a particular case. Professional judgement requires consideration of all of the implications and consultation with impacted government organizations, the broader professional community and other senior government jurisdictions. In addressing these issues, the province is also supported by the advice of the independent Accounting Policy Advisory Committee created under the Budget Transparency and Accountability Act in 2001.

Responsibility for the preparation of the government’s financial statements resides with my office. The applications of GAAP can be challenging and requires the use of professional judgement. This judgement is based on full analysis of the transactions and programs, application of Canadian guidance, and may involve broad consultation with other jurisdictions, and professional accountants, depending on the complexity of the issue.

Each year the Auditor General expresses his opinion on the Summary Financial Statements. This year, the Auditor General has expressed a qualified audit opinion and noted a few reservations in areas he believes the financial statements have departed from Canadian GAAP. These are difficult areas that depend on professional judgement; my office will continue to have discussion with the Auditor General in regard to these reservations.

As a matter of due practice, the reporting entity and the accounting policies are reviewed each year to identify any changes that may be required. This year, there were no significant changes to the reporting entity. A complete listing of the reporting entity for government can be found on pages 81 - 83. Accounting policies were also reviewed to ensure they remained relevant and consistent with GAAP and while there were no accounting policy changes required this year, there are a few changes of note in the coming year. One change is the new accounting standard for taxation revenue, which will be reflected in the 2010/11 Public Accounts. As Canadian private sector GAAP transitions to international financial reporting standards (IFRS), government will provide direction to its individual entities in the selection of the standard they are to follow. The objective will be to ensure consistency across the reporting entity, and that transparency, comprehension and strong accountability are maintained.

National and international public sector financial accounting standards have continued to respond to globalization and a renewed demand for consistent, transparent and accountable reporting from both private and public sectors. Canadian GAAP is on the verge of a significant change with the announcement of convergence of private sector GAAP with international standards by 2011. The direction for Canadian public sector GAAP, while still under review by PSAB, has confirmed its expectation that government business enterprises (or commercial Crown corporations) are to follow the practice of publicly traded companies and adopt IFRS. The results of PSAB’s ongoing review and the confirmed direction will have significant implications for public sector financial reporting.

The way governments manage and deliver public services continues to adapt to changing needs and expectations of the public, limited resources, advances in technology and the globalization of economies. Accounting and reporting must also adapt, standards need to acknowledge the new context and operational reality of public service, and new technology needs to be embraced to provide better information to both the public and decision makers.

British Columbia remains committed to working with the broader accounting profession and other jurisdictions to ensure we maintain meaningful public reporting and strong public sector accounting standards. In this regard, the province participated in a joint working group, which was comprised of deputy ministers of finance from four other provincial jurisdictions, the federal government and members of PSAB. The purpose of the joint working group was to examine three areas of concern raised by the government community: the completeness of the current public sector accounting standards conceptual framework in guiding the establishment and development of public sector accounting standards and its recognition of the context of senior governments; governance practices of PSAB; and a review of specific proposed accounting standards related to government transfers, financial instruments and the reporting entity. Each of the three topics resulted in the submission of a report and recommendations which were considered by PSAB and the Accounting Standards Oversight Council. This year PSAB responded to the concerns of senior governments and agreed to re-examine the conceptual framework for Canadian public sector reporting. They have also made revisions to proposed standards on government transfers and financial instruments.

I would like to thank the Select Standing Committee on Public Accounts of the Legislative Assembly, government ministries, Crown corporations, agencies, the SUCH sector and the Auditor General and his staff for their cooperation and support in preparing the 2009/10 Public Accounts. I would also like to acknowledge the dedication of staff of the Office of the Comptroller General—specifically, the Financial Reporting and Advisory Services Branch, who prepared the Public Accounts and supporting documents.

Comments or questions regarding the Public Accounts documents are encouraged and much appreciated. Please direct your comments or questions to me by mail at PO Box 9413 STN PROV GOVT, Victoria BC V8W 9V1; e-mail at: Cheryl.WenezenkiYolland@gov.bc.ca; by telephone at 250 387-6692, or by fax at 250 356-2001.

Further information on the government’s financial performance is also provided through the Consolidated Revenue Fund Extracts (available on the Internet - website http://www.fin.gov.bc.ca/ocg/htm). These extracts compare actual to planned spending of ministries on an appropriation basis, fulfilling ministries accountability back to the Legislative Assembly.

CHERYL WENEZENKI-YOLLAND
Comptroller General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Contents

Overview (Unaudited)
Public Accounts Content	9
Legislative Compliance and Accounting Policy Report	10
Financial Statement Discussion and Analysis Report	11
Highlights	11
Economic Highlights	12
Discussion and Analysis	13

Summary Financial Statements
Statement of Responsibility for the Summary Financial Statements of the Government of the Province of British Columbia	31
Report of the Auditor General of British Columbia	33
Consolidated Statement of Financial Position	39
Consolidated Statement of Operations	40
Consolidated Statement of Change in Net Liabilities	41
Consolidated Statement of Cash Flow	42
Notes to Consolidated Summary Financial Statements	44
Reporting Entity	81
Consolidated Statement of Financial Position by Sector	84
Consolidated Statement of Operations by Sector	88
Statement of Financial Position for Self-supported Crown Corporations and Agencies	92
Summary of Results of Operations and Statement of Equity for Self-supported Crown Corporations and Agencies	93
Consolidated Statement of Tangible Capital Assets	94
Consolidated Statement of Guaranteed Debt	95

Supplementary Information (Unaudited)
Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector	99
SUCH Statement of Financial Position	102
SUCH Statement of Operations	104
Consolidated Staff Utilization	105

Consolidated Revenue Fund Extracts (Unaudited)
Statement of Financial Position	109
Statement of Operations	111
Statement of Cash Flow	112
Schedule of Net Revenue by Source	114
Schedule of Comparison of Estimated Expenses to Actual Expenses	116
Schedule of Financing Transaction Disbursements	118
Schedule of Write-offs, Extinguishments and Remissions	119

Provincial Debt Summary
Overview of Provincial Debt (Unaudited)	123
Provincial Debt (Unaudited)	124
Change in Provincial Debt (Unaudited)	125
Reconciliation of Summary Financial Statements’ Deficit (Surplus) to Change in Taxpayer-supported Debt and Total Debt (Unaudited)	126
Reconciliation of Total Debt to Summary Financial Statements’ Debt (Unaudited)	126
Change in Provincial Debt, Comparison to Budget (Unaudited)	127
Interprovincial Comparison of Taxpayer-supported Debt as a Percentage of Gross Domestic Product (Unaudited)	128
Interprovincial Comparison of Taxpayer-supported Debt Service Costs as a Percentage of Revenue (Unaudited)	129
Report of the Auditor General of British Columbia on the Summary of Provincial Debt, Key Indicators of Provincial Debt, and Summary of Performance Measures	131
Summary of Provincial Debt	133
Key Indicators of Provincial Debt	136
Summary of Performance Measures	137

Definitions (Unaudited)	138
Acronyms (Unaudited)	141

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Public Accounts Content

Financial Statement Discussion and Analysis (Unaudited)—this section provides a written commentary on the Summary Financial Statements plus additional information on the financial performance of the provincial government.

Summary Financial Statements—these audited statements have been prepared to disclose the financial impact of the government’s activities. They aggregate the Consolidated Revenue Fund (CRF), the taxpayer-supported Crown corporations and agencies (government organizations), the self-supported Crown corporations and agencies (government enterprises) and the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Supplementary Information (Unaudited)—this section provides supplementary schedules containing detailed information on the results of those Crown corporations and agencies that are part of the government reporting entity and the impact of the SUCH sector on the province’s financial statements.

Consolidated Revenue Fund Extracts (Unaudited)—the CRF reflects the core operations of the province as represented by the operations of government ministries and legislative offices. Its statements are included in an abridged form. The CRF Extracts include a summary of the CRF Statement of Financial Position, the CRF Statement of Operating Results, the CRF Statement of Cash Flow, a CRF Schedule of Net Revenue by Source, a CRF Schedule of Expenses, a CRF Schedule of Financing Transactions, and a CRF Schedule of Write-offs, Extinguishments and Remissions, as required by statute.

Provincial Debt Summary—this section presents unaudited schedules and unaudited statements that provide further details on provincial debt and reconcile the Summary Financial Statements debt to the province’s total debt. Also included are the audited Summary of Provincial Debt, Key Indicators of Provincial Debt and Summary of Performance Measures.

This publication is available on the Internet at: www.fin.gov.bc.ca

Additional Information Available (Unaudited)

The following information is available only on the Internet at: www.fin.gov.bc.ca

Consolidated Revenue Fund Supplementary Schedules—this section contains schedules that provide details of financial activities of the CRF, including details of expenses by ministerial appropriations, an analysis of statutory appropriations, Special Accounts and Special Fund balances and operating statements, and financing transactions.

Consolidated Revenue Fund Detailed Schedules of Payments—this section contains detailed schedules of salaries, wages, travel expenses, grants and other payments.

Financial Statements of Government Organizations and Enterprises—this section contains links to the audited financial statements of those Crown corporations, agencies and SUCH sector entities that are included in the government reporting entity.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Legislative Compliance and Accounting Policy Report

The focus of the province’s financial reporting is the Summary Financial Statements, which consolidate the operating and financial results of the province’s Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations with the Consolidated Revenue Fund. These are general-purpose statements designed to meet, to the extent possible, the information needs of a variety of users.

The Public Accounts are prepared in accordance with the Financial Administration Act and the Budget Transparency and Accountability Act (BTAA).

The BTAA was amended in 2001 with the passing of Bill 5. Under section 20 of that Bill, the government has mandated that “all accounting policies and practices applicable to documents required to be made public under this Act for the government reporting entity must conform to generally accepted accounting principles.”

For senior governments, generally accepted accounting principles (GAAP) is generally considered to be the recommendations and guidelines of the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants.

Section 4.1 of the BTAA established an Accounting Policy Advisory Committee (APAC) to advise Treasury Board on the implementation of GAAP for the government reporting entity (GRE). With the government’s transition to full GAAP for the 2004/05 year, the role of APAC changed to include the provision of advice on evolving developments in accounting standards by the accounting profession, as well as emerging issues within government.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Financial Statement Discussion and Analysis Report

Highlights

The highlights section provides a summary of the key events affecting the financial statements based on information taken from the Summary Financial Statements and Provincial Debt Summary included in the Public Accounts. The budget figures are from pages 3-7 of the Estimates-Fiscal Year Ending March 31, 2010.

•                  The province ended the year with a deficit of $1,779 million, compared to a budgeted deficit of $2,775 million. Taxation revenue decreased by $1,095 million compared to 2008/09 reflecting a broad based downturn across the economy. Natural resource revenue also decreased by $1,161 million over the previous year. These declines were partially offset by increases in federal government transfers, fees and licences, and, self-supported Crown corporation’s earnings revenues totalling $1,160 million. Program spending increased by $1,073 million in 2009/10 as the province spent more on health, education and social programs.

•                  In 2009/10, the province continued to invest in capital as part of the economic stimulus initiatives undertaken by government to respond to the fiscal downturn. The province’s net investment to build and upgrade schools, universities, colleges, hospitals, roads and bridges was $1,716 million in 2009/10, $1,917 million in 2008/09, $1,937 million in 2007/08 and $1,846 million in 2006/07. Capital investment is financed through a combination of debt, partnerships with the private sector, cost sharing with partners such as Federal and Municipal governments, and other sources including cash and temporary investments.

•                  Total provincial debt, the most commonly used measure of debt, increased by $3,871 million in 2009/10 to finance capital infrastructure and support working capital requirements for programs and initiatives. The change in total provincial debt over the last four years, from 2005/06 to 2009/10, has been an increase of $7,428 million. For accounting purposes, financial statement debt increased by $3,025 million in 2009/10. A reconciliation of total provincial debt to financial statement debt is included on page 126 of the Public Accounts.

•                  In calendar year 2009, the provincial economy contracted by 2.3% as measured by real GDP. This is below the national average rate of decline of 2.9%. The province’s ratio of net liabilities to GDP increased by 2.7% as GDP contracted. This means the province is using a greater share of GDP to increase spending on programs and services, and to invest in capital infrastructure.

•                  British Columbia continues to maintain a strong credit rating with all three major credit rating agencies. Dominion Bond Rating Service affirmed the province a rating of AA(high) while Standard & Poor’s and Moody’s Investors Services Inc. affirmed the province a rating of AAA and Aaa respectively, their highest possible ratings.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Financial Statement Discussion and Analysis Report

Economic Highlights

British Columbia’s economy shrank by 2.3% in the 2009 calendar year, faring better than the national average which contracted by 2.9% for the year, according to preliminary Industry Accounts data released by Statistics Canada. The decline in 2009 marked the first recession in the province’s real GDP since 1982. Despite facing significant challenges brought on by the global economic crisis, most of BC’s major economic indicators confirm that British Columbia’s economy began to stabilize in the late months of 2009.

Real Gross Domestic Product in Calendar Year 2009

The contraction in BC’s real GDP was largely attributable to a drop in the goods-producing industries, most notably manufacturing, which fell 14.5% on the year. Falling demand for BC forest products took its toll on forestry related industries in 2009, with primary forestry and logging production dropping 18.8% and wood product manufacturing dropping 18.4% on the year. In addition, a sharp drop in residential construction contributed to a 5.3% decline in total construction in 2009, although this was mitigated in part by construction projects related to the 2010 Olympic and Paralympic Winter Games.

Unemployment Rate in Calendar Year 2009

British Columbia’s unemployment rate grew to average 7.6% in 2009, up from a very low 4.6% experienced in 2008. The majority of job losses were concentrated in the goods-producing sector, particularly in the construction, manufacturing, and primary forestry industries. Despite rising three full percentage points, BC’s unemployment rate remained below the national average of 8.3% for the year.

Per Capita Information

Per capita information describes the amount of revenue received, amounts expended, and net liabilities incurred per person in the province over the last five years. Revenue per capita decreased for the second year in a row while expense per capita continued its increasing trend. This change means that the province must borrow to fund a greater proportion of program spending and capital investment. The trend of increasing Net Liabilities will continue until revenues once again exceed expenses.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Financial Statement Discussion and Analysis Report

Discussion and Analysis

The detailed analysis section provides an overview of significant trends relating to the Statement of Operations, Statement of Financial Position and the Provincial Debt.

Summary Accounts Surplus (Deficit)

	In Millions			Variance
				2009/10	2009/10
	2009/10	2009/10	2008/09	Actual	vs
	Budget	Actual	Actual	to Budget	2008/09
	$	$	$	$	$
Taxpayer-supported Programs and Agencies
Revenue	34,716	34,501	35,398	(215)	(897)
Expense	(40,133)	(39,300)	(38,227)	833	(1,073)
Taxpayer-supported net earnings	(5,417)	(4,799)	(2,829)	618	(1,970)
Self-supported Crown corporation net earnings	2,892	3,020	2,904	128	116
Surplus (deficit) before unusual items	(2,525)	(1,779)	75	746	(1,854)
Forecast allowance	(250)			250	0
Surplus (deficit) for the year	(2,775)	(1,779)	75	996	(1,854)

The province ended the year with a deficit of $1,779 million, an improvement of $996 million over the deficit forecast in the September Update - Budget and Fiscal Plan 2009/10 - 2011/12. The 2009/10 deficit of $1,779 million was a decrease in operating result of $1,854 million compared to the surplus of $75 million in fiscal year 2008/09.

During the 2009/10 fiscal year, the province continued to invest in capital projects. Investments in infrastructure, including the Royal Jubilee Patient Care Centre, expansions to Kelowna General and Vernon Jubilee Hospitals, the South Fraser Perimeter Road, Pitt River Bridge, BC Place rejuvenation, and various upgrades and improvements to facilities in the Education sector, as well as the province’s power generation and transmission facilities, ensure future service potential is available to support the delivery of government programs and services to the public. BC has continued to invest in the capital infrastructure necessary to support the economy in a time of broad based economic decline.

Decreases in revenue during 2009/10 are a continuation of the revenue decline experienced during the 2008/09 fiscal year as a result of the global economic downturn. As noted in the budget, revenues are expected to return to steady growth in 2012/13 and 2013/14, supported by rising commodity prices and improving economic growth.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Financial Statement Discussion and Analysis Report

Components of Surplus (Deficit)

Revenue Analysis

Revenue analysis helps users understand the government’s finances in terms of its revenue sources and allows them to evaluate the revenue producing capacity of the government.

Revenue by Source

Revenue by source provides an outline of the primary sources of provincial revenue and how results change between those sources over time. Revenues are broken down into separate components of taxation, contributions from the federal government, natural resources and other sources, which include fees and licenses, contributions from self-supported Crown corporations, and investment income.

	In Millions
	2005/06	2006/07	2007/08	2008/09	2009/10
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Taxation	16,429	18,017	19,406	18,197	17,102
Contributions from federal government	5,825	6,387	5,932	5,985	6,917
Fees and licences	3,681	3,803	3,975	4,007	4,119
Net earnings of self-supported Crown corporations	2,223	2,688	2,976	2,904	3,020
Miscellaneous	2,285	2,568	2,592	2,585	2,754
Natural resources	4,548	3,944	3,741	3,807	2,646
Investment income	955	1,041	1,150	817	963
Total revenue	35,946	38,448	39,772	38,302	37,521

Provincial revenues decreased by $781 million in 2009/10. The decrease in provincial revenue was led by declines in tax revenue and natural resource revenue. Declines in these significant sources of revenue were offset by increases in contributions from the federal government and other sources including fees and licences, the net earnings of self-supported Crown corporations, and miscellaneous revenue.

In 2009/10, tax revenue decreased by $1,095 million (6%) over 2008/09. The most significant decreases were in personal income tax which decreased by $564 million and corporate income tax which decreased by $721 million. Social services tax increased by $193 million in 2009/10. The decrease in tax revenue reflects slowing economic activity.

Natural resource revenues decreased by $1,161 million (30%) from 2008/09 to 2009/10 due primarily to weak natural gas prices and continuing weakness in lumber prices caused by a weak US housing market. Forest revenues decreased by $158 million (29%) in 2009/10.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Financial Statement Discussion and Analysis Report

Own-source Revenue to GDP

The ratio of own-source revenue to GDP represents the amount of revenue the provincial government is taking from the whole provincial economy in the form of taxation, natural resource revenues, user fees and sales (own-source revenue is all revenue except for federal transfers).

Having decreased from a range of 17.8% to 16.3% in 2008/09, own source revenue to GDP has remained relatively stable in 2009/10 ending the year at 16.3%. This stability is the result of own source revenue and GDP declining concurrently, and underlines the relationship between provincial tax and natural resource revenues and the relative strength of the economy.

Percentage Change in Revenue

Trend analysis of revenue provides users with information about significant changes in revenue over time and between sources. This enables users to evaluate past performance and assess potential implications for the future.

The chart indicates that the declining trend of total revenue moderated in 2009/10 when compared to the sharp decline in 2008/09. This moderation is the result of a significant decline in the percentage change of natural resource revenue, offset by an increase in the percentage change of contributions from the federal government.

A risk identified by this trend is the increased reliance on federal transfers compared to traditional revenue sources the province has relied on to support program and service delivery and investment in capital.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Financial Statement Discussion and Analysis Report

Natural Resource Revenue

The chart of natural resource revenues explains past trends of natural resource revenues in total and by major category. Natural resource revenues are among the most volatile revenue sources for the province because they are vulnerable to market fluctuations in commodity prices.

Natural gas royalty revenue decreased by $908 million in 2009/10 due to continuing weakness in gas prices and increased supply in North American markets. Natural gas royalties are a significant source of natural resource revenues for the province accounting for 15% of all natural resource revenues.

Forestry revenue decreased by $158 million in 2009/10 due to continuing low lumber prices and a weak housing market in the U.S. The proportion of natural resource revenue derived from forestry increased to 15% in 2009/10.

Other resource revenues have decreased by $95 million in the year due to decreased demand for commodities as a result of weaker economic conditions.

Government-to-Government Transfers to Total Revenue

The ratio of government-to-government transfers to total revenue is an indicator of how dependent the province is on transfers from the federal government. An increasing trend shows more reliance and a decreasing trend shows less.

Federal transfers increased by $932 million in 2009/10. The increase in 2008/09 was largely due to an increase in federal transfers for accelerated infrastructure projects and HST transition funding which are not persistent changes. This change increases the province’s dependence on federal contributions to meet its program funding and investment requirements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Financial Statement Discussion and Analysis Report

Expense Analysis

The following analysis helps users understand the impact of the government’s spending on the economy, the government’s allocation and use of resources, and the cost of government programs.

Expense by Function

Expense by function provides a summary of the major areas of government spending, and changes in spending over time. Functions, which indicate the purpose of expenditures, are defined by Statistics Canada’s Financial Management System of Government Statistics. The province uses the following functions: health, education, social services, interest, other, natural resources and economic development, protection of persons and property, transportation, and general government. The health, education and social services functions account for approximately 76% of the province’s total operating costs.

	In Millions
	2005/06	2006/07	2007/08	2008/09	2009/10
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Health	12,835	13,249	14,258	15,095	15,515
Education	9,035	9,758	10,000	10,466	11,060
Social services	2,799	2,892	3,045	3,246	3,365
Interest	2,203	2,274	2,239	2,161	2,169
Natural resources and economic development	1,610	1,677	1,961	1,763	1,986
Other	1,094	1,243	1,398	1,662	1,443
Protection of persons and property	1,414	1,331	1,579	1,588	1,535
Transportation	1,222	1,270	1,398	1,422	1,474
General government	739	768	1,121	824	753
Total expense	32,951	34,462	36,999	38,227	39,300

Government spending has increased at a measured pace since 2005/06. Expenses increased by 3% in 2009/10 while revenues decreased by 2% in the same period, and GDP decreased by 0.3%.

In 2009/10, the province increased spending on health by $420 million (3%), education by $594 million (6%) and social services by $119 million (4%). All other program spending in the province, including natural resources and economic development, and transportation increased by $275 million (9%), while expense decreased by $343 million (8%) in the protection of persons and property and other sectors, as well as the general government sector which approximates the level of spending in 2005/06. Interest costs increased marginally by $8 million in 2009/10.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Financial Statement Discussion and Analysis Report

In 2009/10, provincial operating expenses were $39,300 million, a $1,073 million (3%) increase over 2008/09. Program spending has increased by $6,349 million (19%) since 2005/06 in line with government’s commitment to protect critical public services including healthcare, education, and social services despite the broad based economic downturn and resulting decline in revenues.

Expense to GDP

The ratio of expense to GDP represents the amount of government spending in relation to the overall provincial economy.

Government spending as a percentage of GDP increased in 2009/10, indicating that government spending continued to increase to protect critical public services while GDP decreased as a result of the global economic downturn.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Financial Statement Discussion and Analysis Report

Changes in Actual Results from 2008/09 to 2009/10

	In Millions
	Revenue	Expense	Surplus
	$	$	$
2008/09 Surplus	38,302	38,227	75
Decrease in taxation revenue	(1,095)		(1,095)
Increase in federal contributions	932		932
Decrease in natural resource revenue	(1,161)		(1,161)
Net increase in other revenue	427		427
Increase in self-supported Crown corporation net earnings	116		116
Increase in health expense		420	(420)
Increase in education expense		594	(594)
Decrease in general government expense		(71)	71
Increase in natural resource expense		223	(223)
Decrease in protection		(53)	53
Decrease in other expenses		(40)	40
Subtotal of changes in actual results	(781)	1,073	(1,854)
	37,521	39,300
2009/10 (Deficit)			(1,779)

2008/09 Accumulated Surplus			6,639
Accumulated other comprehensive income from self-supported Crown corporations and agencies			412
2009/10 Accumulated Surplus			5,272

The net decrease in revenue of $781 million over 2008/09 and increased program spending of $1,073 million, resulted in a net decrease of $1,854 million in the surplus over the prior year. The deficit of $1,779 million in 2009/10, offset by the accumulated other comprehensive income from self-supported Crown corporations and agencies of $412 million, resulted in an ending accumulated surplus of $5,272 million for 2009/10. While the province remains in a positive financial position at the end of 2009/10, further deficits will continue to deplete the accumulated benefits of prior fiscal years’ surpluses until the province returns to a balanced operating budget.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Financial Statement Discussion and Analysis Report

Changes from 2009/10 Budget

	In Millions
			Forecast	Surplus
	Revenue	Expense	Allowance	(Deficit)
	$	$	$	$
(Deficit) per Budget September 2009	37,608	40,133	(250)	(2,775)
Decrease in taxation revenue	(115)			(115)
Increased natural resource revenue	69			69
Increased self-supported Crown corporations earnings	128			128
Increased investment earnings	66			66
Decreased federal transfers	(333)			(333)
Increased other revenues	98			98
Interest savings		(57)		57
Increased education spending		166		(166)
Decreased natural resource spending		(132)		132
Decreased other program spending		(810)		810
Unused forecast allowance			250	250
Subtotal of changes in actual results compared to budget	(87)	(833)	250	996
Actual Results	37,521	39,300	0	(1,779)

Revenue was $87 million (0%) lower than the budgeted amount of $37,608 million and expenses were $833 million (2%) lower than the budget of $40,133 million.

Net Liabilities and Accumulated Surplus (Deficit)

In accordance with Canadian generally accepted accounting principles, the government’s statement of financial position is presented on a net liabilities basis. Net liabilities represent net future cash outflows resulting from past transactions and events. An analysis of net liabilities and accumulated surplus helps users to assess the government’s overall financial position and the future revenue required to pay for past transactions and events.

	In Millions			Variance
				2009/10	2009/10
	2009/10	2009/10	2008/09	Actual	vs
	Budget	Actual	Actual	to Budget	2008/09
	$	$	$	$	$
Financial assets	30,262	31,675	31,678	1,413	(3)
Less: liabilities	(60,445)	(59,712)	(56,541)	(733)	3,171
Net Liabilities	(30,183)	(28,037)	(24,863)	(2,146)	3,174
Less: non-financial assets	34,327	33,309	31,435	(1,018)	1,874
Accumulated surplus (deficit)	4,144	5,272	6,572	(1,128)	1,300

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Financial Statement Discussion and Analysis Report

The accumulated surplus (deficit) represents the sum of the current and prior years’ operating results. At March 31, 2010, the accumulated surplus was $5,272 million, $1,128 million higher than budget. The $1,300 million decrease in accumulated surplus compared to 2008/09 reflects the annual deficit of $1,779 million, less the change in other comprehensive income of self-supported Crown corporations, which increased by $479 million.

Financial assets were $1,413 million higher than budget estimates and $3 million lower than 2008/09. Compared to 2008/09, cash, cash equivalent, temporary investments and warehouse investments decreased by $4,394 million, offset by increases in equity in self-supported Crown corporations and agencies of $1,503 million, loans for the purchase of assets, recoverable from agencies of $2,322 million, and other investments of $862 million.

Liabilities were $733 million lower than budget, and $3,171 million higher than 2008/09. Compared to 2008/09, self-supported debt increased by $222 million and taxpayer-supported debt increased by $2,803 million to fund accelerated infrastructure programs to help stimulate the economy.

Non-financial assets typically represent resources, such as tangible capital assets, that the government can use in the future to provide services. Non-financial assets increased by $1,874 million over 2008/09 due to the government’s capital investment in hospitals and health facilities, transportation infrastructure and post-secondary institutions.

Accumulated Surplus (Deficit)

The accumulated surplus (deficit) represents current and all prior years operating results. In 2008/09, the province had an accumulated surplus of $6,572 million which decreased to $5,272 million in 2009/10. Despite an annual deficit the province remains in a strong financial position. The positive operating results of prior years provide the flexibility to protect critical public services and continue governments’ accelerated infrastructure program to create jobs and stimulate the economy

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Financial Statement Discussion and Analysis Report

Components of Net Liabilities

Financial Assets

Trend analysis of financial assets provides users with information regarding the amount of resources available to the government that can be converted to cash to meet obligations or fund operations.

	In Millions
	2005/06	2006/07	2007/08	2008/09	2009/10
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Cash, cash equivalents, temporary investments and warehouse investments	3,922	3,494	5,994	7,307	2,913
Accounts receivable	2,698	3,009	2,892	2,610	2,575
Equity in self-supported Crown corporations and agencies	3,467	4,417	5,081	5,728	7,231
Loans for purchases of assets recoverable from agencies	6,916	7,170	7,719	9,149	11,471
Other financial assets	8,442	8,788	8,051	6,884	7,485
Total financial assets	25,445	26,878	29,737	31,678	31,675

In 2009/10, financial assets remained at the same level as 2008/09 changing by only $3 million. Although the amount of financial assets remained the same, the makeup of asset types changed as cash, cash equivalents, temporary investments and warehouse investments at the end of 2008/09 were used to fund infrastructure projects to stimulate economic growth. Equity in self-supported Crown corporations increased by $1,503 million due to increases in unremitted earnings of self-supported Crown corporations and agencies. Recoverable capital loans increased by $2,322 million as the province provided funding to Crown agencies for capital projects. This was offset by a decrease of $805 million in sinking fund investments which were liquidated. The year end balance of other financial assets and accounts receivable increased by $566 million.

Liabilities

Trend analysis of liabilities provides users with information to understand and assess the demands on financial assets and the revenue raising capacity of government.

	In Millions
	2005/06	2006/07	2007/08	2008/09	2009/10
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Taxpayer-supported debt	30,299	28,924	28,537	28,366	31,169
Self-supported debt	7,758	7,897	8,297	11,330	11,552
Total financial statement debt	38,057	36,821	36,834	39,696	42,721
Accounts payable and other liabilities	7,441	7,225	8,075	7,414	6,994
Deferred revenue	5,857	6,174	7,368	9,431	9,997
Total liabilities	51,355	50,220	52,277	56,541	59,712

In 2009/10, total liabilities increased by $3,171 million over 2008/09. Liabilities are obligations to third parties that must be settled at a future date by the transfer of financial assets. Financial statement debt increased by $3,025 million from 2008/09. Taxpayer-supported debt increased in 2009/10 by $2,803 million, while self-supported debt increased by $222 million. Information relating to the government’s debt management can be found in more detail in the analysis of the total provincial debt on page 25. Deferred revenue increased by $566 million in part due to an increase in deferred Bonus Bids of $685 million for oil and gas tenures in areas of proven reserves. The year end balance of accounts payable and other liabilities decreased by $420 million.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Financial Statement Discussion and Analysis Report

Non-financial Assets

Trend analysis of non-financial assets provides users with information to assess the management of a government’s infrastructure and long-term non-financial assets.

	In Millions
	2005/06	2006/07	2007/08	2008/09	2009/10
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Tangible capital assets	24,954	26,800	28,737	30,655	32,371
Other assets	761	780	732	780	938
Total non-financial assets	25,715	27,580	29,469	31,435	33,309

Management of non-financial assets has a direct impact on the level and quality of services a government is able to provide to its constituents. Non-financial assets typically represent resources that government can use in the future to provide services. At March 31, 2010, non-financial assets were $33,309 million which was $1,874 million higher than 2008/09 and $7,594 million higher than 2005/06. The majority of the province’s non-financial assets represent capital expenditures for tangible capital assets net of amortization. The government has increased its investment in tangible capital assets by $1,716 million in 2009/10, $1,918 million in 2008/09, $1,937 million in 2007/08, $1,846 million in 2006/07 and $1,508 million in 2005/06 to ensure service potential is available to deliver programs and services in future periods. Capital expenditures are not included on the Consolidated Statement of Operations and have no effect on the current surplus. They reduce future surpluses in the form of amortization expense as the service potential of assets is used to deliver programs and services.

Change in Capital Stock

This measure shows the impact of net changes to the government’s stock of physical capital. A positive trend demonstrates investment in infrastructure to replace existing capital and provide service potential in future periods. The net value of total assets is also provided to allow users to assess the significance of annual changes.

The net annual investment in capital increased by $1,716 million in 2009/10 and by $7,417 million since 2005/06. Total capital stock has also increased steadily over that period which indicates that capital infrastructure is available to continue providing service in future periods

Net Liabilities and Accumulated Surplus (Deficit)

			In Millions
	2005/06	2006/07	2007/08	2008/09	2009/10
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Financial assets	25,445	26,878	29,737	31,678	31,675
Less: liabilities	(51,355)	(50,220)	(52,277)	(56,541)	(59,712)

Net liabilities	(25,910)	(23,342)	(22,540)	(24,863)	(28,037)
Less: non-financial assets	25,715	27,580	29,469	31,435	33,309
Accumulated surplus (deficit)	(195)	4,238	6,929	6,572	5,272

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Financial Statement Discussion and Analysis Report

After several years of steady decline, net liabilities increased by $3,174 million in 2009/10, due to increased spending on critical public services and investment in infrastructure, in a period of economic downturn and weak revenues. The increase in liabilities includes an increase in deferred revenue of $566 million that represents payments collected in 2009/10 that will be recognized as revenue in future periods.

While the financial measure of net liabilities has increased, the financial position of the province remains positive as total assets, including both financial assets and investments in capital stock, are greater than the liabilities of the province. Over the past five years, the province’s financial position has improved by $5,467 million from an accumulated deficit $195 million in 2005/06 to an accumulated surplus of $5,272 million in 2009/10.

Non-financial Assets as a Portion of Liabilities

The chart provides an indication of what proportion of liabilities are used to fund capital infrastructure as opposed to funding working capital requirements including accounts payable and other operating liabilities, as well as revenue deferred to future periods. Over the past five years, the proportion of liabilities used to fund capital infrastructure has increased from 50% in 2005/06 to 56% in 2009/10. The remainder of working capital requirements is offset by financial assets resulting in an accumulated surplus, or excess of assets over liabilities, at year end.

Net Liabilities to GDP

The net liabilities to GDP ratio provides an indication of the province’s ability to maintain existing programs and meet existing creditor requirements without increasing the debt burden on the economy as a whole.

The government’s ratio of net liabilities to GDP has increased in both 2008/09 and 2009/10 after several years of steady decline. The increase in net liabilities to GDP is the result of both an increase in net liabilities as well as a decline in GDP in 2009/10. The trend indicates that the province required a greater proportion of GDP to fund critical public services and invest in infrastructure to support the economy.

Surplus (Deficit) to GDP

The surplus (deficit) to GDP ratio is an indicator of sustainability that compares the province’s financial results to the overall results of the economy.

Results in the negative range of the chart indicate that government must take a greater share of GDP to support existing operations, reduce the debt burden, or invest in infrastructure. Prolonged results in the negative range would indicate a deteriorating financial position.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Financial Statement Discussion and Analysis Report

Total Provincial Debt

Analysis of total provincial debt helps users to assess the extent of long-term liabilities and the government’s ability to meet future debt obligations.

	In Millions
	2005/06	2006/07	2007/08	2008/09	2009/10
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Gross debt	38,057	36,821	36,834	39,696	42,721
Less: sinking funds assets	(4,059)	(3,798)	(2,649)	(2,134)	(1,329)
Third party guarantees and non-guaranteed debt	459	416	452	452	493
Total provincial debt	34,457	33,439	34,637	38,014	41,885

When reporting to rating agencies, the province adds to its financial statement debt, all debt guarantees and the debt directly incurred by self-supported Crown corporations reduced by sinking fund assets. This balance is referred to as the total provincial debt.

Total provincial debt is $836 million lower than the amounts reported in the province’s financial statements after deducting sinking funds held to pay down the debt, and the inclusion of debt guarantees and non-guaranteed debt. Overall, total provincial debt increased by $3,871 million in 2009/10 because the government borrowed to fund capital projects and working capital requirements. The largest increases were the debt of the BC Transportation Financing Authority which rose by $625 million; education sector debt increased by $472 million; health sector debt increased by $453 million; the debt of other taxpayer-supported entities increased by $410 million; the debt of the British Columbia Hydro and Power Authority increased by $1,738 million; and other self-supported debt increased by $639 million. This was offset by an increase of provincial government direct operating debt of $1,615 million compared to 2008/09.

Taxpayer-supported debt to GDP

The ratio of taxpayer-supported debt to GDP is a key measure used by financial analysts and investors to assess a province’s ability to repay debt and is a key measure monitored by the bond rating agencies. After several years of downward trend, the taxpayer-supported debt to GDP ratio increased in 2009/10. An increasing ratio means that debt is growing faster than the economy and improvements in GDP or reduced borrowing is required to ensure future generations are not burdened by current requirements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Financial Statement Discussion and Analysis Report

Strong Credit Rating

Reflecting the province’s strong fiscal performance, British Columbia has maintained a strong and stable credit rating with all three credit rating agencies. In 2009/10, Moody’s Investors Service Inc. gave the province an Aaa (stable) credit rating (2009: Aaa); Standard and Poor’s gave the province an AAA (stable) credit rating (2009: AAA), and Dominion Bond Rating Services gave the province an AA (high) credit rating (2009: AA (high)).

Credit Ratings June 2010

Rating Agency (1)

	Moody’s Investors		Dominion Bond
Jurisdiction	Service Inc.	Standard and Poor’s	Rating Service
British Columbia	Aaa	AAA	AA (high)
Alberta	Aaa	AAA	AAA
Saskatchewan	Aa1	AA+	AA
Manitoba	Aa1	AA	A (high)
Ontario	Aa1	AA-	AA (low)
Quebec	Aa2	A+	A (high)
New Brunswick	Aa2	AA-	A (high)
Nova Scotia	Aa2	A+	A
Prince Edward Island	Aa2	A	A (low)
Newfoundland	Aa2	A	A
Canada	Aaa	AAA	AAA/AAA

(1) The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality, are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The “1”, “2”, “3”, “high”, “low”, “-”, and “+” modifiers show relative standing within the major categories. For example, AA+ exceeds AA.

A more comprehensive overview of provincial debt, including key debt indicators is located on pages 123-137.

Public Debt Charges to Revenue (the Interest Bite)

The public debt charges to revenue indicator is often referred to as the “interest bite”. This provides users with the percentage of the province’s revenue used to pay interest on debt. The ratio is sensitive to the cost of debt arising from either increasing interest rates or increasing debt, as well as decreases in revenue.

If an increasing proportion of provincial revenue is required to pay interest on provincial debt, less money is left to provide critical public services. The interest bite has remained relatively stable over the last five years. In 2009/10, the province spent 4.2 cents of each revenue dollar on interest on the provincial debt.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Financial Statement Discussion and Analysis Report

Non-Hedged Foreign Currency Debt to Total Provincial Debt

The ratio of non-hedged foreign currency debt to total provincial debt shows the degree of vulnerability of a government’s public debt position to swings in exchange rates.

Since 2005/06, the government has significantly reduced its foreign currency debt, thereby reducing the province’s vulnerability to changes in exchange rates.

Risks and Uncertainties

The government’s main exposure to risks and uncertainties arises from variables which the government does not directly control. These include:

•                  economic factors such as commodity prices, personal income, retail sales, population growth, and unexpected shocks such as terrorism, avian flu and forest fires

•                  outcomes from litigation, arbitration, and negotiations with third parties

•                  changes in federal transfers

•                  utilization rates for government services such as health care, children and family services, or employment assistance

•                  exposure to interest rate fluctuations, foreign exchange rates and credit risk

•                  changes in Canadian generally accepted accounting principles

The following are the approximate effect of changes in some of the key variables on the surplus:

Key Fiscal Sensitivities

		Annual Fiscal Impact
Variable	Increase Of	($ millions)
Nominal GDP	1%	$150 to $250
Lumber prices (US$/thousand board feet)	$50	$35 to $70(1)
Natural gas prices (Cdn$/gigajoule)	$1	$255 to $305
US exchange rate (US cents/Cdn$)	1 cent	($25) to ($40)
Interest rate	1 percentage point	($94)
Debt	$500 million	($23)

(1) Sensitivity relates to stumpage revenue only. Depending on market conditions, changes in stumpage revenues may be offset by changes in border tax revenues.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Financial Statement Discussion and Analysis Report

Although the government is unable to directly control these variables, strategies have been implemented to mitigate these risks and uncertainties. The development of taxation, financial and corporate regulatory policy to reinforce British Columbia’s position as an attractive place to invest and create jobs will help offset the increase in competition for investment as a result of globalization of economic and financial markets. As in previous years, the government applied a forecast allowance in the budget to account for risks to revenue, expenditure, Crown corporations, and schools, universities, colleges and health organizations (SUCH) sector forecasts. The use of forecast allowances recognizes the uncertainties in predicting future economic developments.

Risk management in relation to debt is discussed in Note 19 on page 65 of the Notes to Consolidated Summary Financial Statements.

Summary Financial Statements

Province of British Columbia

For the Fiscal Year Ended
March 31, 2010

Statement of Responsibility
for the Summary Financial Statements
of the Government of the Province of British Columbia

Responsibility for the integrity and objectivity of the Summary Financial Statements for the Government of the Province of British Columbia rests with the government. The Comptroller General prepares these financial statements in accordance with generally accepted accounting principles for senior governments as recommended by the Public Sector Accounting Board of The Canadian Institute of Chartered Accountants. The fiscal year of the government is from April 1 to March 31 of the following year.

To fulfill its accounting and reporting responsibilities, the government maintains financial management and internal control systems. These systems give due consideration to costs, benefits and risks, and are designed to provide reasonable assurance that transactions are properly authorized by the Legislative Assembly, are executed in accordance with prescribed regulations and are properly recorded. This is done to maintain accountability of public money and safeguard the assets and properties of the Province of British Columbia under government administration. The Comptroller General of British Columbia maintains the accounts of British Columbia, a centralized record of the government’s financial transactions, and obtains additional information as required from ministries, Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations to meet accounting and reporting requirements.

The Auditor General of British Columbia provides an independent opinion on the financial statements prepared by the government. The duties of the Auditor General in that respect are contained in section 11 of the Auditor General Act.

Annually, the financial statements are tabled in the legislature as part of the Public Accounts, and are referred to the Select Standing Committee on Public Accounts of the Legislative Assembly. The Select Standing Committee on Public Accounts reports to the Legislative Assembly with the results of its examination and any recommendations it may have with respect to the financial statements and accompanying audit opinions.

Approved on behalf of the Government of the Province of British Columbia:

COLIN HANSEN
Chair, Treasury Board

Report of the Auditor General of British Columbia

ON THE

SUMMARY FINANCIAL STATEMENTS

OF THE GOVERNMENT OF THE

PROVINCE OF BRITISH COLUMBIA

To the Legislative Assembly
of the Province of British Columbia:

I have audited the summary financial statements of the Government of the Province of British Columbia consisting of the consolidated statement of financial position as at March 31, 2010, and the consolidated statements of operations, change in net liabilities, and cash flow for the year then ended. These financial statements are the responsibility of the government. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the government, as well as evaluating the overall financial statement presentation.

Reservations: Departures from Canadian Generally Accepted Accounting Principles

Failure to fully consolidate the Transportation Investment Corporation

Government has prematurely classified the Transportation Investment Corporation as a government business enterprise, now consolidated in these summary financial statements using the modified equity basis as described in note 1 (c). Under Canadian generally accepted accounting principles, to be classified as a government business entity, an organization must maintain its operations and meet its liabilities from revenues received from outside the government reporting entity. As of March 31, 2010, the Transportation Investment Corporation does not have this characteristic and, therefore, is not properly classified as a government business enterprise. Had this organization been properly classified, it would have been accounted for using the full consolidation method and certain financial statement line items would have changed by a material amount.

. .. . 2

REPORT OF THE AUDITOR GENERAL OF BRITISH COLUMBIA
ON THE SUMMARY FINANCIAL STATEMENTS
OF THE GOVERNMENT OF THE
PROVINCE OF BRITISH COLUMBIA

Cash and cash equivalents would have increased by $15 million (2009: $51 million), equity in self-supported Crown corporations and agencies would have decreased by $138 million (2009: $142 million), loans for purchase of assets, recoverable from agencies would have decreased by $540 million (2009: $20 million), tangible capital assets would have increased by $948 million (2009: $203 million), accounts payable and accrued liabilities would have increased by $291 million (2009: $98 million), taxpayer-supported debt would have increased by $544 million (2009: $20 million) and self-supported debt would have decreased by $544 million (2009: $20 million).

The supporting consolidated summary financial statements by sector and the supporting statements for self-supported Crown corporations and agencies would also be impacted by this inappropriate classification of the Transportation Investment Corporation and by the summary financial statement changes described above.

Had the Transportation Investment Corporation been appropriately classified as a taxpayer-supported Crown corporation, the presentation of contractual obligations in note 25 (d) in these summary financial statements would also differ. Contractual obligations for taxpayer-supported Crown corporations (transportation) would have increased by $1,993 million (2009: $2,327 million), and contractual obligations for self-supported Crown corporations (transportation) would have decreased, by $1,993 million (2009: $2,327 million).

Failure to provide for deep-well credits

No provision has been made in the summary financial statements for deep-well credits cumulatively earned by oil and gas producers as at March 31, 2010 and March 31, 2009. In my opinion, a provision of $105 million should have been made for credits earned during the year ended March 31, 2010 and a provision of $104 million should have been made during the year ended March 31, 2009. In this respect the summary financial statements are not in accordance with Canadian generally accepted accounting principles.

Had a provision been made retroactively, accounts payable and accrued liabilities as at March 31, 2010 would have been greater by $177 million (2009: $104 million), natural resources and economic development expenses for the year then ended would have been greater by $105 million (2009: $104 million), and deficit for the year then ended would have been greater by $105 million (2009: surplus would have been less by $104 million).

. .. . 3

REPORT OF THE AUDITOR GENERAL OF BRITISH COLUMBIA
ON THE SUMMARY FINANCIAL STATEMENTS
OF THE GOVERNMENT OF THE
PROVINCE OF BRITISH COLUMBIA

Inappropriate netting of oil and natural gas producer royalty credits

Government is inappropriately recording oil and gas royalty revenues net of credits provided to producers for exploration incentives. In my opinion, this basis of presentation is not in accordance with Canadian generally accepted accounting principles which require that financial statements record and disclose the gross amounts of revenues and expenses. Had oil and gas royalty revenues been recorded and disclosed on a gross basis, natural resources revenues would have been greater by $444 million (2009: $599 million), natural resources and economic development expenses would have been greater by $412 million (2009: $540 million), opening accumulated surplus would have been less by $32 million (2009: $59 million), and deficit for the year then ended would have been less by $32 million (2009: surplus would have been greater by $59 million).

Opinion

In my opinion, except for the effects of the matters described in the preceding section, these summary financial statements present fairly, in all material respects, the financial position of the Government of the Province of British Columbia as at March 31, 2010 and the results of its operations, change in net liabilities and cash flow for the year then ended, in accordance with Canadian generally accepted accounting principles.

Victoria, British Columbia	John Doyle, MBA, CA
June 30, 2010	Auditor General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Summary Financial Statements

Consolidated Statement of Financial Position

as at March 31, 2010

		In Millions
	Note	2010	2009
		$	$
Financial Assets
Cash and cash equivalents		2,009	4,107
Temporary investments		904	1,119
Warehouse program investments			2,081
Accounts receivable	3	2,575	2,610
Inventories for resale	4	51	57
Due from other governments	5	893	473
Due from self-supported Crown corporations and agencies	6	208	216
Equity in self-supported Crown corporations and agencies	7	7,231	5,728
Loans, advances and mortgages receivable	8	1,327	1,189
Other investments	9	3,677	2,815
Sinking fund investments	10	1,329	2,134
Loans for purchase of assets, recoverable from agencies	11	11,471	9,149
		31,675	31,678
Liabilities
Accounts payable and accrued liabilities	12	6,068	6,635
Due to other governments	13	807	704
Due to Crown corporations, agencies and trust funds	14	66	72
Deferred revenue	15	9,997	9,431
Employee pension plans	16	53	3
Taxpayer-supported debt	17	31,169	28,366
Self-supported debt	18	11,552	11,330
		59,712	56,541
Net assets (liabilities)	20	(28,037)	(24,863)

Non-financial Assets
Tangible capital assets	21	32,371	30,655
Prepaid program costs	22	559	457
Other assets	23	379	323
		33,309	31,435
Accumulated surplus (deficit)	24	5,272	6,572

Measurement uncertainty	2
Contingencies and contractual obligations	25
Restricted assets	26
Significant events	31

The accompanying notes and supplementary statements are an integral part of these financial statements.

Prepared in accordance with Canadian generally accepted accounting principles.

CHERYL WENEZENKI–YOLLAND

Comptroller General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Summary Financial Statements

Consolidated Statement of Operations

for the Fiscal Year Ended March 31, 2010

	In Millions
	2010		2009
	Estimates (Note 32)	Actual	Actual
	$	$	$
Revenue
Taxation (Note 27)	17,217	17,102	18,197
Contributions from the federal government	7,250	6,917	5,985
Fees and licences	4,176	4,119	4,007
Net earnings of self-supported Crown corporations and agencies (Note 7)	2,892	3,020	2,904
Miscellaneous	2,599	2,754	2,585
Natural resources	2,577	2,646	3,807
Investment income	897	963	817
	37,608	37,521	38,302
Expense (Note 28)
Health	15,911	15,515	15,095
Education	10,894	11,060	10,466
Social services	3,480	3,365	3,246
Interest	2,226	2,169	2,161
Natural resources and economic development	2,118	1,986	1,763
Other	1,738	1,443	1,662
Protection of persons and property	1,534	1,535	1,588
Transportation	1,480	1,474	1,422
General government	752	753	824
	40,133	39,300	38,227
Surplus (deficit) for the year before unusual items	(2,525)	(1,779)	75
Forecast allowance	(250)
Surplus (deficit) for the year	(2,775)	(1,779)	75

Accumulated surplus (deficit)—beginning of year as restated (Note 24)		6,639	6,564
Accumulated surplus (deficit)—before other comprehensive income		4,860	6,639
Accumulated other comprehensive income from self-supported Crown corporations and agencies (see page 93)—end of year		412	(67)
Accumulated surplus (deficit)—end of year		5,272	6,572

The accompanying notes and supplementary statements are an integral part of these financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Summary Financial Statements
Consolidated Statement of Change in Net Liabilities
for the Fiscal Year Ended March 31, 2010

	In Millions
	2010		2009
	Estimates	Actual	Actual
	$	$	$
Surplus (deficit) for the year	(2,775)	(1,779)	75
Effect of change in tangible capital assets:
Acquisition of tangible capital assets	(4,729)	(3,754)	(3,778)
Amortization of tangible capital assets	1,908	1,902	1,760
Disposals and valuation adjustments	7	136	101
	(2,814)	(1,716)	(1,917)
Effect of change in:
Prepaid program costs	(77)	(102)	(59)
Other assets	23	(56)	9
	(54)	(158)	(50)
Effect of self-supported Crown corporations’ and agencies’ other comprehensive income		479	(432)
(Increase) decrease in net liabilities	(5,643)	(3,174)	(2,324)
Net assets (liabilities)—beginning of year	(24,540)	(24,863)	(22,539)
Net assets (liabilities)—end of year (Note 20)	(30,183)	(28,037)	(24,863)

The accompanying notes and supplementary statements are an integral part of these financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Summary Financial Statements
Consolidated Statement of Cash Flow
for the Fiscal Year Ended March 31, 2010

	In Millions
	2010			2009
	Receipts	Disbursements	Net	Net
	$	$	$	$
Operating Transactions
Surplus (deficit) for the year(1)			(1,779)	75
Non-cash items included in surplus (deficit):
Amortization of tangible capital assets			1,902	1,760
Amortization of public debt deferred revenue and deferred charges			16	10
Concessionary loan adjustments (decreases)			(1)	(2)
Valuation adjustments			159	190
Net earnings of self-supported Crown corporations and agencies			(3,020)	(2,904)
Temporary investments decreases (increases)			215	(104)
Accounts receivable (increases) decreases			(90)	146
Due from other governments (increases) decreases			(420)	459
Due from self-supported Crown corporations and agencies decreases			8	293
Accounts payable (decreases)			(567)	(326)
Due to other governments increases (decreases)			103	(296)
Due to Crown corporations, agencies and trust funds (decreases)			(6)	(40)
Employee pension plans increases			50	1
Items applicable to future operations increases			391	2,012
Contributions of self-supported Crown corporations and agencies			1,996	1,975
Cash (used for) derived from operations			(1,043)	3,249

Capital Transactions
Tangible capital assets (acquisitions)	102	(3,754)	(3,652)	(3,730)
Cash (used for) derived from capital	102	(3,754)	(3,652)	(3,730)

Investment Transactions
Investment in self-supported Crown corporations and agencies				(100)
Loans, advances and mortgages receivable (issues)	104	(241)	(137)	(145)
Other investments—net (increases)		(862)	(862)	(12)
Sinking fund investments—net decreases	896	(91)	805	515
Cash (used for) derived from investments	1,000	(1,194)	(194)	258
Sub-total cash (requirements)			(4,889)	(223)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Summary Financial Statements
Consolidated Statement of Cash Flow—Continued
for the Fiscal Year Ended March 31, 2010

	In Millions
	2010			2009
	Receipts	Disbursements	Net	Net
	$	$	$	$
Sub-total cash (requirements) carried forward from previous page			(4,889)	(223)

Financing Transactions(2)
Public debt increases	26,506	(23,457)	3,049	2,869
Derived from (used for) Warehouse Borrowing Program investment	(2,397)	4,473	2,076	(2,081)
(Used for) derived from purchase of assets, recoverable from agencies	(8,907)	6,573	(2,334)	(1,437)
Cash derived from (used for) financing	15,202	(12,411)	2,791	(649)
(Decrease) in cash and cash equivalents			(2,098)	(872)
Cash and cash equivalents—beginning of year			4,107	4,979
Cash and cash equivalents—end of year			2,009	4,107

Cash and cash equivalents are made up of:
Cash			1,421	1,403
Cash equivalents			588	2,704
			2,009	4,107

(1)Interest received during the year was $965 million (2009: $825 million). Interest paid during the year was $2,193 million (2009: $2,191 million). Interest received is made up of interest income from the Statement of Operations in the amount of $963 million (2009: $817 million) plus the change in accrued interest receivable in the amount of $2 million (2009: $8 million). Interest paid is made up of interest expense from the Statement of Operations in the amount of $2,169 million (2009: $2,161 million) plus the change in accrued interest payable in the amount of $24 million (2009: $30 million).

(2)Financing transaction receipts are from debt issues and disbursements are for debt repayments.

The accompanying notes and supplementary statements are an integral part of these financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2010

1. Significant Accounting Policies

(a)          BASIS OF ACCOUNTING

The government’s Summary Financial Statements are prepared in accordance with generally accepted accounting principles (GAAP) for senior governments as required by the Budget Transparency and Accountability Act (BTAA) and as recommended by the independent Public Sector Accounting Board of The Canadian Institute of Chartered Accountants.

(b)         REPORTING ENTITY

These financial statements include the accounts of organizations that meet the criteria of control (by the province) as established under GAAP. The reporting entity also includes government partnerships.

A list of organizations included in these consolidated financial statements may be found on pages 81 - 83. Trusts administered by government or government organizations are excluded from the reporting entity.

(c)          PRINCIPLES OF CONSOLIDATION

Taxpayer-supported Crown corporations, agencies, and the school districts, universities, colleges, institutes, health organizations (SUCH) and the Consolidated Revenue Fund (CRF) are consolidated using the full consolidation method. The government’s interests in government partnerships are recorded on a proportional consolidation basis.

Self-supported Crown corporations, agencies, entities and government business partnerships are consolidated using the modified equity basis of consolidation.

The definitions of these consolidation methods can be found on page 138.

Adjustments are made for Crown corporations, agencies and entities whose fiscal year ends are different from the government’s fiscal year end of March 31. These Crown corporations, agencies and entities consist of the British Columbia Assessment Authority, the Insurance Corporation of British Columbia, the British Columbia Railway Company, and all school districts.

Statistics Canada’s Financial Management System for Government Statistics provides the guidance for establishing segment disclosure and function reporting. The Consolidated Statement of Financial Position by Sector and the Consolidated Statement of Operations by Sector are found on pages 84 - 91. These statements include the operations of the consolidated revenue fund, taxpayer-supported Crown corporations and agencies, and SUCH sector organizations. Each taxpayer-supported Crown corporation, agency and SUCH sector organization is assigned to a sector based on its major activity. Sectors are identified using functions. The nature of each function is described in greater detail under Note 1(d) Classification by Sector.

(d)         SPECIFIC ACCOUNTING POLICIES

Classification by Sector

The province uses the following sectors: health, education, social services, natural resources and economic development, protection of persons and property, transportation, general government, debt servicing and other.

The health sector includes the provincial health care system. It includes providing medical, hospital and preventive care, and other health-related services such as laboratories and diagnostic facilities.

The education sector includes education services. It includes elementary, secondary, and post-secondary schools. It also includes other education services such as programs to upgrade the skills of individuals and to provide apprenticeship training.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2010—Continued

1. Significant Accounting Policies—Continued

The social services sector includes outlays that the province made to help disadvantaged individuals and families overcome obstacles and circumstances which threaten their well-being. It includes counselling and rehabilitation services, transfer payments to individuals who are unable to lead a normal life due to a physical or mental disability, and services and goods provided by the province to the elderly.

The natural resources and economic development sector includes the promotion and development of industries, as well as the development and conservation of the natural resources on which these industries depend. It includes regulating the various industrial activities that are carried on in the province, as well as research related to resource conservation.

The protection of persons and property sector includes the protection of persons and property from negligence, abuse and crime. It includes policing, operating and maintaining courts of law and correctional facilities. It also includes negotiations to resolve land, resources, governance and jurisdictional issues with First Nations.

The transportation sector includes the operation and maintenance of transportation systems. This includes highway infrastructure, other road systems and public transit.

The general government sector is composed of three sub-categories. These are general administration, executive and legislature, and other general government services. General administration includes central accounting, budgeting, tax administration and collection, and other centralized administrative services. Executive and legislature includes the political, law enactment and constitutional activities of the province.

The other sector consists of those activities which cannot be otherwise allocated.

Revenue

All revenue is recorded on an accrual basis, except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impracticable, as is the case with corporate income tax that is recorded on a cash basis.

Government transfers are recognized as revenues in the period during which the transfer is authorized and any eligibility criteria are met. Government transfers are deferred if they are restricted for specific programs such as health transfers.

Tax credits/offsets are accrued on the same basis as the associated tax revenues and reduce gross taxation revenue but are not considered valuation allowances.

Expense

The cost of all goods consumed and services received during the year is expensed. Interest expense includes debt servicing costs such as amortization of discounts and premiums, foreign exchange gains and losses, and issue costs.

Pension expense is calculated as the cost of pension benefits earned by employees during the year, interest on the pension benefits liability, net of pension plan assets, and amortization of the government’s share of any experience gains or losses, less contributions made by members. The estimated total cost of government’s share of plan amendments related to past service is expensed in the year the plan is amended.

Government transfers include grants, entitlements and transfers under agreements, as defined in the definitions on page 139. Government transfers are recognized as expenses in the period in which the events giving rise to the transfer occurred, as long as the transfer is authorized, eligibility criteria have been met and a reasonable estimate of the amount can be made. Transfers are deferred if the amount represents prepaid operating expenses.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2010—Continued

1. Significant Accounting Policies—Continued

Assets

Assets are recorded to the extent they represent cash and claims upon outside parties, items held for resale to outside parties, prepaid expenses, deferred charges or tangible capital assets acquired as a result of events and transactions prior to year end.

Financial Assets

Cash and cash equivalents include cash on hand, demand deposits and short-term highly liquid investments that are readily convertible to known amounts of cash and that are subject to an insignificant risk of changes in value. These short-term investments generally have a maturity of three months or less and are held for the purpose of meeting short-term cash commitments rather than for investing.

Temporary investments and Warehouse Program investments include short-term investments recorded at the lower of cost or market value. The fair values of short-term investments approximate their carrying values because of the short-term maturity of these instruments. Warehouse Program investments are short-term investments related to specific borrowings in advance of requirements under the Warehouse Borrowing Program.

Inventories for resale include property that has been purchased, or for which development costs have been incurred, and that is held for ultimate resale or lease to outside parties. Inventories for resale are recorded at the lower of cost or net realizable value.

Equity in self-supported Crown corporations and agencies represents the province’s investment (including long-term advances) in those self-supported Crown corporations and agencies at cost, increases/decreases in the investees’ net assets, and other comprehensive income.

Loans for purchase of assets recoverable from agencies are recorded at maturity value, less unamortized premium or discount, deferred foreign exchange gains or losses and sinking fund balances. Premium/discount is amortized on a constant yield basis.

Loans and advances are recorded at cost less adjustment for any prolonged impairment in value. Mortgages receivable are recorded at the principal amount less valuation allowance, are secured by real estate and are repayable over periods ranging up to thirty-five years. Concessionary loans and mortgages are recorded at net present value at issue, and related present value discounts are expensed. Valuation allowances are made when collectibility is considered doubtful. Interest is accrued on loans receivable only when collection is certain. Otherwise, it is recognized on the cash basis.

Other investments are recorded at the cost of acquisition (which may be adjusted by attributed income). Valuation adjustments are made when the value of investments is impaired.

Sinking fund investments are cash and marketable securities held specifically for the purpose of repaying outstanding debt at maturity. Sinking fund investments are recorded at the cost of acquisition.

Tangible Capital Assets

Tangible capital assets are recorded at historical cost, plus asset retirement obligations, less accumulated amortization. The recorded cost, less the residual value, is generally amortized over the estimated useful lives of the assets on a straight-line basis.

All significant tangible capital assets of government organizations and operations have been capitalized. Intangible assets and items inherited by right of the Crown, such as forest, water and mineral resources, are not recognized in these financial statements. Crown land is capitalized at a nominal value of one dollar.

The value of collections (artifacts, specimens and documents) has been excluded from the Statement of Financial Position. When collections are purchased, these items are expensed.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2010—Continued

1. Significant Accounting Policies—Continued

Liabilities

All liabilities are recorded to the extent they represent claims payable to outside parties as a result of events and transactions prior to year end. This includes probable losses on loan guarantees issued by the province, contingent liabilities (when it is likely a liability exists and the amount of the liability can be reasonably determined on an individual or portfolio basis) and unfunded pension liabilities.

Guaranteed debt includes guarantees by the Minister of Finance, made through specific agreements or legislation, to repay promissory notes, bank loans, lines of credit, mortgages and other securities. Loss provisions on guaranteed debt are recorded when it is likely that a loss will occur. The amount of the loss provision represents the best estimate of future payments less recoveries. The loss provision is recorded as a liability and an expense in the year determined and is adjusted as necessary to ensure it equals the expected payout of the guarantee.

Employee Pension Plans

The province accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service. The amount is calculated using the accrued benefit actuarial cost method. Where plans are in a net asset position and Joint Trusteeship Agreements restrict access to the assets, the province records the value of plan net assets as nil. Changes in net liabilities/assets, which arise as a result of actuarial gains and losses, are amortized on a straight-line basis over the average remaining service period of employees active at the date of the adjustments. Past service costs from plan amendments are recognized in full in the year of the amendment.

Unfunded pension liabilities of the Members of the Legislative Assembly Superannuation Account represent the terminal funding that would be required from the province for the difference between the present value of the obligations for future benefit entitlements and the amount of funds available in the account.

Public Debt

Public debt represents the direct debt obligations of the Province of British Columbia, including borrowings incurred for government operating purposes, the acquisition of capital assets, re-lending to authorized government bodies and borrowings in advance of future requirements under the Warehouse Borrowing Program. Public debt consists of short-term promissory notes, notes, bonds and debentures, bank loans, capital leases and mortgages payable. These obligations are recorded at principal less unamortized premium or discount and unrealized foreign exchange gains or losses.

Public debt is reported under two categories:

(i)             Taxpayer-supported debt—includes direct debt used for government operating and capital purposes, the debt of those Crown corporations, agencies and SUCH sector entities who require an operating or debt servicing subsidy from the provincial government, and the debt of an entity that is fully consolidated within these financial statements.

(ii)          Self-supported debt—includes the portion of debt of commercial Crown corporations, agencies and entities that has been borrowed through the government’s fiscal agency loan program. It does not include all debt of commercial Crown corporations and agencies as these entities are consolidated on the modified equity basis. Commercial Crown corporations and agencies fully fund their operations and debt from revenue generated through the sale of goods and/or services at commercial rates to buyers that are outside the government reporting entity. Self-supported debt includes debt of the Warehouse Borrowing Program.

Debt premium/discount is amortized on a constant yield basis. Unamortized premium/discount on bonds called and refinanced is amortized over the remaining life of the old debt or the life of the new debt, whichever is shorter.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2010—Continued

1. Significant Accounting Policies—Continued

Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated to Canadian dollars at the exchange rate prevailing at year end. Foreign currency transactions are translated at the exchange rate prevailing at the date of the transaction unless hedged by forward contracts that specify the rate of exchange. Adjustments to revenue or expense transactions arising as a result of foreign currency translation are credited or charged to operations at the time the adjustments arise. Unrealized foreign currency gains and losses on long-term, fixed-term monetary assets and liabilities are reported as a component of sinking funds, public debt and loans for purchase of assets recoverable from agencies, and amortized over the remaining terms of the related items on a straight-line basis. Non-monetary assets and liabilities are translated at historical rates of exchange.

Derivative Financial Instruments

The province is a party to financial instruments with off-balance sheet risk due to fluctuations in foreign currency exchange rates, interest rate fluctuations and counterparty default on financial obligations. The province does not use derivative financial instruments for speculative purposes. Off-balance sheet position data is given in the form of nominal principal amounts outstanding. Amounts earned and expenses incurred under swaps are recognized and offset against the related interest expense. Gains and losses on terminated derivative contracts are deferred and amortized over the lesser of the remaining term of the contract or the term of the related debt.

Other Comprehensive Income

Public sector generally accepted accounting principles do not recognize other comprehensive income in relation to taxpayer-supported Crowns. Therefore, any transactions relating to other comprehensive income in the taxpayer-supported Crown corporation statements have been reversed. Any recognition of other comprehensive income for self-supported Crown corporations has been reflected in the equity in self-supported Crown corporations and agencies, and in the accumulated surplus (deficit).

Asset Retirement Obligations

The province recognizes asset retirement obligations where a reasonable estimate of the fair value of the obligation and the future settlement date of the retirement of the asset can be determined. The associated retirement costs are capitalized as part of the assets’ carrying value and amortized over the assets’ useful lives. Legal liabilities may exist for the removal and disposal of asbestos within buildings that will undergo major renovations or demolition. The fair value of the liability for asbestos removal or disposal will be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made.

2. Measurement Uncertainty

The preparation of financial statements requires the province to make estimates and assumptions that affect the amounts of assets, liabilities, revenues and expenses during the reporting period. Uncertainty in the determination of these amounts is known as measurement uncertainty.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2010—Continued

2. Measurement Uncertainty—Continued

Some of the more significant estimates used in these financial statements affect the accrual of individual income tax revenues, Canada Health Transfer and Canada Social Transfer entitlements, obligations for pension obligations and other employee future benefits, accruals for environmental obligations, future payments related to contingent liabilities, and valuation allowances for loans, investment and advances. Actual results could differ from estimates. For many common financial statement items, such as accounts payable and allowances for doubtful accounts, measurement uncertainty is inherent but inestimable.

Estimates are based on the best information available at the time of preparation of the financial statements and are reviewed annually to reflect new information as it becomes available. Measurement uncertainty exists in these financial statements, as identified in the table below, for items with a variability of over $10 million:

	In Millions
	Actual(1) Amount	Measurement	Uncertainty	Range
Program Area	Recorded	Minimum	Maximum	Minimum	Maximum
	$	$	$	$	$
Liabilities
Accounts Payable and Accrued Liabilities
Litigation and Arbitration	165	155	175	(10)	10
Variability exists in the outcomes of litigation and arbitration
Crime Victim Assistance Program	174	165	182	(9)	8
Variability exists because actuarial estimates are used
Silviculture Liability	60	54	66	(6)	6

Variability exists in the accruals as the recorded numbers are based on the province’s best estimate of expected results

Revenues
Taxation
Personal Income Tax	5,524	5,224	5,824	(300)	300
Contributions from the Federal Government
Canada Social Transfer payments(2)	1,433	1,422	1,444	(11)	11

Variability is based on the potential differences between the estimates for the economic factors used in calculating the accruals and actual economic results

See note 25(b) with respect to the measurement uncertainty related to environmental remediation liabilities.

(1)Actual amount recorded for each program area may not represent the entire amount in the financial statement line item.

(2)Canada Social Transfer payments are transfers from the federal government based on the provincial share of national population figures.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2010—Continued

3. Accounts Receivable

	In Millions
	2010	2009
	$	$
Accounts receivable	1,717	1,809
Taxes receivable	1,302	1,285
Accrued interest	206	208
	3,225	3,302
Provision for doubtful accounts	(650)	(692)
	2,575	2,610

4. Inventories for Resale

	In Millions
	2010	2009
	$	$
Properties	11	16
Miscellaneous	40	41
	51	57

Inventories for resale are charged to expense when sold. During the year, the total cost of sales was $169 million (2009: $154 million) including the effect of write-downs of $1 million (2009: $1 million) and the effect of reversals of write-downs of nil (2009: nil). Write-downs occurred due to obsolete materials no longer used and damaged goods.

5. Due from Other Governments

	In Millions
	2010	2009
	$	$
Government of Canada:
Current	750	346
Long-term	81	79
Provincial governments:
Current	15	19
Local governments:(1)
Current	37	29
Long-term	10
	893	473

(1)Local governments are municipal units established by the provincial government which include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2010—Continued

6. Due from Self-supported Crown Corporations and Agencies

	In Millions
	2010	2009
	$	$
British Columbia Lottery Corporation	129	202
British Columbia Hydro and Power Authority	63	12
British Columbia Liquor Distribution Branch	14
Columbia Power Corporation	2	2
	208	216

See Statement of Financial Position for Self-supported Crown Corporations and Agencies on page 92 for details.

7. Equity in Self-supported Crown Corporations and Agencies

	In Millions
	2010				2009
			Other
		Unremitted	Comprehensive
	Investments	Earnings	Income	Total	Total
	$	$	$	$	$
Insurance Corporation of British Columbia		3,369	386	3,755	2,743
British Columbia Hydro and Power Authority		2,621	53	2,674	2,179
Columbia Power Corporation	276	89		365	347
British Columbia Railway Company	107	146		253	251
Transportation Investment Corporation	150	(12)	(27)	111	142
British Columbia Transmission Corporation	20	38		58	51
Provincial Capital Commission		15		15	15
	553	6,266	412	7,231	5,728
Change in Equity in Self-supported Crown Corporations and Agencies
Balance—beginning of year	553	5,252	(67)	5,738	5,090
Prior period adjustments		(10)		(10)	(9)
Balance—beginning of year restated	553	5,242	(67)	5,728	5,081
Increase (decrease) in investment					150
Increase (decrease) in other comprehensive income			479	479	(432)
Net earnings of self-supported Crown corporations and agencies		3,020		3,020	2,904
Contributions paid to the Consolidated Revenue Fund		(1,770)		(1,770)	(1,719)
Adjustments to contributions paid		(226)		(226)	(256)
Balance—end of year	553	6,266	412	7,231	5,728

See Statement of Financial Position for Self-supported Crown Corporations and Agencies and Summary of Results of Operations and Statement of Equity for Self-supported Crown Corporations and Agencies on pages 92 – 93 for details.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2010—Continued

8. Loans, Advances and Mortgages Receivable

	In Millions
	2010	2009
	$	$
Loans and Advances
BC student loans	883	830
Land Tax Deferment loans	341	287
Construction loans to social housing projects	136	78
Industrial Development Fund commercial loans	33	33
Accountable advances	7	16
Miscellaneous	84	82
	1,484	1,326
Provision for doubtful accounts	(261)	(272)
	1,223	1,054
Mortgages Receivable
Reconstruction Program	103	80
Miscellaneous	1	55
	104	135
	1,327	1,189

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2010—Continued

8. Loans, Advances and Mortgages Receivable—Continued

The BC Student Loan Program provides loans to borrowers for higher education. Borrowers are required to repay these loans through a contracted service provider to the province with a floating interest rate of prime plus 2.5%. Amortization of the loans is usually set for 174 months, but borrowers can extend that amortization to a maximum of 234 months. Defaulted loans are due on demand with interest at a floating rate of prime plus 2.5%. The BC Student Loan Program also administers defaulted student loans issued by financial institutions under a guaranteed and risk sharing agreement with the province.

The Land Tax Deferment Program allows eligible owners to defer payment of all, or a portion of, annual property taxes due on principal residences. Eligible individuals are either 55 years of age or older, a surviving spouse, a person with a disability, or an owner experiencing financial hardship. The program for individuals 55 years of age or older, a surviving spouse, or a person with disability, requires 25% equity in the home. The program for individuals experiencing financial hardship requires 15% equity in the home. Simple interest is charged on the deferred taxes at a rate set by the minister of finance. This rate will not exceed the prime lending rate of the principal banker to the government, and will vary depending on the eligibility criteria used. The deferred taxes, plus any administration fees or outstanding interest, must be repaid before the residence can be legally transferred to a new owner, other than directly to a surviving spouse.

Construction loans are provided by British Columbia Housing Management Commission (BCHMC), a taxpayer-supported Crown corporation and an approved lender under the National Housing Act. BCHMC provides construction loans for societies that are building approved projects under social housing programs. Interest is payable at the province’s weighted average borrowing rate for short-term funds, plus administration costs. Loans are repaid at substantial completion of each project from financing arranged with private lenders.

The Industrial Development Fund provided loans to assist the establishment of new industry, the introduction of new technology to existing industry, or the development of a region of British Columbia. These loans incur interest at rates ranging from 0% to 7.75%. The Industrial Development Fund was eliminated pursuant to the repeal of the Industrial Development Incentive Act under the Budget Measures Implementation Act, 2002. No loans were issued after March 31, 2002.

Accountable advances represent funds issued for program costs that have not yet been expended in accordance with the applicable agreements.

The Reconstruction Program provides financial assistance to homeowners to pay for repairs for homes with premature building envelope failure. The financial assistance is provided in the form of subsidized interest loans, no interest loans or deferred payment loans, and is secured by registered mortgages. This program is administered by the Homeowner Protection Office. The Homeowner Protection Office stopped accepting applications for the program after July 31, 2009. On April 1, 2010, the Reconstruction Program is being transferred to the Ministry of Finance.

Miscellaneous mortgages receivable have terms ranging from less than one year to thirty-five years, with some loans being payable on demand, with interest rates from 0.20% to 8.75%.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2010—Continued

9. Other Investments

	In Millions
	2010	2009
	$	$
Equity investments	1,119	329
Pooled investment portfolios	696	1,297
Provincial government bonds	519	199
Municipal, corporate and other bonds	431	239
Commercial loans and investments	304	300
Government of Canada bonds	134	162
British Columbia Ferry Services Inc.	75	75
Miscellaneous	399	214
	3,677	2,815

Pooled investment portfolios consist mainly of units in various funds of the British Columbia Investment Management Corporation. These funds’ investments consist primarily of debt and equity holdings of privately held companies. Pooled investment portfolios have a market value of $719 million (2009: $1,160 million).

Equity investments have a market value of $1,271 million (2009: $312 million). They include investments in Canadian, U.S. and international equity markets. Also included in equity investments are investments by the University of British Columbia and University of Victoria in subsidiaries that are reported on the equity basis. The total investment reported for these entities is $5 million (2009: $6 million).

Commercial loans and investments are recorded at the lower of cost of acquisition adjusted by attributed income and market value. Commercial loans and investments include Columbia Basin Trust’s $304 million (2009: $298 million) investment in power development joint ventures.

Municipal, corporate and other bonds have a market value of $439 million (2009: $231 million) with yields ranging from 0.50% to 13.00%.

Provincial bonds of various provinces have a market value of $530 million (2009: $175 million), with yields ranging from 0.26% to 7.60%. Maturity dates range from June 21, 2010 to June 18, 2040.

Government of Canada bonds have a market value of $141 million (2009: $200 million), with yields ranging from 0.06% to 5.00%. Maturity dates range from June 1, 2010 to June 1, 2041.

As part of a secured debenture amendment and preferred share surrender agreement dated May 23, 2003, the province exchanged its interest in British Columbia Ferry Corporation for 75,477 preferred shares in British Columbia Ferry Services Inc. These non-voting preferred shares are valued at $1,000 per share and entitle the province to a fixed cumulative dividend at a rate of 8% of the issue price.

Miscellaneous investments consist of other pooled funds as well as various forms of income securities, notes and treasury bills. The market value of miscellaneous investments is $412 million (2009: $204 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2010—Continued

10. Sinking Fund Investments

	In Millions
	2010	2009
	$	$
Taxpayer-supported sinking fund investments	1,233	2,019
Self-supported sinking fund investments	96	115
	1,329	2,134

	In Millions
	2010	2009
	$	$
Provincial government bonds	1,099	983
Local government bonds	223	323
Pooled investment portfolios	6	802
Government of Canada bonds	1	1
Cash		25
	1,329	2,134

Provincial bonds of various provinces have a market value of $1,166 million (2009: $1,063 million), with yields ranging from 0.39% to 6.02%. Maturity dates range from June 1, 2010 to August 15, 2048.

Pooled investment portfolios have a market value of $6 million (2009: $859 million). These pooled investment portfolios consist of units in the British Columbia Investment Management Corporation’s bond funds, which mainly consist of various governments’ bonds and short-term unitized funds that hold money market instruments. During the year, $763 million units were liquidated from the British Columbia Investment Management Corporation’s bond funds.

Local government bonds have a market value of $245 million (2009: $328 million), with yields ranging from 1.14% to 4.95%. Maturity dates range from April 10, 2010 to November 30, 2023. Local government bonds mainly consist of debt issued by the BC Municipal Financing Authority.

Government of Canada bonds have a market value of $0.5 million (2009: $0.9 million), with a yield of 2.58%, and a maturity date of June 1, 2013.

11. Loans for Purchase of Assets, Recoverable from Agencies

	In Millions
	2010	2009
	$	$
British Columbia Hydro and Power Authority	10,782	9,044
Transportation Investment Corporation	544	20
British Columbia Transmission Corporation	70	70
British Columbia Lottery Corporation	60
Improvement districts	15	15
	11,471	9,149

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2010—Continued

12. Accounts Payable and Accrued Liabilities

	In Millions
	2010	2009
	$	$
Accounts payable	2,064	2,484
Accrued employee leave entitlements (see table below)	1,844	1,922
Other accrued estimated liabilities(1)	1,625	1,670
Accrued interest on debt	535	559
	6,068	6,635

(1)Includes pending litigation, provision for guaranteed debt payout and other miscellaneous accrued claims.

	In Millions
	2010	2009
	$	$
Accrued employee leave entitlements
Retirement allowance	718	599
Vacation, compensatory time off, sick bank	714	979
Long-term disability	361	274
Worker compensation benefits	51	70
	1,844	1,922

Across the reporting entity, there are a variety of employee benefit plans with different terms that provide for post-employment benefits, compensated absences and termination benefits. The province is responsible for adequately funding most of the plans. The cost of benefits are recognized in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when an event that obligates the province to pay benefits occurs.

The province accrues a liability for vacation pay, compensatory time off and banked sick time. Part of the liability is based on actuarial valuations.

The province provides termination payments under various collective agreements. The amounts payable are based on years of service and annual salary.

Amounts recorded in the financial statements relating to long-term disability benefits represent the actual amount of benefits paid during the year plus the actuarial estimate for future payments, based on claims ongoing at year-end.

Amounts recorded for worker compensation benefits represent the actual premiums accruing to WorkSafeBC for the year.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2010—Continued

13. Due to Other Governments

	In Millions
	2010	2009
	$	$
Government of Canada:
Current	198	192
Long-term	504	447
Provincial governments:
Current	23	33
Long-term	6	7
Local governments:(1)
Current	76	25
	807	704

(1)Local governments are municipal units established by the provincial government that include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

14. Due to Crown Corporations, Agencies and Trust Funds

	In Millions
	2010	2009
	$	$
Trust funds	66	72
	66	72

15. Deferred Revenue

	In Millions
	2010	2009
	$	$
Petroleum, natural gas and minerals, leases and fees	4,389	4,296
Deferred contributions	2,456	2,779
Federal contributions	1,145	646
Federal and municipal highway project revenues	666	386
Unearned lease revenue	398	356
Motor vehicle licences and permits	244	239
Derivative debt instruments	148	157
Tuition	143	124
Water rentals and recording fees	96	90
Medical Services Plan premiums	57	83
Forest Stand Management Fund	11	9
Miscellaneous	244	266
	9,997	9,431

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2010—Continued

16. Employee Pension Plans

	In Millions
	2010	2009
	$	$
Teachers’ Pension Plan	50
Members of the Legislative Assembly Superannuation Account	3	3
	53	3

(a) Members of the Legislative Assembly Superannuation Account

The Legislative Assembly Superannuation Account (the “Account”) is administered by the British Columbia Pension Corporation (the “Pension Corporation”). As members of the Legislative Assembly retire, the present value of the amount required to provide a legislative member’s future pension benefit is transferred from the Account to the Public Service Pension Plan from which monthly pensions are paid. The province contributes to this plan and provides additional funding when the present value of the funding exceeds the accumulated assets in the Account available to fund those members’ benefit entitlements in the plan. This plan provides basic pension benefits based on length of service, highest four-year average earnings and plan members’ age at retirement. Benefits, such as group health benefits and inflation protection for the basic pension, are not guaranteed and are contingent upon available funding.

(b) Other Pension Plans

Other pension plans represent defined benefit plans outside of the College, Public Service, Municipal, and Teachers’ Pension plans which are funded by entities within the government reporting entity. They include the Retirement Plan for Non-Teaching Employees of the Board of School Trustees of School District No. 43 (Coquitlam), the University of Victoria’s pension plan for employees other than faculty and professional staff, and Simon Fraser University’s Academic Pension Plan and Administrative/Union Pension Plan. The accrued benefit obligation for these other pension plans is $451 million (2009: $449 million), with estimated pension fund assets of $443 million (2009: $444 million), and an unamortized actuarial gain (loss) of $(13) million (2009: $(10) million). The accrued net asset is $5 million (2009: $5 million).

There are additional employee pension plans in Crown corporations and agencies consolidated on the modified equity basis. They include British Columbia Hydro and Power Authority, British Columbia Lottery Corporation, British Columbia Railway Company, British Columbia Transmission Corporation and the Insurance Corporation of British Columbia. Net assets or net liabilities of the pension funds are included in the investment balance of the particular Crown corporation or agency. Total accrued benefit obligations equal $3,668 million (2009: $3,064 million), with estimated pension fund assets of $3,404 million (2009: $2,949 million), and an unamortized actuarial gain (loss) of $(666) million (2009: $(501) million). The accrued net asset is $402 million (2009: $386 million).

(c) Joint Trusteed Plans

The province contributes to four defined benefit pension plans for substantially all of its employees. The four pension plans are the College Pension Plan, the Public Service Pension Plan, the Municipal Pension Plan, and the Teachers’ Pension Plan. The plans provide basic pensions based on length of service, highest five-year average earnings and plan members’ age at retirement. Benefits, such as group health benefits and inflation protection for the basic pension, are not guaranteed and are contingent upon available funding. No unfunded liability exists for the future indexing of pensions as the obligation is limited to the amount of available assets in separate inflation accounts.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2010—Continued

16. Employee Pension Plans—Continued

The College, Public Service, Municipal and Teachers’ pension plans are joint trusteed plans.  In joint trusteed plans, control of the plans and their assets is assumed by individual pension boards made up of plan employer and plan member appointed trustees. Provisions of these plans stipulate that the province has no formal claim to any pension plan surplus or asset. The boards are fully responsible for the management of the plans, including investment of the assets and administration of the plans. The Pension Corporation provides benefit administrative services as an agent of the boards of trustees. The British Columbia Investment Management Corporation provides investment management services as an agent of the boards of trustees.

In the event an unfunded liability is determined by an actuarial valuation (performed at least every three years), the pension boards are required to address it through contribution adjustments shared equally by plan members and employers. It is expected, therefore, that any unfunded liabilities in the future will be short-term in nature.

The reported net assets or net obligations of the pension plans are under joint trust arrangements which limit the province’s possible conditional share to 50%. The province has no claim on accrued asset amounts. If the individual pension boards decide to reduce or suspend employer contributions for a period of time, the province may record an asset. Therefore, the recorded value of the net assets is nil until such time such a decision is made. The province is responsible for 50% of a reported net obligation. Settlement of the obligation will occur in future periods as increased contributions maintain a fully funded plan status over time. Also, only 70% of the pension fund assets, accrued benefit obligation, and preliminary current year employer contributions are included for the Municipal Pension Plan, reflecting the province’s interest in the plan.

The accrued benefit obligations and pension assets shown for 2009/10 are based on extrapolations of the most recent actuarial valuations as shown below. Fund assets are based on market value at the date of actuarial valuation and extrapolated using actuarial growth assumptions as shown in the following table. The expected long-term inflation rates used in these assumptions are nil, since the future indexing of pensions is limited to the amount of available assets in the inflation adjustment account.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2010—Continued

16. Employee Pension Plans—Continued

Key actuarial assumptions and dates:

Public
	Service	Municipal	Teachers’	College
	Pension	Pension	Pension	Pension
	Plan	Plan	Plan	Plan
Date of actuarial valuation	Mar 31/08	Dec 31/06	Dec 31/08	Aug 31/06
Date of audited financial statements	Mar 31/09	Dec 31/08	Dec 31/08	Aug 31/09
Expected long-term rate of return	6.50%	6.75%	6.50%	6.75%
Assumed rate of salary escalation	3.75%	4.00%	3.75%	4.00%

The audited financial statements of each pension plan listed, except the Account, may be found in the annual reports at www.pensionsbc.ca outside these audited statements.

(d) Accrued net obligation (asset) table

The estimated financial position as at March 31, 2010, for the basic pension in each plan is as follows:

	In Millions
	Public
	Service	Municipal	Teachers’	College
	Pension	Pension	Pension	Pension
	Plan	Plan	Plan	Plan	Total
	$	$	$	$	$
Accrued benefit obligation	13,504	15,335	15,076	2,194	46,109
Pension fund assets	14,745	15,788	13,692	2,253	46,478
	(1,241)	(453)	1,384	(59)	(369)
Unamortized actuarial gain (loss)	(772)	(894)	(1,284)	(297)	(3,247)
Accrued net obligation (asset)	(2,013)	(1,347)	100	(356)	(3,616)

(e) The preliminary overall fund rates of return (loss) reported to the pension boards as at December 31, 2009 for each plan are: College Pension Plan 12.50% (2009: (12.20%)), Public Service Pension Plan 10.90% (2009: (12.60%)), Municipal Pension Plan 10.80% (2009: (12.40%)), and Teachers’ Pension Plan 11.20% (2009: (12.80%)).

(f) The province’s share includes contributions for all participants in the government reporting entity. Total contributions this year for each plan are: College Pension Plan $57 million (2009: $53 million), the Public Service Pension Plan $297 million (2009: $295 million), the Municipal Pension Plan $452 million (2009: $425 million), and the Teachers’ Pension Plan $335 million (2009: $328 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2010—Continued

17.  Taxpayer-supported Debt(1)

	In Millions
						2010	2009
						Canadian	Canadian
	Year of	Canadian	US	Japanese	Other	Dollar	Dollar
	Maturity	Dollar	Dollar(2)	Yen(2)	Currencies(2)	Total	Total
		$	$	$	$	$	$
Short-term promissory notes	2010					0	2,643
	2011	3,208	326			3,534	0

Notes, bonds and debentures(3)	2010					0	2,388
	2011	1,952		89	614	2,655	2,636
	2012	2,535				2,535	2,531
	2013	678				678	676
	2014	1,663	547			2,210	2,275
	2015	2,099			84	2,183	1,139
	2016-2020	3,154			658	3,812	1,282
	2021-2025	4,024				4,024	3,993
	2026-2030	3,833				3,833	3,757
	2031-2035	1,179				1,179	1,062
	2036-2040	3,289				3,289	3,101
	2041-2045	915				915	625
	2046-2050	142				142	178
Capital leases	2011-2050	218				218	246
Total debt issued at face value		28,889	873	89	1,356	31,207	28,532

Unamortized discount						(51)	(110)
Unrealized foreign exchange gains (losses)						15	(54)
Amount held in the Consolidated Revenue Fund						(2)	(2)
Total taxpayer-supported debt						31,169	28,366

The effective interest rates (weighted average) as at March 31 on the above debt are:

2010						5.28%
2009							5.57%

(1)The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 19 (Risk Management and Derivative Financial Instruments).

(2)A portion of the foreign currency denominated debt as at March 31, 2010 was hedged to Canadian dollars-US$412 million was fully hedged to CAD$481 million with the remaining US$300 million fully hedged to 36,075 million Japanese Yen (CAD$392 million); 10,000 million Japanese Yen was fully hedged to CAD$89 million; and 383 million in Euro denominated debt was fully hedged to CAD$614 million; 600 million Swiss Francs was fully hedged to CAD$658 million; and, 527 million in Hong Kong dollar denominated debt was fully hedged to CAD$84 million.

(3)Notes, bonds and debentures includes $1,564 million (2009: $1,316 million) in public private partnership obligations and $82 million (2009: $76 million) in demand loans.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2010—Continued

17.  Taxpayer-supported Debt—Continued

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $3,510 million (2009: $3,514 million) at a weighted average interest rate of 6.56% (2009: 6.99%). These debentures mature at various dates from April 10, 2010 to March 9, 2040 with interest rates varying between 2.71% and 11.33%. These debentures are redeemable in whole or in part before maturity, on thirty days prior notice, at the option of the province. During the year, $267 million (2009: $244 million) Canada Pension Plan debentures were issued.

Mortgages

Balances include mortgages secured by land and building totalling $309 million (2009: $319 million).

Aggregate payments to meet sinking fund instalments and retirement provisions

Aggregate payments for the next five fiscal years and thereafter to meet sinking fund instalments and retirement provisions on notes, bonds and debentures are:

In Millions
Canadian
Dollar
$
2011	2,648
2012	2,320
2013	803
2014	2,192
2015	2,249
2016–2050	14,337

Capital Lease Obligations

Capital lease obligations consist of the present value of the minimum lease payments related to capital leased assets. The province has lease agreements with terms between one year and thirty–eight years, with interest rates ranging between 1.00% and 6.70%.

Major leases include: PHH Vehicle Management Services Inc. of $33 million (2009: $46 million); health organizations of $121 million (2009: $128 million), including Vancouver Coastal Health Authority building and equipment leases of $120 million (2009: $128 million); post secondary institutions of $46 million (2009: $46 million), including Thompson Rivers University land and building leases of $41 million (2009: $41 million); school districts equipment leases of $12 million (2009: $14 million); and other leases of $6 million (2009: $12 million). Other entities with leases include the BC Transportation Financing Authority, and the British Columbia Institute of Technology. Details of leases held outside the Consolidated Revenue Fund are available from the entity financial statements on the public website outside these audited statements at http://www.fin.gov.bc.ca/pubs.htm.

The PHH leases are accounted for by the province as capital leases. The province first entered into a contract with PHH in 1998 which expired on January 31, 2006. A new contract was awarded for seven years ending January 31, 2013, with the option of a single two year extension to January 31, 2015. The original capital lease obligation is recorded based on the PHH purchase price of the lease vehicles which is equivalent to the fair market value of the assets that are amortized for either six or seven years. No residual values are assigned. The province is billed monthly for the amortization, interest, and other lease charges and adjustments. Interest charges are based on varying rates that depend on the thirty day banker’s acceptance rate quoted by the Bank of Canada. The lease provides for an option to purchase any time after the first twelve months of a vehicle’s lease for the greater of its fair market or net book value, plus applicable taxes.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2010—Continued

17.  Taxpayer-supported Debt—Continued

Aggregate payments to meet capital lease payments

Aggregate minimum lease payments over the next five fiscal years and thereafter are:

In Millions
Canadian
Dollar
$
2011	36
2012	28
2013	20
2014	14
2015	11
2016-2048	272
Total minimum lease payments	381
Less imputed interest	(163)
Total capital lease liability	218

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2010—Continued

18.  Self-supported Debt(1),(2)

	In Millions
				2010	2009
				Canadian	Canadian
	Year of	Canadian	US	Dollar	Dollar
	Maturity	Dollar	Dollar(3)	Total	Total
		$	$	$	$
Short-term promissory notes	2010			0	1,714
	2011	2,080	20	2,100	0

Notes, bonds and debentures	2010			0	632
	2011	150		150	150
	2012	450		450	450
	2013	200		200	200
	2014	500	290	790	790
	2015	325		325	825
	2016-2020	1,395	204	1,599	1,779
	2021-2025	1,526		1,526	1,526
	2026-2030	500	596	1,096	1,134
	2031-2035	950		950	1,000
	2036-2040	78	354	432	371
	2041-2045	1,446		1,446	342
	2046-2050	370		370	370
Total debt issued at face value		9,970	1,464	11,434	11,283

Unamortized premium				48	29
Unrealized foreign exchange gain				70	18
Total self-supported debt				11,552	11,330

The effective interest rates (weighted average) as at March 31 on the above debt are:

2010				4.79%
2009					5.03%

(1)The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 19 (Risk Management and Derivative Financial Instruments).

(2)Self-supported debt includes Warehouse Borrowing Program debt of nil (2009: $2,081 million).

(3)Foreign currency denominated debt as at March 31, 2010 includes US$1,219 million (CAD$1,464 million), of which US$992 million was fully hedged to CAD$1,233 million and US$227 million was unhedged (CAD$231 million).

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $148 million (2009: $144 million) at a weighted average interest rate of 4.94% (2009: 7.53%). These debentures mature at various dates from June 11, 2017 to June 9, 2039, with interest rates varying between 4.75% and 5.06%. These debentures are redeemable in whole or in part before maturity, on thirty days prior notice, at the option of the province. During the year, $78 million (2009: $30 million) Canada Pension Plan debentures were issued.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2010—Continued

18.  Self-supported Debt—Continued

Aggregate payments to meet retirement provisions

Aggregate payments for the next five fiscal years and thereafter to meet retirement provisions on notes, bonds and debentures are:

In Millions
Canadian
Dollar
$
2011	150
2012	450
2013	200
2014	790
2015	325
2016-2050	7,185

19.  Risk Management and Derivative Financial Instruments

The province borrows funds in both domestic and foreign capital markets, and manages its existing debt portfolio to achieve the lowest debt costs within specified risk parameters. As a result, the province is exposed to risks associated with interest rate fluctuations, foreign exchange rate fluctuations and credit risk. In accordance with risk management policy guidelines set by the Risk Committee of the Ministry of Finance, the province uses a variety of derivative financial instruments to hedge exposure to interest rate and foreign exchange risks.

Derivatives used by the province include interest rate swaps, cross-currency swaps, forward foreign exchange contracts, forward rate agreements, and advanced rate setting agreements. A derivative instrument is a financial contract with a financial institution or counterparty that is applied to effect a hedge on interest rate or foreign exchange exposure contained in the underlying provincial debt instrument. A derivative derives value from the impact of market changes on the underlying hedged debt instrument.

The following tables present maturity schedules of the province’s derivatives by type, outstanding at March 31, 2010, based on the notional amounts of the contracts. The notional amounts of financial derivative instruments are the face amounts that are used to calculate interest payments made on those instruments. There is no exchange of the notional amounts in interest rate swaps. Cross-currency swaps can have an exchange of the notional amounts at the start of the contract, the end of the contract, or both.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2010—Continued

19.  Risk Management and Derivative Financial Instruments—Continued

Taxpayer-supported Portfolios (Notional Values)

	In Millions
					Forward
		Cross	Interest	Advanced	Foreign
	Year of	Currency	Rate	Rate Setting	Exchange
	Maturity	Swaps(1)	Swaps(1)	Agreements(1)	Contracts(1)	Total
		$	$	$	$	$
	2011	792		800	483	2,075
	2012		100			100
	2013		240			240
	2014	547	549			1,096
	2015	84				84
	6-10 years	658	303			961
	+ 10 years	137	1,072			1,209
Total		2,218	2,264	800	483	5,765

(1)March 31, 2010, fair market valuation was an unrealized loss of $273 million on cross-currency swaps, an unrealized gain of $187 million on interest rate swaps, an unrealized loss of $3 million on advanced rate setting agreements, and an unrealized gain of nil on forward foreign exchange contracts. These unrealized gains and losses are incurred on derivatives held in matched hedging arrangements with related debt instruments. The unrealized gains or losses on these hedging derivatives are offset by corresponding unrealized gains or losses on the matched debt instruments.

Self-supported Portfolios (Notional Values)

	In Millions
				Advanced	Forward
		Cross	Interest	Rate	Foreign
	Year of	Currency	Rate	Setting	Exchange
	Maturity	Swaps(2)	Swaps(2)	Agreements(2)	Contracts(2)	Total
		$	$	$	$	$
	2011			843	20	863
	2012		450			450
	2013		200			200
	2014	290	931			1,221
	2015					0
	6-10 years		500		204	704
	+ 10 years		500		719	1,219
Total		290	2,581	843	943	4,657

(2)March 31, 2010, fair market valuation was an unrealized loss of $89 million on cross-currency swaps, an unrealized gain of $19 million on interest rate swaps, an unrealized loss of $12 million on advanced rate setting agreements, and an unrealized loss of $73 million on forward foreign exchange contracts. These unrealized gains and losses are incurred on derivatives held in matched hedging arrangements with related debt instruments that are held to maturity. The unrealized gains or losses on these hedging derivatives are offset by corresponding unrealized gains or losses on the matched debt instruments.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2010—Continued

19.  Risk Management and Derivative Financial Instruments—Continued

Interest rate risk

Interest rate risk is the risk that the province’s debt servicing costs will fluctuate due to changes in interest rates. The province uses derivative contracts (interest rate swaps) to manage interest rate risk by exchanging a series of interest payments, and assuming either a fixed or floating rate liability to a counterparty, based on the notional principal amount. Derivatives allow the province to alter the proportion of its debt held in fixed and floating rate form to take advantage of changes in interest rates.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $22,338 million (2009: $19,516 million), allow floating rate exposure up to 45.00% (2009: 45.00%) of this portion of the taxpayer-supported debt. At March 31, 2010, floating rate debt exposure was 27.35% (2009: 24.94%) of the government direct debt portfolio.

Under current policy guidelines for British Columbia Hydro and Power Authority (BC Hydro), the maximum floating rate exposure is 46.00% (2009: 46.00%) of their debt that totals $10,782 million (2009: $9,054 million). At March 31, 2010, floating rate debt exposure for BC Hydro was 28.70% (2009: 32.50%) of their debt.

Based on the taxpayer-supported and self-supported debt portfolios at March 31, 2010, a one percent change in interest rates would impact the annual debt servicing expense by $52 million (2009: $48 million) for the taxpayer-supported debt portfolio and $31 million (2009: $30 million) for the self-supported debt portfolio.

At March 31, 2010, swap agreements relating to investments held by taxpayer-supported portfolios included interest rate swaps totalling $84 million (2009: $84 million).

Foreign exchange risk

Foreign exchange risk is the risk that the province’s debt servicing costs and principal payments will fluctuate due to changes in foreign exchange rates. The province uses derivative contracts (cross-currency swaps) to hedge foreign exchange risk by converting foreign currency principal and interest cash flows into Canadian dollar cash flows.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $22,338 million (2009: $19,516 million), allow unhedged foreign debt exposure up to 10.00% (2009: 10.00%) of this portion of the taxpayer-supported debt. At March 31, 2010, unhedged foreign debt exposure, in Japanese yen was 1.76% (2009: 2.35%) of the government direct debt portfolio.

Under current policy guidelines for BC Hydro, the maximum unhedged foreign debt exposure is 5.00% (2009: 5.00%) of its debt, which totals $10,782 million (2009: $9,054 million). At March 31, 2010, 1.20% (2009: 1.80%) of its debt was in the form of unhedged foreign debt in US dollars.

Based on the taxpayer-supported and self-supported debt portfolios at March 31, 2010, a one Japanese yen change versus the value of the Canadian dollar would impact the annual debt servicing costs for the taxpayer-supported debt portfolio by $1 million (2009: $1 million); and a one cent change in the Canadian dollar versus the US dollar would impact the annual debt servicing costs for the self-supported debt portfolio by $1 million (2009: $1 million).

At March 31, 2010, swap agreements relating to investments held by taxpayer-supported portfolios included cross-currency swaps totalling $41 million (2009: $41 million), forward currency contracts and index-linked swaps totalling nil (2009: $233 million), and a forward foreign exchange agreement totalling nil (2009: $1 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2010—Continued

19.  Risk Management and Derivative Financial Instruments—Continued

Credit risk

Credit risk is the risk that the province will incur financial loss due to a counterparty defaulting on its financial obligation to the province. In accordance with the government’s policy guidelines, the province reduces its credit risk by dealing with only highly rated counterparties. The province only enters into derivative transactions with counterparties that have a rating from Standard & Poor’s and Moody’s Investors Service Inc. of at least AA–/Aa3 or A+/A1 in the case of Canadian Schedule A banks. The province also establishes limits on individual counterparty credit exposures and monitors these exposures on a regular basis.

20.  Net Liabilities

The Consolidated Statement of Change in Net Liabilities (see page 41) shows the net impact of applying the expenditure basis of accounting. The net liabilities calculation uses the expenditure, rather than the expense basis of accounting. Under the expenditure basis of accounting, tangible capital assets, prepaid program costs and other assets are recorded as expenditures when calculating the current year surplus or deficit. Under the expense basis of accounting, these items are recorded on the Consolidated Statement of Financial Position as assets and amortized over an applicable period of time.

21.  Tangible Capital Assets

	In Millions
	2010	2009
	$	$
Land and land improvements	4,031	3,764
Buildings (including tenant improvements)	15,456	14,342
Highway infrastructure	7,999	7,596
Transportation equipment	1,896	1,853
Computer hardware and software	1,136	1,177
Other	1,853	1,923
	32,371	30,655

See Consolidated Statement of Tangible Capital Assets on page 94.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2010—Continued

21.  Tangible Capital Assets—Continued

The estimated useful lives of the more common tangible capital assets are: buildings (5-50 years); highway infrastructure (15-40 years); transportation equipment (including ferries and related infrastructure) (2-25 years); computer hardware and software (1-15 years); major software systems (1-10 years); and other (including vehicles, specialized equipment, and furniture and equipment) (1-25 years). Land improvements are amortized over 30 years (recreation areas) or 40 years (dams and water management systems). Leasehold improvements are amortized over 3-40 years, over the lease term, over the life of the asset, or over the lesser of the lease term and the life of the asset.

Included in tangible capital assets of British Columbia Transit (BCT) and of Rapid Transit Project 2000 Ltd (RTP) are capital assets under lease to South Coast British Columbia Transportation Authority (SCBCTA). These capital assets under lease consist of land, land improvements, stations, guideways and other assets related to the SkyTrain (including the Millennium Line) system and the West Coast Express. These assets are made available to SCBCTA for their use under operating lease arrangements pursuant to an Order in Council (OIC) and to the Millennium Line Use Agreement, and represent one of the province’s contributions toward public transportation in the Metro Vancouver service area. The operating lease arrangements between SCBCTA and BCT are for one dollar per year under an initial 15-year term to 2014, with additional five-year renewal periods upon the agreement of BCT and SCBCTA. The net book value of these assets is $746 million (2009: $779 million). The operating lease arrangements between SCBCTA and RTP are for one dollar per year under an initial 11 year, 7 month term to 2014, with additional five-year renewal periods upon the agreement of RTP and SCBCTA. The net book value of these assets is $866 million (2009: $894 million).

22.  Prepaid Program Costs

	In Millions
	2010	2009
	$	$

Prepaid program costs	559	457

The prepaid program costs include deferred costs associated with the BC Timber Sales Program and other prepaid operating costs. Also included in these amounts are inventories of supplies and other not-for-resale items held by taxpayer-supported Crown corporations and agencies which are charged to expense when consumed in the normal course of operations. At March 31, 2010, the total inventories held for use or consumption was $291 million (2009: $264 million). During the year, the total expense due to the consumption of inventories was $1,107 million (2009: $1,036 million) including the effect of write-downs of nil (2009: nil) and the effect of reversals of write-downs of nil (2009: nil).

23.  Other Assets

	In Millions
	2010	2009
	$	$

Deferred debt instrument costs	328	296
Other deferred costs	51	27
	379	323

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2010—Continued

24.  Accumulated Surplus (Deficit)

	In Millions
	2010	2009
	$	$
Accumulated surplus (deficit)—beginning of year as previously reported(1)	6,986	6,908
Adjustments to accumulated surplus (deficit)(2),(3)	(347)	(344)
Accumulated surplus (deficit)—beginning of year as restated	6,639	6,564
Surplus (deficit) for the year(4)	(1,779)	75
Accumulated surplus (deficit)—before other comprehensive income	4,860	6,639
Accumulated other comprehensive income from self-supported Crown corporations and agencies (see page 93)—beginning of year	(67)	365
Other comprehensive income from self-supported Crown corporations and agencies (see page 93)	479	(432)
Accumulated other comprehensive income from self-supported Crown corporations and agencies (see page 93)—end of year	412	(67)
Accumulated surplus (deficit)—end of year	5,272	6,572

(1)The opening accumulated surplus (deficit) figures for April 1, 2009 and April 1, 2008 are reported before accumulated other comprehensive income.

(2)During 2009/10, adjustments were made to the opening accumulated surplus for 2008/09 as follows:

BC Hydro restatement for change in accounting standards	(9)
Restatement of federal deferred capital contributions for Health Authorities	(6)
Restatement of Health Benefit Trust liability	(96)
Restatement of deferred revenue for UVIC	11
To record UBC change in accounting policy for Canadian Foundation for Innovations	(10)
To record UBC change in amortization period	(29)
Restatement of sick and severance liability for Health Authorities and Hospital Societies	38
Restatement of Medical Services Plan provision	(27)
Restatement of Bonus Bid revenues	(216)
Total	(344)

(3)During 2009/10, adjustments were made to the opening accumulated surplus for 2009/10 for the following items:

BC Hydro restatement for change in accounting standards	(10)
Restatement of federal deferred capital contributions for Health Authorities	(5)
Restatement of Health Benefit Trust liability	(116)
Restatement of deferred revenue for UVIC	11
Restatement of deferred revenue for BCIT	15
To record UBC change in accounting policy for Canadian Foundation for Innovations	(12)
To record UBC change in amortization period	(30)
Restatement of sick and severance liability for Health Authorities and Hospital Societies	102
Restatement of Medical Services Plan provision	(45)
Restatement of Bonus Bid revenues	(257)
Total	(347)

(4)During 2009/10, adjustments were made to the reported surplus figure for the 2008/09 fiscal year as follows:

BC Hydro restatement for change in accounting standards	(1)
Restatement of federal deferred capital contributions for Health Authorities	1
Restatement of Health Benefit Trust liability	(20)
Restatement of deferred revenue for BCIT	15
To record UBC change in accounting policy for Canadian Foundation for Innovations	(2)
To record UBC change in amortization period	(1)
Restatement of sick and severance liability for Health Authorities and Hospital Societies	64
Restatement of Medical Services Plan provision	(18)
Restatement of Bonus Bid revenues	(41)
Total	(3)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2010—Continued

25. Contingencies and Contractual Obligations

(a)   GUARANTEED DEBT

The authorized limit for loans guaranteed by the province as at March 31, 2010 was $406 million (2009: $410 million). These guarantees include amounts where indemnities have been made for explicit quantifiable loans. Guaranteed debt as at March 31, 2010, totalled $88 million (2009: $102 million). See Consolidated Statement of Guaranteed Debt on page 95 for details.

(b)   CONTINGENT LIABILITIES

Litigation

The province is a defendant in legal actions and is involved in matters such as expropriation, contract and tax disputes. These matters may give rise to future liabilities.

The province has the following contingent liabilities where the estimated or known claim is, or exceeds $100,000, but the likelihood of payment is uncertain.

	In Millions
	2010	2009
	$	$

Damage to persons or property	25	27
Contract disputes	17	114
Property access disputes	5
Negligence and miscellaneous	3	4
Motor vehicle accidents		31
	50	176

When it is determined it is likely a liability exists and the amount can be reasonably estimated, the amount is recorded as an accrued liability (see Note 12) and an expense. The accrued liability for pending litigation in process at March 31, 2010 was $128 million (2009: $36 million).

Guarantees and Indemnities

The province also has contingent liabilities in the form of indemnities, indirect guarantees and outstanding claims for amounts that are not explicit or reasonably estimable at this time.

Environmental Clean-up

The province is responsible for the environmental clean-up of numerous contaminated sites in the province. For those sites where the province has possession, a liability of $139 million (2009: $161 million) has been accrued based on preliminary environmental assessments. This liability is based on the minimum estimated clean-up costs for those sites where an estimate has been made and it has been determined the government is liable. Estimated clean-up costs, not already accrued for sites under evaluation, are approximately $12 million (2009: $17 million) as at March 31, 2010. In addition, the Ministry of Energy, Mines and Petroleum Resources has determined possible net liabilities of $594 million (2009: $540 million) for sites the province does not own. Many other sites remain to be evaluated; the future liability for all environmental clean-up costs is not currently determinable.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2010—Continued

25. Contingencies and Contractual Obligations—Continued

Aboriginal Land Claims

Treaty negotiations between the province, Canada and First Nations commenced in 1994. The province anticipates these negotiations will result in modern-day treaties defining the boundaries and nature of First Nations treaty settlement lands. As of March 31, 2010, there were forty-nine treaty tables in various stages of negotiation, representing two-thirds of the aboriginal people in British Columbia.

When final treaty agreements are ratified by all parties, the provincial cost of treaties is recorded in the Public Accounts. Costs are accounted for based on the substance of the final agreement.

After ratification from the Maa-nulth First Nations and the provincial government, the Final Agreement with the Maa-nulth First Nations received Royal Assent on June 18, 2009. This was the final step in the ratification process, and expenses of approximately $27 million were recognized in 2009/10. The agreement comes into effect on April 1, 2011, at which time 22,467 hectares of provincial Crown land will be transferred to the Maa-nulth First Nations.

On November 13, 2008, an Incremental Treaty Agreement was signed with the Tla-o-qui-aht First Nation that committed to the transfer of 63 hectares of provincial Crown land as milestones towards a Final Agreement are reached. As of March 31, 2010, 16.3 hectares have been transferred.

It is expected the capital transfer components in all Agreements in Principle (AiP) will be entirely provided by Canada. The current commitments of provincial Crown land for all Final Agreement tables are as follows:

•      In-SHUCK-ch, 15,016 hectares

•      Lheidli T’enneh, 3,416 hectares

•      Sechelt, 933 hectares

•      Sliammon, 6,346 hectares

•      Yale, 1,749 hectares

•      Yekooche, 5,960 hectares

Upon coming into effect, treaties will also trigger implementation costs and may result in compensation to third parties. Those costs are not determinable at this time.

Eighty per cent of funding for First Nations’ negotiation costs is in the form of loans from Canada and is repayable from treaty settlements. The province has committed to reimburse Canada 50% of any negotiation support loans that default along with 50% of the interest accrued. The amount of the loans from Canada to the First Nations at March 31, 2010 was approximately $397 million (2009: $371 million). The amount of any provincial liability is not determinable at this time.

Some First Nations have chosen not to negotiate through the formal British Columbia Treaty Commission process. A number of First Nations have chosen to advance their claims through litigation. Claims include declarations with respect to aboriginal rights and title, commercial rights, challenges with respect to adequacy of consultation and accommodation, and damages for unjustified infringements. The amount of any provincial liability is not determinable at this time.

Crown Corporations, Agencies and School Districts, Universities, Colleges, Institutes and Health Organizations (SUCH)

(i)    The Insurance Corporation of British Columbia (ICBC) settles most serious injury claims through the use of structured settlements which require ICBC to provide claimants with periodic payments, usually for a lifetime. ICBC has purchased annuities from approved life insurance companies to make these payments, and in the event a life insurance company fails in its obligation, ICBC becomes responsible for the annuity payments. To date, ICBC has not experienced any losses resulting from these arrangements, nor are any anticipated. The present value of these settlements at December 31, 2009, was approximately $0.96 billion (2008: $1.01 billion).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2010—Continued

25.  Contingencies and Contractual Obligations—Continued

(ii)     The BC Transportation Financing Authority has contingent liabilities of $101 million (2009: $115 million) remaining after deducting the estimated settlement expense currently accrued from gross claims and environmental issues outstanding for capital projects.

(iii)    Powerex, a wholly owned subsidiary of BC Hydro, has been named, along with other energy suppliers, as a defendant in a number of US lawsuits and regulatory proceedings regarding alleged market manipulation of energy prices in the California wholesale electricity markets during part of 2000 and 2001. Powerex has obtained dismissals of all but one of the lawsuits. Due to the ongoing nature of the regulatory and legal proceedings against Powerex, management cannot predict the outcomes.

(iv)    The B.C. Pavilion Corporation and predecessor property owners remain liable for environmental and reclamation obligations for known hazards that may exist at its facilities. Management is not aware of any existing environmental problems related to its facilities that may result in material liability to the B.C. Pavilion Corporation.

(v)   The British Columbia Railway Corporation (BCRC) and BCR Properties Ltd. completed a transaction with Canadian National Railway Company (CN) on July 14, 2004. As a result of the transaction, the province and BCRC have provided commercial indemnities to CN with respect to the transaction and indemnities related to income tax attributes of BCRC at closing. As at March 31, 2010, the maximum present value (calculated at 9.00%) of amounts payable under the tax indemnities related to income tax attributes (excluding any reimbursement of professional fees, tax arrears, interest on taxes payable, if any, on indemnity payments) is approximately $600 million (2009: $550 million). These indemnities remain in effect until ninety days after the last date on which a tax assessment or reassessment can be issued in respect of the income tax attributes. Management believes it is unlikely that the province or BCRC will ultimately be held liable for any amounts under the commercial and tax indemnities.

(c)   COMMITMENTS

The government is involved in the following major commitments:

2010 Winter Olympics

The 2010 Olympic and Paralympic Winter Games (the Games) were held from February 12 to February 28, and from March 12 to March 21, 2010. The winding down of operations for the Games was underway as of March 31, 2010.

On July 2, 2003, the International Olympic Committee (IOC) selected Vancouver to host the 2010 Olympic and Paralympic Winter Games. A comprehensive Multi-Party Agreement (MPA) among Canada, British Columbia, the City of Vancouver, the Resort Municipality of Whistler, the Canadian Olympic Committee, the Canadian Paralympic Committee, and the Vancouver 2010 Bid Corporation was signed November 14, 2002.

The MPA established the roles and relationships of all the parties, the contractual arrangements, financial contributions, legal responsibilities, and the sport legacies of the parties in relation to the Games. On September 30, 2003, the Vancouver Organizing Committee for the 2010 Olympic and Paralympic Winter Games (VANOC) was incorporated as the successor organization to the Vancouver 2010 Bid Corporation. The province had the power to appoint three of the 20 board members to VANOC. VANOC’s mandate was to plan, organize, finance, stage and host the Games. In addition, the province has provided a guarantee to the IOC of a potential financial shortfall of VANOC. The guarantee should not be relied on by parties other than the IOC.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2010—Continued

25. Contingencies and Contractual Obligations—Continued

The province made an initial commitment to contribute $600 million towards the Games. This commitment was allocated as follows:

•      Venues and live sites $310 million

•      Venues endowment legacy $55 million

•      Medical and security costs $100 million

•      Paralympic games $20 million

•      First Nations sports and municipal legacies $36 million; and

•      Olympic contingency allocations $79 million

Under the MPA, Canada was responsible for providing Games security. In February 2009, the federal and provincial governments entered into new fiscal arrangements, whereby the province completed its security obligations under the original cost-sharing agreement by paying the federal government $63.7 million. This represented the balance of the province’s $87.5 million security funding commitment. Canada agreed to assume complete responsibility of all operations and risks and provide the balance of the funding for Olympic Games security.

Under the new fiscal arrangements, the provincial government agreed to increase its share of joint federal/provincial major infrastructure costs by up to $165 million over the next three years. As a result, the Olympic Games commitment rose to $765 million.

The province incurred $260 million in 2010 (2009: $156 million; previous years: $339 million) for a total to date of $755 million at March 31, 2010.

Information about the Games may be found at the 2010 Olympic Games website: http://www.vancouver2010.com outside these audited statements, and at the BC Olympic and Paralympic Winter Games Secretariat http://www.2010bcsecretariat.ca/ outside these audited statements.

The province upgraded the Sea-to-Sky Highway to coincide with the Games and the project achieved completion on September 29, 2009. The province incurred $59 million in 2010 (2009: $184 million). The total project cost incurred to date is $785 million (2009: $726 million), including interest during construction and accelerated rehabilitation work undertaken on existing assets. The contractual obligations related to the Sea-to-Sky Highway are included in section (d) of this note.

Crown Corporations, Agencies and the SUCH Sector

The province has committed to the construction of the $885.3 million expansion to the Vancouver Convention Centre and other shared upgrades to adjacent facilities. The cost is to be shared by the province ($540.7 million), the government of Canada ($222.5 million), Tourism Vancouver ($90 million), Vancouver Convention Centre’s revenue generation program ($30 million), and a separate commitment with Western Economic Diversification Canada ($2.1 million). The contractual obligations related to the expansion of the Vancouver Convention Centre are included in section (d) of this note.

(d)   CONTRACTUAL OBLIGATIONS

The government has entered into a number of multiple-year contracts for the delivery of services and the construction of assets. These contractual obligations will become liabilities in the future when the terms of the contracts are met. Disclosure relates to the unperformed portion of the contracts. Contractual obligations are future-oriented financial information about non-discounted future cash payments for operating and capital contracts, and do not indicate when the related expenses will be recognized in the financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2010—Continued

25. Contingencies and Contractual Obligations—Continued

The following table presents the minimum amounts required to satisfy the contractual obligations, for contractual obligations that are greater than $50 million, by sector, by year. Details are available as unaudited supplementary information on the public website at http://www.fin.gov.bc.ca/pubs.htm.

	In Millions
						2016 and
	2011	2012	2013	2014	2015	beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer-supported Crown corporations and agencies
Health	1,900	486	371	328	255	3,490	6,830
Education	190	79	20	3	1		293
Social services	237	43	2	1			283
Natural resources and economic development	303	114	48	36	29	190	720
Other	525	475	370	338	336	2,168	4,212
Protection of persons and property	296	281	3	3	3	24	610
Transportation	1,340	835	759	595	341	10,127	13,997
General government	439	419	392	356	173	471	2,250
	5,230	2,732	1,965	1,660	1,138	16,470	29,195

Self-supported Crown corporations and agencies
Natural resources and economic development	1,683	1,298	1,201	1,061	1,013	15,414	21,670
Transportation	454	437	443	534	125		1,993
General government	29	27	24	20	16	67	183
	2,166	1,762	1,668	1,615	1,154	15,481	23,846
Total	7,396	4,494	3,633	3,275	2,292	31,951	53,041

26. Restricted Assets

	In Millions
	2010	2009
	$	$

Endowment funds of universities and colleges	1,303	1,211

Donors have placed restrictions on their contributions to the endowment funds of universities and colleges. One restriction is that the original contribution should not be spent. Another potential restriction is that any investment income of the endowment fund that is required to offset the eroding effect of inflation or preserve the original value of the endowment should also not be spent.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2010—Continued

27. Taxation Revenue

	In Millions
	2010	2009
	$	$
Personal income	5,529	6,093
Social service	4,765	4,958
Property	1,885	1,848
Corporate income	1,317	2,038
Other	3,606	3,260
	17,102	18,197

See notes at the end of the Schedule of Net Revenue by Source on page 114 for additional information on taxation revenue.

28. Expense

	In Millions
	2010	2009
	$	$
Total Expense by Group Account Classification
Salaries and benefits	15,753	15,482
Operating costs	9,614	9,420
Government transfers	8,996	8,786
Interest(1)	2,169	2,161
Amortization	1,902	1,760
Other	866	618
	39,300	38,227

(1)Includes foreign exchange loss amortization of $2 million (2009: gain amortization of $8 million).

29. Valuation Allowances

	In Millions
	2010	2009
	$	$
Accounts receivable	125	136
Tangible capital assets	34	3
Loans, advances and mortgages receivable		21
Investments		30
	159	190

These amounts are included in “Other” of “Total Expense by Group Account Classification” in Note 28, and represent the write-down of assets and liabilities in the above Consolidated Statement of Financial Position categories.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2010—Continued

30. Trusts Under Administration

	In Millions
	2010	2009
	$	$
Public Guardian and Trustee of British Columbia(1) —administered by government officials	787	769
Supreme and provincial court (Suitors’ Funds) —administered by the Courts	66	55
Credit Union Deposit Insurance Corporation of British Columbia(2) —administered by various government officials and a non-government investment corporation	307	287
Other trust funds —administered by various government officials	221	60
	1,381	1,171

(1)Public Guardian and Trustee of British Columbia information is draft and unaudited as at March 31, 2010.

(2)Credit Union Deposit Insurance Corporation of British Columbia financial statements are draft and unaudited as at March 31, 2010.

31. Significant Events

Harmonized Sales Tax

The province received $250 million from the federal government for transitional funding related to the Harmonized Sales Tax.

32. Comparison to Estimates

The Estimates numbers on the Statement of Operations are taken from the Estimated Statement of Operations, the Estimated Revenue by Source, and the Estimated Expense by Function on pages 4 – 6 of the Estimates, Fiscal Year Ending March 31, 2010, presented to the Legislative Assembly September 1, 2009.

33. Comparatives

Comparative figures have been restated to conform with the current year’s presentation. The effect of restatements on the previously reported operating result is disclosed in Note 24.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2010—Continued

34. Asset Retirement Obligations(1)

	In Millions
	2010	2009
	$	$
Consolidated Revenue Fund and Taxpayer-supported Crown corporations and agencies
Health	13	14
Education	10	11
Other	3	3
Natural resources and economic development	6	8
	32	36
Self-supported Crown corporations and agencies
Natural resources and economic development	58	5
Transportation	34	30
	92	35
	124	71

(1)The province recognizes asset retirement obligations where a reasonable estimate of the fair value of the obligation and the future settlement date of the retirement of the asset can be determined. Additional asset retirement obligation costs exist which have not been recognized because they cannot be reasonably estimated at this time.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2010—Continued

35. Government Partnerships

Canadian Blood Services owns and operates the national blood supply system for Canada, except for the province of Quebec. It is a government partnership amongst Canadian provinces and territories. The ministers of health for the provinces and territories, except Quebec, provide contributions to fund its operations. Its financial results are proportionately consolidated with those of the province based upon the province’s share of its total provincial contributions (14.67%). The amounts included in these financial statements are as follows:

	In Millions
	2010	2009
	$	$
Consolidated Statement of Financial Position
Financial assets	71	69
Liabilities	102	102
Net liabilities	(31)	(33)
Non-financial assets	46	48
Accumulated surplus (deficit)	15	15

	In Millions
	2010	2009
	$	$
Consolidated Statement of Operations
Revenue	150	137
Expenses	(149)	(136)
Surplus (deficit) for the year	1	1
Accumulated surplus (deficit)—beginning of year	15	14
Accumulated surplus (deficit)—end of year	16	15

36. Regulatory Accounting

Included in the Summary Financial Statements are entities that are regulated by the independent British Columbia Utilities Commission (the Commission). The Commission is responsible for regulating utilities in British Columbia which includes establishing tariffs, approving the construction of new facilities planned by utilities, and their issuance of securities. As an independent provincial agency, the operating results of the Commission are also included in the Summary Financial Statements.

Rate-regulation can result in the deferral and amortization of costs and recoveries to allow for adjustment of future rates. In the absence of rate-regulation, these amounts would otherwise be included in the determination of net income in the year the amounts are incurred. BC Hydro had unamortized net regulatory assets at the end of March 31, 2010 of $1,713 million (2009: $1,018 million). Regulatory accounting resulted in an increase to net income for BC Hydro for the year ended March 31, 2010 of $696 million (2009: $438 million). Further details are available in BC Hydro’s financial statements outside these audited financial statements at http://www.fin.gov.bc.ca/pubs.htm.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2010

TAXPAYER-SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Consolidated Revenue Fund(1)

Health Sector

BC Academic Health Council(2)

Bella Coola General Hospital

Canadian Blood Services(3)

Fraser Health Authority

Interior Health Authority

Louis Brier Home and Hospital

Menno Hospital

Mount St. Mary Hospital

Nisga’a Valley Health Authority

Northern Health Authority

Providence Health Care

Provincial Health Services Authority

RW Large Memorial Hospital

Shared Services Organization Administration Society(2)

St Joseph’s General Hospital

St Michael’s Centre

Vancouver Coastal Health Authority

Vancouver Island Health Authority

Wrinch Memorial Hospital

Education Sector

British Columbia Institute of Technology

Camosun College

Capilano University

College of New Caledonia

College of the Rockies

Douglas College

Emily Carr University of Art & Design

Industry Training Authority

Institute of Indigenous Government

Justice Institute of British Columbia

Knowledge Network Corporation

Kwantlen Polytechnic University

Langara College

Leading Edge Endowment Fund

Nicola Valley Institute of Technology

North Island College

Northern Lights College

Northwest Community College

Okanagan College

Okanagan University College

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2010—Continued

TAXPAYER-SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Education Sector—Continued

Private Career Training Institutions Agency

Royal Roads University

School Districts

Selkirk College

Simon Fraser University

Thompson Rivers University

The University of British Columbia

University of the Fraser Valley

University of Northern British Columbia

University of Victoria

Vancouver Community College

Vancouver Island University

Natural Resources and Economic Development Sector

BC Immigrant Investment Fund Ltd

B.C. Pavilion Corporation

British Columbia Enterprise Corporation

British Columbia Innovation Council

Columbia Basin Trust

Creston Valley Wildlife Management Authority Trust Fund

Forestry Innovation Investment Ltd

Nechako-Kitamaat Development Fund Society

Oil and Gas Commission

Pacific Carbon Trust

Partnerships British Columbia Inc

Tourism British Columbia

Transportation Sector

BC Transportation Financing Authority

British Columbia Transit

Rapid Transit Project 2000 Ltd

Protection of Persons and Property

British Columbia Securities Commission

Organized Crime Agency of British Columbia Society

Social Services Sector

Community Living British Columbia

Legal Services Society

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2010—Continued

TAXPAYER-SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Other Sector

BC Games Society

British Columbia Arts Council(4)

British Columbia Assessment Authority

British Columbia Housing Management Commission

First Peoples’ Heritage, Language and Culture Council

Homeowner Protection Office

Provincial Rental Housing Corporation

The Royal British Columbia Museum Corporation

SELF-SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ENTERPRISES)

RECORDED ON A MODIFIED EQUITY BASIS

BCIF Management Ltd(5)

British Columbia Hydro and Power Authority(5)

British Columbia Liquor Distribution Branch(6)

British Columbia Lottery Corporation(6)

British Columbia Railway Company(7)

British Columbia Transmission Corporation(5)

Columbia Power Corporation(5)

Insurance Corporation of British Columbia(8)

Provincial Capital Commission(9)

Transportation Investment Corporation(7)

(1)The Consolidated Revenue Fund has been allocated to the appropriate sector on the Consolidated Statement of Financial Position by Sector (page 84) and Consolidated Statement of Operations by Sector (page 88).

(2)These organizations were included in operations for the first time during this fiscal year.

(3)This organization reflects a government partnership amongst Canadian provinces and is proportionally consolidated based upon the province’s share (14.67%) of the total provincial contributions to the partnership.

(4)This organization has ceased to be reported as a Crown corporation and will be reported only as part of the Consolidated Revenue Fund.

(5)These organizations were included in the Natural Resources and Economic Development Sector results.

(6)These organizations were included in the General Government Sector results.

(7)These organizations were included in the Transportation Sector results.

(8)This organization was included in the Protection of Persons and Property Sector results.

(9)This organization was included in the Other Sector results.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Summary Financial Statements

Consolidated Statement of Financial Position by Sector

as at March 31, 2010

	In Millions
									Natural Resources and
									Economic
	Health		Education		Social Services		Debt Servicing(1)		Development
	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009
	$	$	$	$	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	367	450	1,297	1,552	8	2	(46)	1,344	208	308
Temporary investments	277	294	319	444	11	6			187	264
Warehouse Borrowing Program investments								2,081
Accounts receivable	258	367	237	231	57	65	229	248	339	317
Inventories for resale	1	1	28	29					8	7
Due from the Province of British Columbia	1	1	7	5	3	1			9	9
Due from other governments	59	56	74	59	24	22			82	81
Due from self-supported Crown corporations and agencies									65	14
Equity in self-supported Crown corporations and agencies									3,097	2,577
Loans, advances and mortgages receivable	8	8	699	632					217	122
Other investments	132	150	2,640	2,132	4	12	9	9	392	385
Sinking fund investments			74	65			1,329	2,134
Loans for purchase of assets, recoverable from agencies							16,389	13,415
	1,103	1,327	5,375	5,149	107	108	17,910	19,231	4,604	4,084

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Summary Financial Statements

Consolidated Statement of Financial Position by Sector—Continued

as at March 31, 2010

	In Millions
			Protection of Persons
	Other(2)		and Property		Transportation		General Government (3)		Adjustments(4)		Total
	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009
	$	$	$	$	$	$	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	88	455	22	20	145	149	(80)	(173)			2,009	4,107
Temporary investments	92	93	18	18							904	1,119
Warehouse Borrowing Program investments											0	2,081
Accounts receivable	38	35	84	76	63	36	1,352	1,313	(82)	(78)	2,575	2,610
Inventories for resale			2	9			12	11			51	57
Due from the Province of British Columbia	1				2	3			(23)	(19)	0	0
Due from other governments	47	13	50	44	49	51	508	147			893	473
Due from self-supported Crown corporations and agencies							143	202			208	216
Equity in self-supported Crown corporations and agencies	15	15	3,755	2,743	364	393					7,231	5,728
Loans, advances and mortgages receivable	240	225	1	1			341	298	(179)	(97)	1,327	1,189
Other investments	424	52			76	75					3,677	2,815
Sinking fund investments					671	556			(745)	(621)	1,329	2,134
Loans for purchase of assets, recoverable from agencies									(4,918)	(4,266)	11,471	9,149
	945	888	3,932	2,911	1,370	1,263	2,276	1,798	(5,947)	(5,081)	31,675	31,678

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Summary Financial Statements

Consolidated Statement of Financial Position by Sector—Continued

as at March 31, 2010

	In Millions
									Natural Resources and
									Economic
	Health		Education		Social Services		Debt Servicing(1)		Development
	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009
	$	$	$	$	$	$	$	$	$	$
Liabilities
Accounts payable and accrued liabilities	2,143	2,522	1,159	1,130	138	147	522	537	617	742
Due to other governments	44	57	18	20					10	2
Due to Crown corporations, agencies and trust funds	8	6	1	2
Due to the Province of British Columbia					7	5			1
Deferred revenue	1,651	1,636	1,849	1,677	1	17	148	157	4,911	4,828
Employee pension plans			50
Taxpayer-supported debt	912	696	914	925	6	10	28,413	25,734	396	370
Self-supported debt							11,552	11,330
	4,758	4,917	3,991	3,754	152	179	40,635	37,758	5,935	5,942
Net assets (liabilities)	(3,655)	(3,590)	1,384	1,395	(45)	(71)	(22,725)	(18,527)	(1,331)	(1,858)
Non-financial Assets
Tangible capital assets	5,655	5,226	11,795	11,312	88	61			2,101	1,980
Prepaid program costs	227	193	34	29	4	18			141	140
Other assets	28	1	21	20			311	287	2	2
	5,910	5,420	11,850	11,361	92	79	311	287	2,244	2,122
Accumulated surplus (deficit)	2,255	1,830	13,234	12,756	47	8	(22,414)	(18,240)	913	264

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Summary Financial Statements

Consolidated Statement of Financial Position by Sector—Continued

as at March 31, 2010

	In Millions
			Protection of Persons
	Other(2)		and Property		Transportation		General Government (3)		Adjustments(4)		Total
	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009
	$	$	$	$	$	$	$	$	$	$	$	$
Liabilities
Accounts payable and accrued liabilities	164	239	290	294	288	255	847	859	(100)	(90)	6,068	6,635
Due to other governments	54	14	87	87	133		461	524			807	704
Due to Crown corporations, agencies and trust funds	67	73							(10)	(9)	66	72
Due to the Province of British Columbia	2								(10)	(5)	0	0
Deferred revenue	231	131	374	387	818	577	14	22		(1)	9,997	9,431
Employee pension plans							3	3			53	3
Taxpayer-supported debt	331	353	6	8	6,040	5,255	3	7	(5,852)	(4,992)	31,169	28,366
Self-supported debt											11,552	11,330
	849	810	757	776	7,279	6,087	1,328	1,415	(5,972)	(5,097)	59,712	56,541
Net assets (liabilities)	96	78	3,175	2,135	(5,909)	(4,824)	948	383	25	16	(28,037)	(24,863)
Non-financial Assets
Tangible capital assets	934	810	54	70	10,929	10,340	828	869	(13)	(13)	32,371	30,655
Prepaid program costs	24	19	1	1	2	3	126	54			559	457
Other assets		1			41	27			(24)	(15)	379	323
	958	830	55	71	10,972	10,370	954	923	(37)	(28)	33,309	31,435
Accumulated surplus (deficit)	1,054	908	3,230	2,206	5,063	5,546	1,902	1,306	(12)	(12)	5,272	6,572

(1)Debt servicing represents the financial impacts of activities related to management of the public debt.

(2)The Other Sector consists of those expenditures which cannot be otherwise allocated.

(3)Includes the Legislature, tax collection and administration, Canadian Health and Social Transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

(4)Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Summary Financial Statements

Consolidated Statement of Operations by Sector

for the Fiscal Year Ended March 31, 2010

	In Millions
									Natural Resources and
									Economic
	Health		Education		Social Services		Debt Servicing(1)		Development
	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009
	$	$	$	$	$	$	$	$	$	$
Revenue
Taxation									54	57
Contributions from the federal government	167	199	1,067	590	62	108			114	134
Fees and licences	1,897	1,891	1,273	1,191					107	121
Contributions from the provincial government/self-supported Crown corporations and agencies	41	42	197	179	14	11			506	417
Miscellaneous	801	787	1,267	1,195	13	14			93	125
Natural resources									2,646	3,807
Investment income	14	28	186	6	2	4	866	881	45	47
Total revenue	2,920	2,947	3,990	3,161	91	137	866	881	3,565	4,708

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Summary Financial Statements

Consolidated Statement of Operations by Sector—Continued

for the Fiscal Year Ended March 31, 2010

	In Millions
			Protection of Persons
	Other(2)		and Property		Transportation		General Government (3)		Adjustments(4)		Total
	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009
	$	$	$	$	$	$	$	$	$	$	$	$
Revenue
Taxation	74	70			488	475	16,486	17,595			17,102	18,197
Contributions from the federal government	210	158	139	138	34	31	5,124	4,627			6,917	5,985
Fees and licences	16	16	689	692	53	91	84	5			4,119	4,007
Contributions from the provincial government/self-supported Crown corporations and agencies	66	19	601	513	8	38	1,947	1,973	(360)	(288)	3,020	2,904
Miscellaneous	106	81	161	154	83	29	296	278	(66)	(78)	2,754	2,585
Natural resources											2,646	3,807
Investment income	18	15	1	2	39	38	2	8	(210)	(212)	963	817
Total revenue	490	359	1,591	1,499	705	702	23,939	24,486	(636)	(578)	37,521	38,302

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Summary Financial Statements

Consolidated Statement of Operations by Sector—Continued

for the Fiscal Year Ended March 31, 2010

	In Millions
									Natural Resources and
									Economic
	Health		Education		Social Services		Debt Servicing(1)		Development
	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009
	$	$	$	$	$	$	$	$	$	$
Expense
Salaries and benefits	6,029	5,944	7,444	7,119	380	407			587	562
Operating costs	4,890	4,689	1,752	1,796	867	888			905	715
Government transfers	4,072	3,998	1,093	769	2,115	1,950			259	291
Interest	38	36	54	56			2,017	2,033	10	10
Amortization	539	497	626	597	17	15			99	76
Other	179	172	182	211	27	36			148	134
Operating expense	15,747	15,336	11,151	10,548	3,406	3,296	2,017	2,033	2,008	1,788
Surplus (deficit) for the Fiscal Year ended March 31	(12,827)	(12,389)	(7,161)	(7,387)	(3,315)	(3,159)	(1,151)	(1,152)	1,557	2,920

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Summary Financial Statements

Consolidated Statement of Operations by Sector—Continued

for the Fiscal Year Ended March 31, 2010

	In Millions
			Protection of Persons
	Other(2)		and Property		Transportation		General Government(3)		Adjustments(4)		Total
	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009
	$	$	$	$	$	$	$	$	$	$	$	$
Expense
Salaries and benefits	136	135	658	650	153	151	366	514			15,753	15,482
Operating costs	149	181	291	345	687	777	77	37	(4)	(8)	9,614	9,420
Government transfers	982	1,313	578	582	139	66	41	30	(283)	(213)	8,996	8,786
Interest	13	16			246	222			(209)	(212)	2,169	2,161
Amortization	31	28	20	19	465	428	105	100			1,902	1,760
Other	184	13	18	22	33	4	235	169	(140)	(143)	866	618
Operating expense	1,495	1,686	1,565	1,618	1,723	1,648	824	850	(636)	(576)	39,300	38,227
Surplus (deficit) for the Fiscal Year ended March 31	(1,005)	(1,327)	26	(119)	(1,018)	(946)	23,115	23,636	0	(2)	(1,779)	75

(1)Debt servicing represents the financial impacts of activities related to management of the public debt.

(2)The Other Sector consists of those expenditures which cannot be otherwise allocated.

(3)Includes the Legislature, tax collection and administration, Canadian Health and Social Transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

(4)Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Summary Financial Statements

Statement of Financial Position

for Self-supported Crown Corporations and Agencies(1)

as at March 31, 2010

	In Millions
		Natural
		Resources and	Protection of
		Economic	Persons and		General	2010	2009
	Other(2)	Development (3)	Property (4)	Transportation (5)	Government (6)	Total	Total (7)
	$	$	$	$	$	$	$
Assets
Cash and cash equivalents	2	28	10	329	65	434	677
Accounts receivable		661	1,095	4	35	1,795	1,898
Inventories		114		24	99	237	294
Other investments		183	11,350			11,533	10,282
Tangible capital assets	18	14,595	93	1,263	226	16,195	13,404
Other assets		3,170	212	88	42	3,512	3,380
Total Assets	20	18,751	12,760	1,708	467	33,706	29,935

Liabilities
Accounts payable and accrued liabilities	1	2,701	7,300	466	263	10,731	10,618
Deferred revenue	4	1,916	1,705	312		3,937	3,734
Due to Province of British Columbia		65			143	208	216
Debt due to Province of British Columbia		10,871		566		11,437	9,530
Other debt		101			61	162	109
	5	15,654	9,005	1,344	467	26,475	24,207
Equity
Investment by the Consolidated Revenue Fund		296		257		553	553
Other comprehensive income		53	386	(27)		412	(67)
Unremitted earnings—end of year	15	2,748	3,369	134		6,266	5,242
	15	3,097	3,755	364	0	7,231	5,728
Total Liabilities and Equity	20	18,751	12,760	1,708	467	33,706	29,935

(1)These statements include related party transactions between self-supported Crown corporations and agencies. No elimination entries are recorded between self-supported Crown corporations and agencies for these transactions.

(2)Provincial Capital Commission.

(3)British Columbia Hydro and Power Authority, British Columbia Transmission Corporation, Columbia Power Corporation and BCIF Management Ltd.

(4)Insurance Corporation of British Columbia.

(5)British Columbia Railway Company and Transportation Investment Corporation.

(6)British Columbia Liquor Distribution Branch and British Columbia Lottery Corporation.

                        (7)British Columbia Hydro and Power Authority made a revision to prior year for changes in accounting standards. These changes have resulted in assets decreasing by $39 million, liabilities decreasing by $29 million, equity decreasing by $9 million and expenses increasing by $1 million for 2008/09. Reclassification of deferred revenue and accounts payable was done for British Columbia Hydro and Power Authority for fiscal 2008/09 in the amount of $626 million. British Columbia Lottery Corporation restated cash and accounts receivable for fiscal 2008/09 in the amount of $42 million. Reclassifications between cash and other investments for $10,018 million have been made for Columbia Power Corporation and ICBC for 2008/09.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Summary Financial Statements

Summary of Results of Operations and Statement

of Equity for Self-supported Crown Corporations and Agencies(1)

for the Fiscal Year Ended March 31, 2010

	In Millions
		Natural
		Resources and	Protection of
		Economic	Persons and		General	2010	2009
	Other (2)	Development (3)	Property (4)	Transportation (5)	Government (6)	Total	Total (8)
	$	$	$	$	$	$	$
Revenue	4	4,110	4,286	40	5,386	13,826	13,968
Expense	4	3,636	3,685	42	3,439	10,806	11,064
Net earnings of self-supported Crown corporations and agencies	0	474	601	(2)	1,947	3,020	2,904
Contributions paid to the Consolidated Revenue Fund		(49)			(1,721)	(1,770)	(1,719)
Adjustments to contributions(7)					(226)	(226)	(256)
Increase(decrease) in unremitted earnings in self-supported Crown corporations and agencies	0	425	601	(2)	0	1,024	929
Unremitted earnings—beginning of year	15	2,333	2,768	136		5,252	4,322
Adjustments to unremitted earnings		(10)				(10)	(9)
Unremitted earnings—end of year	15	2,748	3,369	134	0	6,266	5,242
Accumulated other comprehensive income—beginning of year		(42)	(25)			(67)	365
Other comprehensive income		95	411	(27)		479	(432)
Accumulated other comprehensive income—end of year	0	53	386	(27)	0	412	(67)
Investment by the Consolidated Revenue Fund		296		257		553	553
Equity in self-supported Crown corporations and agencies for the year	15	3,097	3,755	364	0	7,231	5,728

(1)These statements include related party transactions between self-supported Crown corporations and agencies. No elimination entries are recorded between self-supported Crown corporations and agencies for these transactions.

(2)Provincial Capital Commission.

(3)British Columbia Hydro and Power Authority, British Columbia Transmission Corporation, Columbia Power Corporation, and BCIF Management Ltd.

(4)Insurance Corporation of British Columbia.

(5)British Columbia Railway Company and Transportation Investment Corporation.

(6)British Columbia Liquor Distribution Branch and British Columbia Lottery Corporation.

(7)The adjustments are for British Columbia Lottery Corporation transfers to charities and local governments, which is shown as a recovery by the Consolidated Revenue Fund.

(8)British Columbia Hydro and Power Authority made a revision to prior year for changes in accounting standards. These changes have resulted in assets decreasing by $39 million, liabilities decreasing by $29 million, equity decreasing by $9 million and expenses increasing by $1 million for 2008/09.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Summary Financial Statements

Consolidated Statement of Tangible Capital Assets(1)

for the Fiscal Year Ended March 31, 2010

	In Millions
					Computer
	Land and Land		Highway	Transportation	Hardware/		2010	2009
	Improvements	Building	Infrastructure	Equipment	Software	Other(3)	Total	Total
	$	$	$	$	$	$	$	$
Historical Cost(2)
Opening Cost	3,946	21,963	13,678	2,730	2,776	5,523	50,616	47,290
Additions	285	1,771	822	150	286	440	3,754	3,778
Disposals and valuation adjustments	(8)	(133)	(22)	(24)	(81)	(453)	(721)	(452)
	4,223	23,601	14,478	2,856	2,981	5,510	53,649	50,616

Accumulated Amortization
Opening balance	(182)	(7,620)	(6,082)	(877)	(1,599)	(3,601)	(19,961)	(18,552)
Amortization expense	(14)	(621)	(407)	(89)	(326)	(445)	(1,902)	(1,760)
Effect of disposals and valuation adjustments	4	96	10	6	80	389	585	351
	(192)	(8,145)	(6,479)	(960)	(1,845)	(3,657)	(21,278)	(19,961)
Net book value for the year ended March 31, 2010	4,031	15,456	7,999	1,896	1,136	1,853	32,371

Net book value for the year ended March 31, 2009	3,764	14,342	7,596	1,853	1,177	1,923		30,655

(1)This statement includes assets that are held on capital leases at March 31, 2010 at a gross value of $428 million less accumulated amortization of $(178) million for a net book value totalling $250 million (2009: gross value of $432 million less accumulated amortization of $(161) million for a net book value of $271 million) comprised of: heavy equipment gross $5 million less accumulated amortization $(2) million for a net book value of $3 million (2009: gross $11 million less accumulated amortization $(12) million for a net book value of $(1) million); vehicles gross $83 million less accumulated amortization $(46) million for a net book value of $37 million (2009: gross $90 million less accumulated amortization $(41) million for a net book value of $49 million); computer hardware/software gross $145 million less accumulated amortization $(89) million for a net book value of $56 million (2009: gross $142 million less accumulated amortization $(75) million for a net book value of $67 million); buildings gross $156 million less accumulated amortization $(14) million for a net book value of $142 million (2009: gross $155 million less accumulated amortization $(11) million for a net book value $144 million); ferries gross $6 million less accumulated amortization $(1) million for a net book value of $5 million (2009: gross $6 million less accumulated amortization $(1) million for a net book value of $5 million) and other assets gross $33 million less accumulated amortization $(26) million for a net book value of $7 million (2009: gross $28 million less accumulated amortization $(21) million for a net book value of $7 million).

(2)Historical cost includes work-in-progress at March 31, 2010 totalling $2,802 million (2009: $2,734 million) comprised of: buildings $1,794 million (2009: $1,242 million); land improvements $41 million (2009: $24 million); highway infrastructure $617 million (2009: $1,006 million); transportation equipment $18 million (2009: $26 million); computer hardware/software $309 million (2009: $410 million); and specialized equipment $23 million (2009: $26 million). Work-in-progress is not amortized. Work-in-progress includes capitalized interest expense at March 31, 2010 totalling $22 million (2009: $39 million).

(3)“Other” at net book value includes office furniture and equipment $697 million (2009: $918 million), vehicles $86 million (2009: $88 million), machinery $874 million (2009: $691 million) and miscellaneous $196 million (2009: $226 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Summary Financial Statements

Consolidated Statement of Guaranteed Debt

as at March 31, 2010

Guaranteed debt represents the debt of organizations that has been explicitly guaranteed or indemnified by the government under the authority of a statute as to net principal or redemption provisions. These organizations may include municipalities and other governments, private enterprises and individuals, minority interests of provincial Crown corporations and agencies, and SUCH(1) sector entities.

	In Millions
	2010		2009
	Maximum		Maximum
	Guarantee	Net	Guarantee	Net
	Authorized	Outstanding	Authorized	Outstanding
	$	$	$	$
Taxpayer-supported Guaranteed Debt
Government services:
Homeowner Protection Act loan guarantees(2)	375	72	375	82
Subtotal, government services	375	72	375	82
Health and education:
Financial Administration Act student aid loans	3	3	5	5
SUCH(1) sector loan guarantees	1		1	1
Subtotal, health and education	4	3	6	6

Economic development:
Columbia Basin Trust joint venture co-venturer debt	5	5	6	6
Financial Administration Act:
Feeder Association Loan Guarantees Program	10	2	10	2
Miscellaneous guarantees less than $1 million			1	1
Home Mortgage Assistance Program Act mortgages	2	2	2	2
Subtotal, economic development	17	9	19	11
Total taxpayer-supported guaranteed debt	396	84	400	99

Self-supported Guaranteed Debt
Total self-supported guaranteed debt(3)	10	10	10	10

Grand total, all guaranteed debt	406	94	410	109
Provision for probable payout		(6)		(7)
Net total, all guaranteed debt	406	88	410	102

(1)School districts, universities, colleges and health authorities/hospital societies.

(2)Homeowner Protection Act loan guarantees include indemnities provided to Canadian Mortgage and Housing Corporation (CMHC) for any claims made on reconstruction loans made to homeowners for repairs to homes with premature building envelope failure.

(3)The government has unconditionally guaranteed the payment of principal and interest for $10 million (2009: $10 million) of debentures issued to the Canada Pension Plan Investment Fund that matures on August 9, 2024 with a coupon rate of 5.54%.

Supplementary Information

(Unaudited)

The following unaudited supplementary information is intended to provide additional information to financial statement readers and includes:

a)             the impacts of the Crown corporations and the school districts, universities, colleges, institutes and health organizations (SUCH) sector on the province's annual surplus (deficit);

b)             the Consolidated Staff Utilization;

c)              details of the Consolidated Revenue Fund; and

d)             the Provincial Debt Summary.

The purpose of this information is to report organizational impacts on the Summary Financial Statements, to reflect management accountability including appropriation control and to provide greater detail on the provincial debt.

The accounting policies applied for this unaudited information are different in some cases from the generally accepted accounting principles followed for the audited Summary Financial Statements. For example, in order to reflect different management accountabilities, the Consolidated Revenue Fund nets recoveries against expenses, nets sinking funds against debt and nets sinking fund earnings against interest expense. The Provincial Debt Summary figures include guaranteed debt in the calculation of total debt and calculate debt, interest costs and revenue as if the modified equity enterprises were consolidated on a line-by-line basis.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector(1)

for the Fiscal Year Ended March 31, 2010

(Unaudited)

	In Millions
					Contributions
					Paid To
					Consolidated
					Revenue	Adjusted
	Revenue	Expense	Net Income	Adjustments	Fund	Net Income
	$	$	$	$	$	$
Taxpayer-supported (Government Organizations)
BC Academic Health Council	3	(3)
BC Immigrant Investment Fund Ltd	(12)	(5)	(17)	22		5
B.C. Pavilion Corporation	103	(103)		(8)		(8)
BC Games Society	3	(3)
BC Transportation Financing Authority	635	(928)	(293)	(35)		(328)
British Columbia Assessment Authority(2)	79	(78)	1			1
British Columbia Enterprise Corporation
British Columbia Housing Management Commission	621	(621)		(7)		(7)
British Columbia Innovation Council	12	(13)	(1)	(3)		(4)
British Columbia Securities Commission	32	(31)	1			1
British Columbia Transit	257	(257)		34		34
Canadian Blood Services	149	(149)		1		1
Columbia Basin Trust	46	(33)	13	(3)		10
Community Living British Columbia	718	(717)	1	5		6
Creston Valley Wildlife Management Authority Trust Fund	1	(1)
First Peoples’ Heritage, Language and Culture Council	4	(4)
Forestry Innovation Investment Ltd	29	(29)
Homeowner Protection Office	21	(20)	1	19		20
Industry Training Authority	113	(112)	1			1
Knowledge Network Corporation	10	(9)	1			1
Leading Edge Endowment Fund	5	(5)		(5)		(5)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector(1)
for the Fiscal Year Ended March 31, 2010—Continued

(Unaudited)

	In Millions
					Contributions
					Paid To
					Consolidated
					Revenue	Adjusted
	Revenue	Expense	Net Income	Adjustments	Fund	Net Income
	$	$	$	$	$	$
Taxpayer-supported (Government Organizations)—Continued
Legal Services Society	76	(79)	(3)			(3)
Nechako-Kitamaat Development Fund Society	1	(1)
Oil and Gas Commission	33	(29)	4			4
Organized Crime Agency of British Columbia Society	7	(6)	1			1
Pacific Carbon Trust	6	(3)	3			3
Partnerships British Columbia Inc.	13	(13)
Private Career Training Institutions Agency	4	(2)	2	(1)		1
Provincial Rental Housing Corporation	30	(23)	7	119		126
Rapid Transit Project 2000 Ltd.	28	(28)		(28)		(28)
Shared Services Organization Administration Society	5	(5)		8		8
The Royal British Columbia Museum Corporation	20	(20)		3		3
Tourism British Columbia	111	(109)	2	(8)		(6)
Taxpayer-supported Crown corporations and agencies	3,163	(3,439)	(276)	113	0	(163)

SUCH Sector
School Districts	5,419	(5,379)	40	134		174
Universities	3,868	(3,573)	295	(41)		254
Colleges and Institutes	1,067	(1,055)	12	20	(1)	31
Health Authorities	10,519	(10,496)	23	65		88
Hospital Societies	876	(877)	(1)	(33)		(34)
SUCH sector	21,749	(21,380)	369	145	(1)	513
Net impact of taxpayer-supported Crown corporations, agencies and SUCH sector	24,912	(24,819)	93	258	(1)	350

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector(1)
for the Fiscal Year Ended March 31, 2010—Continued

(Unaudited)

	In Millions
					Contributions
					Paid To
					Consolidated
					Revenue	Adjusted
	Revenue	Expense	Net Income	Adjustments	Fund	Net Income
	$	$	$	$	$	$
Self-supported (Government Enterprises)
BCIF Management Ltd
British Columbia Hydro and Power Authority	3,822	(3,375)	447		(47)	400
British Columbia Liquor Distribution Branch	2,867	(1,990)	877		(877)
British Columbia Lottery Corporation	2,519	(1,441)	1,078	(8)	(1,070)
British Columbia Railway Company(2)	40	(38)	2			2
British Columbia Transmission Corporation	236	(229)	7			7
Columbia Power Corporation	52	(32)	20		(2)	18
Insurance Corporation of British Columbia(2)	4,286	(3,685)	601			601
Transportation Investment Corporation		(4)	(4)			(4)
Provincial Capital Commission	4	(4)
Net impact of self-supported Crown corporations and agencies	13,826	(10,798)	3,028	(8)	(1,996)	1,024

(1)This schedule does not include elimination entries between entities.

(2)The revenues and expenses reported for the British Columbia Assessment Authority, British Columbia Railway Company and Insurance Corporation of British Columbia include a stub period reversal of January-March 2009 and an inclusion of the stub period of January-March 2010.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

SUCH (1) Statement of Financial Position
as at March 31, 2010
(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2010	2009
	Societies(2)	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	338	277	196	816	1,627	2,048
Temporary investments	276	119	49	126	570	720
Accounts receivable	131	127	30	59	347	364
Inventories for resale	1	19	7	1	28	33
Due from Crown corporations, agencies and trust funds	186	13	1	16	216	224
Due from other governments	39	32	3		74	58
Loans, advances and mortgages receivable	8	36			44	43
Other investments	83	2,369	91	95	2,638	2,073
Sinking fund investments		55	8		63	67
Financial assets before accounting adjustments	1,062	3,047	385	1,113	5,607	5,630
Policy accounting adjustments	6	(25)	(2)	6	(15)	24
Financial assets	1,068	3,022	383	1,119	5,592	5,654

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

SUCH (1) Statement of Financial Position
as at March 31, 2010—Continued
(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2010	2009
	Societies(2)	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Liabilities
Accounts payable and accrued liabilities	1,529	421	136	502	2,588	2,672
Due to other governments	20	6	6		32	38
Due to Crown corporations, agencies and trust funds	36	2	1		39	36
Deferred revenue	4,776	3,553	892	4,660	13,881	13,735
Taxpayer-supported debt	908	766	120	40	1,834	1,644
Liabilities before accounting adjustments	7,269	4,748	1,155	5,202	18,374	18,125
Policy accounting adjustments	(3,245)	(2,171)	(749)	(4,384)	(10,549)	(10,789)
Liabilities	4,024	2,577	406	818	7,825	7,336
Net liabilities	(2,956)	445	(23)	301	(2,233)	(1,682)
Non-financial Assets
Tangible capital assets	5,602	4,554	1,069	6,117	17,342	17,041
Prepaid program costs	207	20	6	5	238	198
Other assets	27	13		8	48	66
Non-financial assets before accounting adjustments	5,836	4,587	1,075	6,130	17,628	17,305
Policy accounting adjustments	(212)	11	18		(183)	(819)
Non-financial assets	5,624	4,598	1,093	6,130	17,445	16,486
Accumulated surplus (deficit)	2,668	5,043	1,070	6,431	15,212	14,804

(1)School districts, universities, colleges, institutes, and health organizations.

(2)These numbers include inter-entity eliminations between Health Authorities and Hospital Societies.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

SUCH (1) Statement of Operations

for the Fiscal Year Ended March 31, 2010

(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2010	2009
	Societies(2)	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Revenue
Contributions from the federal government	57	362	3	3	425	332
Fees and licences	267	878	250	139	1,534	1,442
Contributions from the provincial government/ Crown corporations and agencies	10,045	1,657	669	4,928	17,299	16,667
Miscellaneous	408	715	137	337	1,597	1,498
Investment income	7	256	8	12	283	(137)
Total revenue	10,784	3,868	1,067	5,419	21,138	19,802

Expense
Salaries and benefits	5,635	2,222	722	4,335	12,914	12,416
Government transfers		171	6		177	241
Operating costs	4,453	636	210	816	6,115	5,984
Interest	39	45	6	1	91	92
Amortization	513	320	73	222	1,128	1,071
Other	122	179	38	5	344	275
Total operating expense	10,762	3,573	1,055	5,379	20,769	20,079
Surplus (deficit) for the year before accounting adjustments	22	295	12	40	369	(277)
Policy accounting adjustments	32	(41)	20	134	145	420
Surplus (deficit) for the year	54	254	32	174	514	143

(1)School districts, universities, colleges, institutes, and health organizations.

(2)These numbers include inter-entity eliminations between Health Authorities and Hospital Societies.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Summary Financial Statements

Consolidated Staff Utilization

for the Fiscal Year Ended March 31, 2010(1)

(Unaudited)

				Variance
				2009/10	2009/10
	2009/10	2009/10	2008/09	Actual	vs
	Budget(2)	Actual	Actual	To Budget	2008/09
Consolidated Revenue Fund(3)	32,017	31,353	31,874	(664)	(521)
Taxpayer-supported Crown corporations and agencies(4)	4,410	4,508	4,403	98	105
Total staff utilization	36,427	35,861	36,277	(566)	(416)

The table above provides a summary of full-time equivalent (FTE) employment.

(1)Staff utilization is the full-time equivalent of the number of persons employed in the fiscal year whose salaries are paid by taxpayer-supported entities within the Summary Financial Statements.

(2)The budget figures do not include any provisions for the SUCH entities or for the self-supported Crown corporations and agencies.

(3)See the unaudited Consolidated Revenue Fund schedules at www.fin.gov.bc.ca/pubs.htm for details outside these financial statements.

(4)See Financial Statements of Government Organizations and Enterprises at www.fin.gov.bc.ca/pubs.htm for details outside these financial statements.

Consolidated Revenue Fund

Extracts

(Unaudited)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Consolidated Revenue Fund

Statement of Financial Position

as at March 31, 2010

(Unaudited)

	In Millions
	2010	2009
	$	$
Financial Assets
Cash and cash equivalents	(46)	1,619
Warehouse program investments		2,081
Accounts receivable	2,389	2,388
Inventories for resale	22	28
Due from other governments	780	374
Due from Crown corporations and agencies	230	226
Investments in Crown corporations and agencies	954	954
Loans, advances and mortgages receivable	1,054	944
Other investments	700	284
Loans for purchase of assets, recoverable from agencies	16,389	13,416
	22,472	22,314
Liabilities
Accounts payable and accrued liabilities	3,046	3,406
Due to other governments	774	667
Due to Crown corporations, agencies and trust funds	267	283
Deferred revenue	5,426	5,486
Employee pension plans	53	3
Taxpayer-supported debt	27,245	23,798
Self-supported debt	11,456	11,215
	48,267	44,858
Net assets (liabilities)	(25,795)	(22,544)

Non-financial Assets
Tangible capital assets	2,373	2,357
Prepaid program costs	269	211
Other assets	311	287
	2,953	2,855
Accumulated operating result	(22,842)	(19,689)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Consolidated Revenue Fund
Statement of Operations
for the Fiscal Year Ended March 31, 2010
(Unaudited)

	In Millions
	2010		2009
	Estimated (1)	Actual	Actual
	$	$	$
Revenue
Taxation	16,529	16,418	17,511
Contributions from the federal government	5,821	5,349	4,931
Other revenue	2,617	2,472	2,548
Contributions from the Crown corporations	1,880	1,771	1,719
Natural resources	2,476	2,560	3,761
	29,323	28,570	30,470
Expense
Health	14,799	14,573	14,129
Education	7,808	7,713	7,585
Social services	3,399	3,320	3,170
Interest(2)	1,186	1,148	1,209
Natural resources and economic development	1,760	1,600	1,689
Other	1,272	943	1,142
Protection of persons and property	1,320	1,323	1,388
Transportation	727	727	819
General government	592	376	429
	32,863	31,723	31,560
Operating result for the year before unusual items	(3,540)	(3,153)	(1,090)
Liquidation dividends			1
Operating result for the year	(3,540)	(3,153)	(1,089)
Accumulated operating result —beginning of year as restated		(19,689)	(18,600)
Accumulated operating result —end of year		(22,842)	(19,689)

(1)The estimated amount consists of the Main Estimates presented to the Legislative Assembly on September 1, 2009. It does not include other authorizations granted under statutory authority of $112 million (2009: $628 million).

(2)Interest expense does not include the following: interest of $695.4 million (2009: $706.9 million) on cost of borrowing for relending to government bodies; interest of $82.3 million (2009: $26.7 million) on cost of unallocated borrowing under the Warehouse Borrowing Program; interest of $90.9 million (2009: $90.5 million) funded by sinking fund earnings; and, interest of $0.9 million (2009: $0.9 million) on cost of financial agreements entered into on behalf of government bodies. These amounts are not included because the interest expense and recovery are offsetting.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Consolidated Revenue Fund
Statement of Cash Flow
for the Fiscal Year Ended March 31, 2010
(Unaudited)

	In Millions
	2010			2009
	Receipts	Disbursements	Net	Net
	$	$	$	$
Operating Transactions
Operating result for the year			(3,153)	(1,089)
Non-cash items included in operating result:
Amortization of tangible capital assets			256	232
Amortization of public debt deferred revenue and deferred charges			20	10
Concessionary loan adjustments (decreases)			(1)	(2)
Valuation adjustments			18	50
Accounts receivable (increases) decreases			(19)	268
Due from other governments (increases) decreases			(406)	446
Due from self-supported Crown corporations and agencies (increases) decreases			(4)	283
Accounts payable (decreases)			(360)	(738)
Due to other governments increases (decreases)			107	(304)
Due to Crown corporations, agencies and trust funds (decreases) increases			(16)	130
Employee pension plans increases			50	1
Items applicable to future operations (decreases) increases			(155)	1,545
Cash (used for) derived from operations			(3,663)	832

Capital Transactions
Tangible capital assets (acquisitions)	39	(311)	(272)	(422)
Cash (used for) derived from capital	39	(311)	(272)	(422)

Investment Transactions
Investment in self-supported Crown corporations and agencies				(100)
Loans, advances and mortgages receivable (issues)	103	(212)	(109)	(76)
Other investments—net (increases)	12	(428)	(416)	(48)
Cash (used for) derived from investments	115	(640)	(525)	(224)
Sub-total cash (requirements)			(4,460)	186

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Consolidated Revenue Fund
Statement of Cash Flow for

the Fiscal Year Ended March 31, 2010—Continued
(Unaudited)

	In Millions
	2010			2009
	Receipts	Disbursements	Net	Net
	$	$	$	$
Sub-total cash (requirements) carried forward from previous page			(4,460)	186

Financing Transactions(1)
Public debt increases	27,147	(23,437)	3,710	3,089
Derived from (used for) Warehouse Borrowing Program investment	(2,397)	4,473	2,076	(2,081)
(Used for) purchase of assets, recoverable from agencies	(10,656)	7,665	(2,991)	(2,023)
Cash derived from (used for) financing	14,094	(11,299)	2,795	(1,015)
(Decrease) in cash and cash equivalents			(1,665)	(829)
Cash and cash equivalents—beginning of year			1,619	2,448
Cash and cash equivalents—end of year			(46)	1,619

Cash and cash equivalents are made up of:
Cash			(182)	(280)
Cash equivalents			136	1,899
			(46)	1,619

(1)Financing transaction receipts are from debt issues and disbursements are for debt repayments.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Consolidated Revenue Fund
Schedule of Net Revenue by Source
for the Fiscal Year Ended March 31, 2010
(Unaudited)

	In Millions
	2010		2009
	Estimated	Actual	Actual
	$	$	$
Taxation Revenue(1)
Personal income	5,685	5,524	6,097
Corporate income	1,412	1,321	2,042
Social service	4,822	4,739	4,921
Carbon	557	542	306
Property	1,767	1,764	1,737
Fuel	456	460	473
Other	1,908	2,129	2,008
Commissions on collection of public funds	(62)	(54)	(47)
Valuation adjustments	(16)	(7)	(26)
Total taxation revenue	16,529	16,418	17,511
Contributions from the Federal Government
Canada health and social transfers	4,873	4,883	4,743
Other contributions	948	466	188
Total contributions from the federal government	5,821	5,349	4,931
Other Revenue
Medical Services Plan premiums	1,566	1,603	1,526
Motor vehicle licences and permits	452	450	450
Other fees and licences	455	316	361
Investment earnings	40	38	95
Miscellaneous	184	167	207
Asset dispositions	3	3	4
Commissions on collection of public funds	(10)	(6)	(6)
Valuation adjustments	(73)	(99)	(89)
Total other revenue	2,617	2,472	2,548
Contributions from the Crown Corporations
Self-supported Crown corporations
British Columbia Hydro and Power Authority	100	47
British Columbia Liquor Distribution Branch	896	877	891
British Columbia Lottery Corporation	882	845	826
Other	2	2	2
Total contributions from the Crown corporations	1,880	1,771	1,719

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Consolidated Revenue Fund
Schedule of Net Revenue by Source
for the Fiscal Year Ended March 31, 2010—Continued
(Unaudited)

	In Millions
	2010		2009
	Estimated	Actual	Actual
	$	$	$
Natural Resource Revenue(2)
Petroleum, natural gas and minerals	1,639	1,661	2,579
Forests	374	374	546
Water and other	474	527	644
Commissions on collection of public funds	(1)	(1)	(1)
Valuation adjustments	(10)	(1)	(7)
Total natural resource revenue	2,476	2,560	3,761
Net Consolidated Revenue Fund Revenue	29,323	28,570	30,470
Liquidation Dividends			1

Revenue Collected for and Transferred to Crown Corporations, Agencies and Other Entities(3)
Advanced Education and Labour Market Development
Post-secondary Institutions	(83)	(53)
Energy, Mines and Petroleum Resources
Oil and Gas Commission	(33)	(37)	(32)
Environment
Habitat Conservation Trust	(6)	(6)	(6)
Finance
British Columbia Transit	(11)	(11)	(11)
BC Transportation Financing Authority	(420)	(428)	(421)
Cowichan Tribes	(2)	(2)	(2)
Municipalities or Eligible Entities	(28)	(27)	(28)
Resort Areas	(10)	(10)	(10)
Rural Areas	(275)	(257)	(251)
South Coast British Columbia Transportation Authority	(272)	(314)	(278)
Tourism British Columbia	(54)	(52)	(57)
Total	(1,194)	(1,197)	(1,096)

(1)Personal income tax and corporate income tax revenues are recorded after adjustment for tax credits. Deductions allowable in the calculation of personal income tax revenue were $135.8 million (2009: $146.6 million) and corporate income tax were $352.0 million (2009: $368.0 million). The types of tax credits adjusting personal income tax and corporation income tax revenues are for foreign taxes, logging taxes, sales taxes, venture capital, training, film and production services, scientific and experimental development tax and mining flow-through share.

Personal income tax revenue was also reduced by $127.6 million (2009: $130.4 million) for the BC Tax Reduction and by $153.0 million for the low income climate action tax credit (2009: $106.3 million).

Personal income tax revenue was further reduced by $8.2 million (2009: $12.6 million), representing that portion of the Family Bonus program payments that effectively reduce recipients’ tax liability.

Additional personal income tax and corporate income tax refunds are issued under the International Financial Activity Act. Personal income tax refunds were $0.02 million (2009: $0.03 million) and corporate income tax refunds were $19.5 million (2009: $20.2 million).

Property tax revenue was recorded net of home owner grants of $687.0 million (2009: $674.0 million).

(2)Oil and gas royalty revenues are reported after adjustments for various royalty deduction programs such as producer cost of service allowances, deep well, summer drilling, marginal, ultra marginal, low production, new pool discovery and road construction. Deductions allowable in the calculation of royalties revenue were $444.6 million (2009: $610.8 million).

(3)The revenue collected for and transferred to Crown corporations, agencies and other entities has not been included in the Consolidated Revenue Fund.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Consolidated Revenue Fund

Schedule of Comparison of Estimated Expenses to Actual Expenses

for the Fiscal Year Ended March 31, 2010

(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Special Offices, Ministries and Other Appropriations
Legislation	73,529		73,529	63,271
Officers of the Legislature	75,967	74	76,041	71,260
Office of the Premier	11,535		11,535	11,034
Aboriginal Relations and Reconciliation	69,250	16,588	85,838	85,435
Advanced Education and Labour Market Development	2,130,713		2,130,713	2,109,036
Agriculture and Lands	222,500	8,287	230,787	107,501
Attorney General	547,659	79,180	626,839	622,036
Children and Family Development	1,394,139		1,394,139	1,375,806
Citizens’ Services	164,137		164,137	14,041
Community and Rural Development	183,717	24,800	208,517	207,792
Education	5,042,558	44,349	5,086,907	5,069,692
Energy, Mines and Petroleum Resources	69,668		69,668	47,021
Environment	192,754		192,754	184,819
Finance	90,237	8,923	99,160	68,523
Forests and Range	1,100,750	13,537	1,114,287	1,074,662
Health Services	14,155,568		14,155,568	13,923,823
Healthy Living and Sport	87,278	84,156	171,434	171,123
Housing and Social Development	2,724,603	17,816	2,742,419	2,735,104
Labour	21,631		21,631	20,575
Public Safety and Solicitor General	660,722	7,720	668,442	665,471
Small Business,Technology and Economic Development	68,830		68,830	49,489
Tourism, Culture and the Arts	105,954	1,092	107,046	106,948
Transportation and Infrastructure	755,783		755,783	753,458
Management of Public Funds and Debt	1,186,000		1,186,000	1,140,960
Contingencies (All Ministries) and New Programs(1)	500,000	(194,596)	305,404	165,000
Capital Funding	1,212,840		1,212,840	866,434
Commissions on Collection of Public Funds	1		1
Allowances for Doubtful Revenue Accounts	1		1
BC Family Bonus	8,758		8,758	8,297
Environmental Appeal Board and Forest Appeals Commission	2,091		2,091	1,274
Forest Practices Board	3,827		3,827	3,819
Total expense	32,863,000	111,926	32,974,926	31,723,704

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Consolidated Revenue Fund

Schedule of Comparison of Estimated Expenses to Actual Expenses
for the Fiscal Year Ended March 31, 2010—Continued
(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Summary of Appropriations

Voted expense	32,315,474	79,926	32,395,400	31,305,638
Statutory
Various Acts		46,152	46,152	46,152
Special Accounts	565,471	30,748	596,219	497,944
Inter-account transfers	(17,945)	(44,900)	(62,845)	(126,030)
Total expense by appropriation 2009/10	32,863,000	111,926	32,974,926	31,723,704
Total expense by appropriation 2008/09	31,407,000	628,248	32,035,248	31,560,165

(1)Some of the budget for contingencies has been reallocated to ministries with approved access.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Consolidated Revenue Fund

Schedule of Financing Transaction Disbursements

for the Fiscal Year Ended March 31, 2010

(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Special Offices, Ministries and Other Appropriations
Legislation	6,715		6,715	1,514
Officers of the Legislature	3,400		3,400	672
Office of the Premier	35		35
Aboriginal Relations and Reconciliation	1,780		1,780	1,758
Advanced Education and Labour Market Development	84,557		84,557	54,580
Agriculture and Lands	8,470		8,470	1,613
Attorney General	5,386		5,386	3,181
Children and Family Development	1,098		1,098	1,079
Citizens’ Services	201,004		201,004	106,553
Community and Rural Development	1,388		1,388	1,388
Education	1,436		1,436	838
Energy, Mines and Petroleum Resources	54,287	21,107	75,394	75,394
Environment	19,405	5	19,410	19,099
Finance	1,366,180	50,899	1,417,079	1,396,258
Forests and Range	162,672		162,672	100,892
Health Services	54,655	260	54,915	54,915
Healthy Living and Sport	859		859	639
Housing and Social Development	7,800	9,438	17,238	17,238
Labour	1,600		1,600	1,561
Public Safety and Solicitor General	8,826		8,826	1,733
Small Business,Technology and Economic Development	901		901	474
Tourism, Culture and the Arts	1,734	285	2,019	1,975
Transportation and Infrastructure	2,981		2,981	1,606
Contingencies (All Ministries) and New Programs	83,363	(26,606)	56,757
Environmental Appeal Board and Forest Appeals Commission	100		100	90
Forest Practices Board	25		25	25
Insurance and Risk Management Special Account
Total financing transaction disbursements	2,080,657	55,388	2,136,045	1,845,075

Summary of Appropriations
Loans, investments and other requirements	404,400	285	404,685	353,447
Revenue collected for, and transferred to, other entities	1,194,257	55,103	1,249,360	1,197,493
Capital expenditures
Land and land improvements	12,858		12,858	17,606
Buildings and tenant improvements	123,421		123,421	65,460
Specialized equipment	12,298		12,298	8,761
Office furniture and equipment	2,342		2,342	1,006
Vehicles	17,001		17,001	15,348
Information systems	242,261		242,261	111,961
Roads, bridges and ferries	71,819		71,819	73,993
Total financing transactions by appropriation	2,080,657	55,388	2,136,045	1,845,075

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Consolidated Revenue Fund

Schedule of Write-offs, Extinguishments and Remissions
for the Fiscal Year Ended March 31, 2010
(Unaudited)

	In Millions
	Assets, Debts and Obligations Written Off	Debts and Obligations Extinguished	Remissions Made
	$	$	$
Ministry
Advanced Education and Labour Market Development		41
Attorney General	3
Citizens’ Services	1
Environment	1
Finance	41	1	6
Forests and Range	9
Health Services	2
Housing and Social Development	19
Public Safety and Solicitor General	6
Total 2009/10	82	42	6

Total 2008/09	75	46	6

This statement includes amounts authorized by sections 17, 18 and 19 of the Financial Administration Act. Amounts authorized for write-off, forgiveness or remission by other statutes are not shown separately in these financial statements.

This schedule is produced as required under Section 9(2)(d)(ii), (iii) and (iv) of the Budget Transparency and Accountability Act.

Provincial Debt
Summary

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Overview of Provincial Debt

(Unaudited)

The provincial government, its Crown corporations, agencies and government organizations incur debt to fund operations and finance capital projects. Debt incurred to fund government direct operating purposes has declined with surpluses achieved in 2004/05 through 2008/09. Borrowing for capital projects has continued to accumulate to finance the building of schools, hospitals, roads, public transit and other social and economic assets. As these investments provide essential services over several years, the government, like the private sector, borrows to fund these projects and amortizes the cost over the asset’s useful life.

Provincial debt is reported using two basic classifications: (1) taxpayer-supported debt; and (2) self-supported debt.

Taxpayer-supported Debt—includes government direct debt, which is incurred for government operating and capital purposes, the debt of Crown corporations and agencies, school districts, universities, colleges, institutes and health organizations that require operating or debt service subsidies from the provincial government and are fully consolidated in the Summary Financial Statements. The BC Transportation Financing Authority is an example of a taxpayer-supported Crown corporation.

Self-supported Debt—includes the debt of commercial Crown corporations and agencies as well as the Warehouse Borrowing Program. Commercial Crown corporations and agencies generate sufficient revenues to cover interest costs and repay principal and may pay dividends to the province. The British Columbia Hydro and Power Authority is an example of a commercial Crown corporation. The Warehouse Borrowing Program is used to take advantage of borrowing opportunities in advance of requirements. Eventually, this debt is allocated to the province or Crown corporations and agencies. In the interim, the funds are invested at market rates.

The Finance Statutes (Deficit Authorization and Debt Elimination) Amendment Act, 2009 required that effective April 1, 2011, any increase in cash and cash equivalents in the Consolidated Revenue Fund must be applied to reduce or eliminate any provincial government direct operating debt. Supplementary estimates may not be presented to the Legislative Assembly if the most recent quarterly report includes a forecast that there will be provincial government direct operating debt at the end of the fiscal year to which the quarterly report applies.

The following provincial debt summary provides additional detailed information and related key indicators and benchmarks to allow a more informed assessment of the debt totals. A reconciliation is also provided to explain the differences between the Summary of Provincial Debt and the Summary Financial Statements.

The total provincial net debt as at March 31, 2010 was $41,885 million, which consists of $41,392 million (net of $1,329 million sinking fund investments) in the Summary Financial Statements, together with $398 million in additional debt of self-supported Crown corporations and agencies, and $95 million in additional guaranteed debt.

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2009/10

Provincial Debt

as at March 31, 2010

(Unaudited)

The accumulated provincial debt of $41,885 million has been incurred for various purposes as shown in Chart 1 below. Over the years, the proceeds from borrowing have contributed to economic development in the province and have provided resources to deliver health, education and social programs, and transportation infrastructure.

At March 31, 2010, taxpayer-supported debt totalled $30,021 million—including debt incurred for government operating purposes ($7,359 million), educational facilities ($9,620 million), health facilities ($4,389 million), transportation infrastructure ($7,502 million), and other debt ($1,151 million). Other debt is comprised mainly of debt related to social housing, provincial government general capital expenditures, service delivery agencies and various loan guarantee programs.

At March 31, 2010, self-supported debt totalled $11,864 million—including debt of commercial Crown corporations and agencies of $11,864 million and the Warehouse Borrowing Program of $nil. Commercial debt includes the debt incurred by British Columbia Hydro and Power Authority, the Transportation Investment Corporation, Columbia River power projects, and debt of commercial subsidiaries of certain post-secondary institutions.

Chart 1 - Provincial debt as at March 31, 2010

In Millions/Percent of Total

(1)Operating debt includes amounts required to finance operating deficits and amounts allocated to fund provincial government general capital expenditures prior to the 2008/09 fiscal year end.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Change in Provincial Debt(1)

(Unaudited)

Provincial debt increased by $3,871 million in 2009/10 when compared to the prior year. This includes an increase in taxpayer-supported debt of $3,575 million and an increase in self-supported debt of $296 million, which included a $2,081 million reduction in the Warehouse Borrowing Program (see Chart 2 below). Debt related to self-supported commercial Crown corporations and agencies actually increased by $2,377 million in the 2009/10 fiscal year.

Taxpayer-supported Debt— Increased by $3,575 million due to an increase in direct operating debt of $1,615 million to finance the operating deficit, which was partially offset by $763 million in proceeds from the sale of sinking funds. The increase in taxpayer-supported debt also included new capital financing requirements of $671 million in the transportation sector, $472 million in the education sector, $453 million in the health sector, and $364 million for other taxpayer-supported entities, which included $294 million attributed to provincial government general capital.

Sinking funds formerly attributed as an offset to net debt reported for schools, post-secondary institutions, health and transportation were liquidated and the proceeds of $763 million were used to reduce direct operating requirements. The sale of sinking funds with a book value of $711 million at March 31, 2009, resulted in an additional increase in net debt of $333 million for schools, $133 million for post-secondary institutions, $179 million for health facilities and $66 million for transportation. The historical net debt balances for these sectors have been restated in the following Summary of Provincial Debt to reflect this decision.

Self-supported Debt—The increase of $296 million included a decrease of $2,081 million in the Warehouse Borrowing Program for a net increase in debt-related commercial Crown corporations and agencies of $2,377 million. The increase included a $1,738 million increase in British Columbia Hydro and Power Authority debt, a $524 million increase for the Transportation Investment Corporation, a $67 million increase for subsidiaries of post-secondary institutions and an increase of $60 million for the BC Lottery Corporation, offset by a decrease ($12 million) in debt outstanding for the Columbia River Power projects.

Chart 2 - Change in provincial debt for the year ended March 31, 2010

(1)Includes gross new borrowings plus changes in sinking fund balances, less debt maturities.

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2009/10

Reconciliation of Summary Financial Statements’ Deficit (Surplus)
to Change in Taxpayer-supported Debt and Total Debt
for the Fiscal Year Ended March 31, 2010
(Unaudited)

	In Millions
	2010	2009(1)
	$	$
Deficit (surplus) for the year	1,779	(75)

Taxpayer-supported debt decreased by:
Non-cash expenses included in (surplus)	(2,114)	(1,972)
Accounts receivable, accounts payable and other working capital net changes	(3,858)	(936)
	(5,972)	(2,908)

Taxpayer-supported debt increased by:
Self-supported Crown corporation and agency earnings in excess of contributions to the Consolidated Revenue Fund	1,079	936
Tangible capital asset net acquisitions	3,652	3,730
Net increases (decreases) in loans, advances and investments	3,037	(1,826)
	7,768	2,840
Net increase (decrease) in taxpayer-supported debt	3,575	(143)
Taxpayer-supported debt—beginning of year	26,446	26,589
Taxpayer-supported debt—end of year	30,021	26,446
Self-supported debt	11,864	11,568
Total debt(2)	41,885	38,014

Reconciliation of Total Debt to Summary Financial Statements’ Debt
as at March 31, 2010
(Unaudited)

	In Millions
	2010	2009
	$	$
Total debt	41,885	38,014

Debt included as part of equity in self-supported Crown corporations and agencies	(398)	(343)
Contingent liabilities for debt of individuals and organizations that have been guaranteed by the province	(95)	(109)
Sinking fund investments	1,329	2,134
Summary Financial Statements’ debt	42,721	39,696

Comprised of:
Taxpayer-supported debt	31,169	28,366
Self-supported debt	11,552	11,330
Summary Financial Statements’ debt	42,721	39,696

(1)Comparative figures for the previous year have been restated.

(2)See Summary of Provincial Debt, page 133.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Change in Provincial Debt,

Comparison to Budget

(Unaudited)

Provincial debt increased by $3,871 million, compared to a budgeted increase of $4,318 million (per the September Update Budget and Fiscal Plan 2009/10 – 2011/12 presented in September 2009), for an increase in debt of $447 million under budget, which included a $250 million forecast allowance. Chart 3 below shows the difference between the actual change in provincial debt and the budgeted change by major category.

Taxpayer-supported debt increased by $3,575 million, compared to a budgeted increase of $4,147 million. The $572 million improvement over budget is due to lower than forecast borrowing for government operating purposes ($891 million), transportation ($116 million) and other capital investments ($72 million). These decreases were offset by borrowing in excess of forecasts for education ($233 million) and for health facilities ($274 million).

Self-supported debt increased by $296 million, compared to a budgeted decrease of $79 million, which included a reduction ($2,081 million) in debt held in the Warehouse Borrowing Program. Excluding the change in the Warehouse Borrowing Program, debt for commercial Crown corporations and agencies increased by $2,377 million, compared to a budgeted increase of $2,002 million. The $375 million increase in debt over budget is due primarily to higher than forecast debt for British Columbia Hydro and Power Authority ($686 million) and subsidiaries of post-secondary institutions ($67 million). These increases were offset by lower than forecast debt for Columbia River power projects ($187 million), the Transportation Investment Corporation ($168 million) and the British Columbia Lottery Corporation ($23 million).

Chart 3 - Change in provincial debt(1) (actual vs budget) for the year ended March 31, 2010

(1)The change in forecast allowance is not included in this chart.

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2009/10

Interprovincial Comparison of Taxpayer-supported Debt
as a Percentage of Gross Domestic Product
(Unaudited)

Chart 4 below shows the ratio of each province’s taxpayer-supported debt as a percentage of their gross domestic product (GDP). The ratio of a province’s taxpayer-supported debt relative to its GDP highlights the ability of a province to service its debt load. This ratio is often used by investors and credit rating agencies when assessing a province’s investment quality. According to the most recent data published by Moody’s Investors Service Inc. (Moody’s), British Columbia’s taxpayer-supported debt ratio is one of the lowest in Canada and this translates into a strong credit rating and relatively low debt servicing costs.

Chart 4 - Interprovincial comparison of taxpayer-supported debt as a percentage of GDP

Source: Moody’s Investors Service Inc.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Interprovincial Comparison of Taxpayer-supported Debt
Service Costs as a Percentage of Revenue
(Unaudited)

Chart 5 shows the ratio (interest bite) of each province’s taxpayer-supported debt servicing costs as a percentage of the revenue. The interest bite indicates how much of each dollar of provincial revenue is used to pay for taxpayer-supported debt service costs. According to the most recent data published by Moody’s, British Columbia has one of the lowest taxpayer-supported debt service costs as a percentage of revenue of all provinces.

Chart 5 - Interprovincial comparison of taxpayer-supported debt service costs as a percentage of revenue

Source: Moody’s Investors Service Inc.

Moody’s definition of taxpayer-supported debt is modestly different from the definition used by the Ministry of Finance. The financial community has not agreed upon a definition for taxpayer-supported debt. The definition used by Moody’s is the closest to that employed by the ministry but, even then, there are small differences. The value of presenting Moody’s debt indicators is that it provides an interprovincial comparison from a third party source, which is helpful for readers to understand the province’s relative performance and ranking.

More comprehensive information on the debt of the province and its Crown corporations and agencies is provided on the Debt Management Branch website. This detailed information can assist readers in assessing the province’s debt position. The website is available on the Internet at: www.fin.gov.bc.ca/PT/dmb/index.shtml.

Report of the Auditor General of British Columbia

ON THE

SUMMARY OF PROVINCIAL DEBT,

KEY INDICATORS OF PROVINCIAL DEBT, AND

SUMMARY OF PERFORMANCE MEASURES

To the Legislative Assembly of the Province of British Columbia:

Introduction

I have audited the debt-related statements of the Government of the Province of British Columbia consisting of the summary of provincial debt as at March 31 (2006 to 2010), the key indicators of provincial debt for the fiscal years ended March 31 (2006 to 2010), and the summary of performance measures for the fiscal year ended March 31, 2010. Through these statements, the government reports on its debt management by presenting five years of information on provincial debt and debt indicators, and compares its actual results of performance measures to its target measures for the fiscal year ended March 31,2010. The preparation of the debt-related information and the setting of performance targets are the responsibility of the government. My responsibility is to express an opinion on this debt-related information based on my audit.

The debt-related statements are prepared using financial information that supports the government’s summary financial statements, which are prepared in accordance with Canadian generally accepted accounting principles. However, in the debt-related statements there are some differences in the methods of compilation and presentation compared to generally accepted accounting principles. In the debt-related statements, debt is calculated net of sinking fund assets, includes debt directly incurred by modified equity enterprises and other commercial subsidiaries of taxpayer-supported entities, and includes debt incurred by others outside the government reporting entity where there is a provincial government guarantee as to the payment of principal and interest. Also, total provincial revenue and interest costs include the gross revenue and interest costs of modified equity enterprises, and total provincial interest costs are net of sinking fund earnings.

...2

REPORT OF THE AUDITOR GENERAL OF BRITISH COLUMBIA

ON THE SUMMARY OF PROVINCIAL DEBT,

KEY INDICATORS OF PROVINCIAL DEBT, AND

SUMMARY OF PERFORMANCE MEASURES

Scope

I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance whether the debt-related statements are free of material misstatement. My audit included examining, on a test basis, evidence supporting the amounts and disclosures in the debt-related statements. My audit also included evaluating the overall presentation of the debt-related statements.

Opinion

In my opinion, these statements present fairly, in all material respects, the summary of provincial debt as at March 31 (2006 to 2010), the key indicators of provincial debt for the five fiscal years then ended, and the summary of performance measures for the year ended March 31, 2010, in accordance with the basis of accounting referred to in the introduction.

Victoria, British Columbia	John Doyle, MBA, CA
June 30, 2010	Auditor General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Summary of Provincial Debt(1)

as at March 31

	In Millions
	2010	2009	2008	2007	2006
	$	$	$	$	$
Taxpayer-supported Debt
Provincial government direct operating(2)
Provincial government operating(3)	4,663	3,048	5,330	6,928	9,952
Provincial government general capital(4)	2,696	2,696	2,274	1,961	1,391
	7,359	5,744	7,604	8,889	11,343
Education(3),(5)
Schools	5,777	5,522	5,216	5,013	4,860
Post-secondary institutions	3,843	3,626	3,437	3,024	2,772
	9,620	9,148	8,653	8,037	7,632
Health facilities(3),(5)	4,389	3,936	3,511	3,053	2,635
Highways and public transit
BC Transportation Financing Authority	5,211	4,586	3,948	3,237	2,699
British Columbia Transit	140	94	84	96	80
Public transit(3),(5)	997	997	958	950	959
SkyTrain extension(3)	1,154	1,154	1,153	1,153	1,145
	7,502	6,831	6,143	5,436	4,883
Other
BC Pavilion Corporation	49
British Columbia Buildings Corporation(2)					246
Social housing(6)	305	286	218	216	189
Homeowner Protection Office	144	150	136	110	110
Provincial government general capital(4)	294
Other(7)	359	351	324	227	213
	1,151	787	678	553	758
Total taxpayer-supported debt	30,021	26,446	26,589	25,968	27,251

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Summary of Provincial Debt(1)—Continued

as at March 31

	In Millions
	2010	2009	2008	2007	2006
	$	$	$	$	$
Self-supported Debt
Commercial Crown corporations and agencies
British Columbia Hydro and Power Authority	10,792	9,054	7,633	7,144	6,892
British Columbia Transmission Corporation	70	70	79	30	30
British Columbia Liquor Distribution Branch	1	1	2	3	5
British Columbia Lottery Corporation	60
Columbia River power projects(8)	196	208	219	236	247
Post-secondary institutions’ subsidiaries	201	134	115	58	32
Transportation Investment Corporation	544	20
	11,864	9,487	8,048	7,471	7,206
Warehouse Borrowing Program(9)		2,081
Total self-supported debt	11,864	11,568	8,048	7,471	7,206
Total provincial debt	41,885	38,014	34,637	33,439	34,457

(1)Debt is after deductions of sinking funds, unamortized discounts and unrealized foreign exchange gains or (losses), and excludes accrued interest. Government direct and fiscal agency debt accrued interest is reported in the government’s accounts as an accounts payable.

(2)Effective April 1, 2006, the provincial government assumed responsibility for the $246 million in fiscal agency loans of the British Columbia Buildings Corporation.

(3)During 2009/10, sinking funds with a book value of $711 million at March 31, 2009 for government debt related to schools, post-secondary education, health care, and public transit were liquidated and the proceeds ($763 million) were used to offset direct operating borrowing requirements. Figures for prior years have been restated to reflect this decision.

(4)Separate disclosures of borrowing for ministries’ capital spending are applied prospectively beginning in fiscal 2009/10. Figures for prior years have been restated. See discussion below respecting the Finance Statutes (Deficit Authorization and Debt Elimination) Amendment Act, 2009.

(5)Represents government direct debt incurred for capital financing of education and health facilities and public transit infrastructure.

(6)Includes the debt of the British Columbia Housing Management Commission and the Provincial Rental Housing Corporation.

(7)Includes the debt of other taxpayer-supported Crown corporations and agencies and fiscal agency loans to local governments. Also includes student loan guarantees, loan guarantees to agricultural producers, guarantees under economic development, home mortgage assistance programs, and Columbia Basin Trust joint venture debt guarantees.

(8)Debt related to joint ventures of the Columbia Power Corporation and the Columbia Basin Trust.

(9)The program borrows money in advance of requirements. Funds are invested until required. Debt is allocated to the provincial government or its Crown corporations and agencies.

Provincial government general capital

In February 2009, government tabled the Finance Statutes (Deficit Authorization and Debt Elimination) Amendment Act, 2009, which prohibited spending on supplementary estimates until operating debt was eliminated. Historically, government direct operating debt included debt attributed to financing ministry capital expenditures, in addition to borrowing for operating deficits and working capital needs. In accordance with the amending legislation, beginning in 2009/10, debt attributed to amounts spent on ministry capital are reported as “provincial government general capital” and reported separately from direct operating debt for deficit financing. Amounts attributed to ministry capital spending prior to 2008/09 are disclosed as a component of direct operating debt for compliance with the amended legislation. These segregated debt disclosures are consistent with government’s policy of paying down operating debt before other types of debt and the Summary of Provincial Debt table has been restated to reflect this policy.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Summary of Provincial Debt(1)—Continued

as at March 31

Reallocation of sinking funds

Sinking funds formerly attributed as an offset to net debt reported for schools, post-secondary institutions, health facilities and the transportation sector were liquidated and the proceeds used to reduce the borrowing requirement for provincial government direct operating debt. The sale of sinking funds with a book value of $711 million at March 31, 2009, resulted in an additional increase in net debt of $333 million attributed to schools, $133 million for post-secondary institutions, $179 million for health facilities and $66 million for public transit. The historical net debt balances for these sectors have been restated in the Summary of Provincial Debt as indicated in the following table. The prior year results have been restated to enhance the comparability of the current year results with prior periods following the decision to reallocate proceeds from the sale of unrestricted sinking funds.

	In Millions
	2009	2008	2007	2006
	$	$	$	$
Reallocation of Sinking Funds from
Schools	333	310	289	272
Post-secondary institutions	133	123	115	109
Health facilities	179	166	154	144
Public transit	66	61	58	55
Reallocated to provincial government direct operating	711	660	616	580

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Key Indicators of Provincial Debt(1)

for the Fiscal Years Ended March 31

	2010		2009	2008	2007	2006
	Budget
	Estimate	Actual	Actual	Actual	Actual	Actual
Debt to Revenue (percent)
Total provincial	87.3	87.7	77.9	69.3	69.1	74.8
Taxpayer-supported	84.6	83.7	71.9	69.5	69.7	77.8

Debt per Capita ($)(2)
Total provincial	9,515	9,401	8,671	8,038	7,880	8,210
Taxpayer-supported	6,876	6,738	6,033	6,170	6,119	6,493

Debt to GDP (percent)(3)
Total provincial	22.4	22.3	19.2	18.1	18.3	20.3
Taxpayer-supported	16.2	16.0	13.4	13.9	14.2	16.1

Interest Bite (cents per dollar of revenue)(4)
Total provincial	4.4	4.4	4.4	4.0	4.3	4.4
Taxpayer-supported	4.4	4.2	4.3	3.9	4.2	4.4

Interest Costs ($ millions)
Total provincial	2,144	2,098	2,141	2,012	2,074	2,012
Taxpayer-supported	1,584	1,504	1,573	1,490	1,575	1,547

Interest Rate (percent)(5)
Taxpayer-supported	5.6	5.3	5.9	5.7	5.9	5.5

Background Information:
Revenue ($ millions)
Total provincial(6)	48,497	47,782	48,806	50,011	48,398	46,086
Taxpayer-supported(7)	36,161	35,870	36,786	38,263	37,260	35,017

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Key Indicators of Provincial Debt(1)

for the Fiscal Years Ended March 31—Continued

	2010		2009	2008	2007	2006
	Budget
	Estimate	Actual	Actual	Actual	Actual	Actual
Total Debt ($ millions)
Total provincial	42,332	41,885	38,014	34,637	33,439	34,457
Taxpayer-supported(8)	30,593	30,021	26,446	26,589	25,968	27,251

Provincial GDP ($ millions)(9)	189,163	187,963	197,931	191,598	182,310	169,664

Population (thousands at July 1)(10)	4,449	4,455	4,384	4,309	4,244	4,197

(1)Figures for prior years and the 2009/10 budget have been restated to conform with the presentation used for 2010 and to include the effects of changes in underlying data and statistics.

(2)The ratio of debt to population (e.g., debt at March 31, 2010 divided by population at July 1, 2009).

(3)The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g., debt at March 31, 2009 divided by 2008 GDP).

(4)The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

(5)Weighted average of all outstanding debt issues.

(6)Includes revenue of the Consolidated Revenue Fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

(7)Excludes revenue of government enterprises, but includes dividends from enterprises paid to the Consolidated Revenue Fund.

(8)Excludes debt of commercial Crown corporations and agencies and funds held under the province’s Warehouse Borrowing Program.

(9)Nominal GDP for the calendar year ending in the fiscal year (e.g., GDP for 2008 is used for the fiscal year ending March 31, 2009). As provincial nominal GDP for the calendar year ending 2009 is not available, the 2009 GDP projected in February 2010 has been used for the fiscal year ended March 31, 2010 for demonstration purposes.

(10)Population at July 1st within the fiscal year (e.g., population at July 1, 2009 is used for the fiscal year ending March 31, 2010).

Summary of Performance Measures

for the Fiscal Year Ended March 31, 2010

	2010	2010	2009
	Target	Actual	Actual
Provincial credit rating(1)	Aaa	Aaa	Aaa
Taxpayer-supported debt to GDP ratio(2)	16.2%	16.0%	13.3%
Taxpayer-supported debt service costs as a percentage of revenue(2)	4.40%	4.20%	4.30%

(1)Performance target presented in the Ministry of Finance 2009/10-2011/12 Service Plan Update, actuals as per Moody’s Investors Services Inc.

(2)These performance measures, among others, are key indicators on which credit rating agencies rely to determine the province’s credit rating. In previous Ministry of Finance service plans, these target measures were included but in the 2009/10-2011/12 Service Plan Update, only the province’s credit rating is cited as a comprehensive measure of performance. Target ratios are now the Ministry of Finance’s budget estimates from the September Update Budget and Fiscal Plan 2009/10-2011/12. Actual performance measures are those reported in the 2009/10 Public Accounts.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Definitions

(Unaudited)

Consolidated Revenue Fund—includes the taxpayer-supported activities of the General Fund and special funds of the government through which the government delivers central government programs. It does not include the activities of government operated through Crown corporations and agencies or the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Consolidation—the methods used to combine the results of Crown corporations and agencies and the SUCH sector entities with the Consolidated Revenue Fund. The two methods used are:

(i) Full or Proportional Consolidation—the accounts of the Crown corporation, agency or SUCH sector entity are adjusted to a basis consistent with the accounting policies of the government. The operating result and financial position of the Crown and SUCH entities are combined with those of the Consolidated Revenue Fund on a line-by-line basis. Inter-entity accounts and transactions are eliminated upon consolidation. Proportional consolidation differs from full consolidation in that only the government’s portion of operating and financial results of a joint venture is combined with those of the Consolidated Revenue Fund on a line-by-line basis.

(ii) Modified Equity Consolidation—the original investment of the government in the Crown corporation, agency or SUCH sector entity is initially recorded at cost and adjusted annually to include the net earnings/losses and other net equity changes of the entity. There is no adjustment to conform to government accounting policies. Since the government ensures the ongoing activities of self-supported Crown corporations and agencies, full account is taken of losses in these entities, even when cumulative losses exceed the original investment. Accounts and transactions between self-supported entities are not eliminated; however, profit elements included in such transactions, including certain increases in contributed surplus, are eliminated.

Debt has a variety of meanings:

(i) Gross debt—the par value of the debt, unamortized discount and premiums, and unrealized foreign exchange gains or losses.

(ii)          Net debt—gross debt less sinking fund investments.

(iii)       Provincial debt—net debt plus guaranteed debt and debt directly incurred by modified equity entities.

Deficit—the meaning is dependent upon the statement to which it applies:

(i) Consolidated Statement of Financial Position: Accumulated Deficit—the amount by which the total liabilities of the government exceeds its total assets.

(ii) Consolidated Statement of Operations: Annual Deficit—the amount by which the total annual expenses for the operating year exceed total annual revenues (see “Surplus” definition).

Entitlement—a government transfer that must be made if the recipient meets specified eligibility criteria. Entitlements are non-discretionary in the sense that both eligibility criteria and the amount of the payment are prescribed in a statute or regulation.

Financial assets—assets on hand at the end of the accounting period, including cash and assets that are readily convertible into cash and are not intended for consumption in the normal course of activities. These assets could be liquidated to discharge existing liabilities or finance future operations. Financial assets could include sinking fund investments held to pay debt at maturity.

Government business enterprise—a government organization that has all the following characteristics:

(i)    is a separate legal entity with the power to contract in its own name and that can sue or be sued;

(ii)   has been delegated the financial and operational authority to carry on a business;

(iii)  sells goods and/or services to individuals and organizations outside the government reporting entity as its principal activity; and

(iv)  can, in the normal course of its operation, maintain its operations and meet its liabilities from revenue received from sources outside the government reporting entity.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Definitions—Continued

(Unaudited)

Government partnership—a contractual arrangement between the government and a party or parties outside the government reporting entity that has all the following characteristics:

(i)             the partners cooperate toward achieving significant, clearly defined common goals;

(ii)          the partners make a financial investment in the government partnership;

(iii)       the partners share control of decisions related to the financial and operating policies of the government partnership on an ongoing basis; and

(iv)  the partners share, on an equitable basis, significant risks and benefits associated with the operation.

Government transfers—transfer of money from government to an individual, organization or another government from which the government making the transfer does not:

(i)             receive any goods or services directly in return;

(ii)          expect to be repaid in the future; nor

(iii)       expect a financial return.

Grants—a government transfer made at the sole discretion of the government. The government has the discretion to decide whether or not to make the grant, any conditions to be complied with, the amount of the grant and the recipient of the grant.

Net liabilities—the amount by which the total liabilities of the government exceed its total financial assets. The separate calculation of this number on the Consolidated Statement of Financial Position is unique to financial statements for Canadian senior governments. This calculation excludes non-financial assets such as buildings and prepaid expenses.

Other comprehensive income (OCI)—is made up of certain unrealized gains and losses of self-supported Crown corporations that are not reported in their statement of operations, but are reported in their statement of financial position. These unrealized gains and losses will be recognized in the statement of operations when they become realized gains and losses. OCI has arisen because of the adoption of a comprehensive income accounting standard, issued by the Canadian Institute of Chartered Accountants, for Crown corporations and agencies that have fiscal years commencing after October 1, 2006.

Provincial government direct debt—combines the government direct operating debt and the debt incurred to finance education, health facilities and public transit. This combined portfolio represents the debt for which the government has direct responsibility for the associated debt service costs.

Self-supported Crown corporations and agencies—all Crown corporations and agencies that are accountable for the administration of their financial affairs and resources either to a minister of the government or directly to the legislature and are owned or controlled by the government. In addition, they must also carry on a business that sells goods and/or services to persons outside the government reporting entity as their principal activity and maintain operations and meet liabilities from revenue received outside the government reporting entity in the normal course of operations. This also includes the government’s interest in government business enterprises.

Sinking funds—a pool of cash and investments earmarked to provide resources for the redemption of debt.

Summary accounts—the financial position and operating result of the government reporting entity including the Consolidated Revenue Fund, Crown corporations, agencies and SUCH sector entities; the amounts represented by the Summary Financial Statements of the government.

Surplus—meaning is dependent upon the statement to which it applies:

(i) Consolidated Statement of Financial Position: the accumulated surplus is the amount by which the total assets of the government exceeds its total liabilities.

(ii) Consolidated Statement of Operations: the annual surplus is the amount by which the total annual revenues for the operating year exceed total annual expenses (see “Deficit” definition).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Definitions—Continued

(Unaudited)

Taxpayer-supported Crown corporations and agencies and SUCH sector entities—all Crown corporations and agencies and entities outside the Consolidated Revenue Fund that meet the criteria of control (by the province) as established by generally accepted accounting principles. In addition, they must not meet the criteria for being self-supported. This also includes the government’s interest in government partnerships that are not government business enterprises.

Transfers under agreements (including shared cost)—a government transfer that is a reimbursement of eligible expenditures pursuant to an agreement between the government and the recipient. The recipient usually spends the money first; however, the government has some input into how the money is spent.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Acronyms

(Unaudited)

ABCP	Asset-backed commercial paper
APAC	Accounting Policy Advisory Committee
AiP	Agreements in Principle
BC Hydro	British Columbia Hydro and Power Authority
BCHMC	British Columbia Housing Management Commission
BCIT	British Columbia Institute of Technology
BCRC	British Columbia Railway Corporation
BCRP	BCR Properties Ltd.
BCT	British Columbia Transit
BCTS	British Columbia Timber Sales
BTAA	Budget Transparency and Accountability Act
CBA	Community Bargaining Association
CHST	Canada Health and Social Transfer
CICA	Canadian Institute of Chartered Accountants
CMHC	Canada Mortgage and Housing Corporation
CN	Canadian National Railway Company
CRF	Consolidated Revenue Fund
FAA	Financial Administration Act
FBA	Facilities Bargaining Association
FERC	U.S. Federal Energy Regulatory Commission
FRAS	Financial Reporting and Advisory Services
FTE	Full-time equivalent
GAAP	Generally accepted accounting principles (for senior governments as recommended by the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants)
GDP	Gross domestic product
GRE	Government reporting entity
GVTA	Greater Vancouver Transportation Authority
Health Accord	February 2003 First Ministers’ Accord on Health Care Renewal
HSPBA	Health Science Professionals Bargaining Association
ICBC	Insurance Corporation of British Columbia
IOC	International Olympic Committee
MLA	Members of the Legislative Assembly
Moody’s	Moody’s Investors Service

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2009/10

Acronyms—Continued

(Unaudited)

MPA	Multi-Party Agreement
NBA	Nurses’ Bargaining Association
OAG	Office of the Auditor General
OCG	Office of the Comptroller General
OCI	Other comprehensive income
OIC	Order in Council
P3	Public private partnership
Pension Corporation	British Columbia Pension Corporation
PHSA	Provincial Health Services Authority
PSAB	Public Sector Accounting Board
RTP	Rapid Transit Project 2000 Ltd.
SCBCTA	South Coast British Columbia Transportation Authority
SUCH	School districts, universities, colleges, institutes and health organizations
TCA	Tangible capital assets
the Commission	British Columbia Utilities Commission
the Games	2010 Olympic and Paralympic Winter Games
UBC	University of British Columbia
UVIC	University of Victoria
VANOC	Vancouver Organizing Committee for the 2010 Olympic and Paralympic Winter Games